                                                FILED PURSUANT TO RULE 424(B)(3)


                                                              FILE NO. 333-46485


                             AMCORE FINANCIAL, INC.
                                   PROSPECTUS

AMCORE FINANCIAL LOGO                                     MIDWEST FINANCIAL LOGO
                        MIDWEST FEDERAL FINANCIAL CORP.
                                PROXY STATEMENT
                            ------------------------
    This Proxy Statement/Prospectus ("Proxy Statement/Prospectus") constitutes a prospectus of AMCORE Financial, Inc., a Nevada corporation ("AMCORE"), with respect to shares of common stock of AMCORE, par value $0.22 per share ("AMCORE Common Stock"), to be issued pursuant to an Agreement and Plan of Reorganization, dated as of November 11, 1997, and as amended (the "Merger Agreement"), and the related Plan of Merger, dated as of November 11, 1997 (the "Plan of Merger"), providing for the merger (the "Merger") of MF Acquisition Corp., a Wisconsin corporation and a wholly-owned subsidiary of AMCORE ("Newco"), with and into Midwest Federal Financial Corp., a Wisconsin corporation ("Midwest"). The Merger Agreement (which includes a copy of the Plan of Merger as Exhibit B thereto) is set forth in Annex II and incorporated herein by reference.
    This Proxy Statement/Prospectus also serves as a Proxy Statement of Midwest for the special meeting of shareholders of Midwest to be held on March 25, 1998, and any adjournments or postponements thereof (the "Special Meeting"). At the Special Meeting, holders of shares of common stock of Midwest will consider and vote upon the approval and adoption of the Merger Agreement and the Plan of Merger and a proposal to adjourn the Special Meeting, if necessary.
    Pursuant to the Merger Agreement and the Plan of Merger, (i) Newco will merge with and into Midwest, with Midwest being the surviving corporation in the Merger, and (ii) each outstanding share of common stock, par value $0.01 per share, of Midwest ("Midwest Common Stock") (other than shares of Midwest Common Stock held by Midwest as treasury stock immediately prior to the Effective Time (as defined in the Merger Agreement) and shares of Midwest Common Stock held by AMCORE, Newco, or any direct or indirect subsidiary of AMCORE, which shares will be cancelled, and other than shares of Midwest Common Stock held by shareholders of Midwest who have properly exercised their dissenters' rights under Wisconsin law) will be cancelled and converted into the right to receive a number of shares of AMCORE Common Stock, to be determined pursuant to an exchange ratio (the "Exchange Ratio") which is based upon the average per share closing price of AMCORE Common Stock as reported on the Nasdaq National Market (the "NASDAQ") for the period of twenty trading days ending at the end of the third trading day immediately preceding the date of the Special Meeting. A description of the procedure to be used in determining the Exchange Ratio is contained elsewhere in this Proxy Statement/Prospectus. See "THE MERGER AGREEMENT -- Conversion of Shares and Exchange Ratio."
    AMCORE Common Stock is quoted on the NASDAQ. The composite closing price of AMCORE Common Stock on the NASDAQ on February 13, 1998 was $25.625 per share.
    All information herein with respect to AMCORE and Newco has been furnished by AMCORE and all information with respect to Midwest and its subsidiaries has been furnished by Midwest.
    This Proxy Statement/Prospectus does not cover any resale of the securities to be received by shareholders of Midwest upon consummation of the Merger and no person is authorized to make any use of this Proxy Statement/Prospectus in connection with any such resale.
    This Proxy Statement/Prospectus, the accompanying Notice of Special Meeting of Shareholders and the accompanying Proxy are first being mailed to Midwest Shareholders on or about February 23, 1998.
    Midwest Shareholders of record at the close of business on the record date, February 17, 1998 (the "Record Date"), are entitled to notice of, and to vote at, the Special Meeting. As of the Record Date, approximately 1,628,924 shares of Midwest Common Stock were issued and outstanding and entitled to vote at the Special Meeting. Each share of Midwest Common Stock is entitled to one vote on each matter to be voted upon at the Special Meeting.
    A list of Midwest Shareholders of record as of the Record Date will be available at Midwest's executive offices beginning two business days after the notice of the Special Meeting is given and continuing to the date of the Special Meeting and will also be available at the Special Meeting. Such list may be examined during ordinary business hours by any Midwest Shareholder of record for any purpose germane to the meeting.
                            ------------------------
    MIDWEST SHAREHOLDERS SHOULD NOT SEND THEIR MIDWEST COMMON STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS CONSUMMATED, MIDWEST SHAREHOLDERS WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF THEIR STOCK CERTIFICATES.
  THE SECURITIES TO WHICH THIS PROXY STATEMENT/PROSPECTUS RELATE HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
  SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY
                             STATEMENT/PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
  THE SHARES OF AMCORE COMMON STOCK OFFERED HEREBY ARE NOT DEPOSITS OR SAVINGS ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR
               ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.
       The date of this Proxy Statement/Prospectus is February 19, 1998.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND, IF GIVEN OR MADE, THE INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY AMCORE, NEWCO OR MIDWEST. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE THE SECURITIES OFFERED HEREBY, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR PROXY IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS PROXY STATEMENT/PROSPECTUS RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF AMCORE, NEWCO OR MIDWEST SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS.

                             AVAILABLE INFORMATION

     AMCORE and Midwest are currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the Commission's regional offices at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained at prescribed rates by writing to the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, and the address of such site is http://www.sec.gov.

     AMCORE has filed a Registration Statement on Form S-4 (the "Registration Statement") with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the shares of AMCORE Common Stock to be issued in connection with the Merger. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Such additional information may be obtained from the Commission's principal office in Washington, D.C., as set forth above. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to AMCORE, Newco, Midwest and the securities offered hereby. Statements contained in this Proxy Statement/Prospectus as to the contents of any document are not necessarily complete, and in each instance reference is made to such document itself, each such statement being qualified in all respects by such reference.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS RELATING TO AMCORE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS, EXCLUDING EXHIBITS UNLESS SPECIFICALLY INCORPORATED BY REFERENCE HEREIN, ARE AVAILABLE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON ORAL OR WRITTEN REQUEST TO MR. JOHN R. HECHT, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, AMCORE FINANCIAL, INC., 501 SEVENTH STREET, ROCKFORD, ILLINOIS 61104 (TELEPHONE: 815-968-2241). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY MARCH 9, 1998.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES MIDWEST'S ANNUAL REPORT ON FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 1996 AND MIDWEST'S QUARTERLY REPORT OF FORM 10-QSB FOR THE QUARTER ENDED SEPTEMBER 30, 1997, WHICH DOCUMENTS ARE BEING DELIVERED WITHOUT CHARGE HEREWITH. IN ADDITION, THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS RELATING TO MIDWEST WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS, EXCLUDING EXHIBITS UNLESS SPECIFICALLY INCORPORATED BY REFERENCE HEREIN, ARE AVAILABLE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON ORAL OR WRITTEN REQUEST TO MR. DEAN CARTER, CHIEF FINANCIAL OFFICER, MIDWEST FEDERAL FINANCIAL CORP., 1159 EIGHTH STREET, BARABOO, WISCONSIN, 53913, (TELEPHONE: 608-356-7771). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY MARCH 9, 1998.

     The following documents filed by AMCORE and Midwest with the Commission are incorporated herein by reference:

     1. AMCORE's (i) Annual Report on Form 10-K, for the year ended December 31, 1996, (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, and (iii) Current Reports on Form 8-K dated February 6, 1997, April 30, 1997, July 14, 1997, July 31, 1997, August 22,
1997, October 7, 1997 and December 18, 1997;

     2. Midwest's (i) Annual Report on Form 10-KSB for the year ended December 31, 1996, (ii) Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, and (iii) Current Report on Form 8-K dated November 17, 1997; and

     3. the description of AMCORE Common Stock (including the share purchase rights) contained in AMCORE's registration statements filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating such description.

     All reports and other documents filed by AMCORE and Midwest pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Special Meeting will be deemed to be incorporated by reference into this Proxy Statement/Prospectus and to be a part hereof from the date of filing of such reports and other documents.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein (or in any subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

                           FORWARD-LOOKING STATEMENTS

     THIS PROXY STATEMENT/PROSPECTUS CONTAINS AND INCORPORATES BY REFERENCE CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 WITH RESPECT TO THE RESULTS OF OPERATIONS AND BUSINESSES OF AMCORE AND MIDWEST. THESE FORWARD-LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED OR PROJECTED, FORECAST OR ESTIMATED IN SUCH FORWARD-LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FOLLOWING POSSIBILITIES:
(I) HEIGHTENED COMPETITION, INCLUDING SPECIFICALLY THE INTENSIFICATION OF PRICE COMPETITION, THE ENTRY OF NEW COMPETITORS AND THE FORMATION OF NEW PRODUCTS BY NEW AND EXISTING COMPETITORS; (II) ADVERSE STATE AND FEDERAL LEGISLATION AND REGULATION; (III) FAILURE TO OBTAIN NEW CUSTOMERS OR RETAIN EXISTING CUSTOMERS;
(IV) INABILITY TO CARRY OUT MARKETING AND/OR EXPANSION PLANS; (V) LOSS OF KEY EXECUTIVES; (VI) CHANGES IN INTEREST RATES; (VII) GENERAL ECONOMIC AND BUSINESS CONDITIONS WHICH ARE LESS FAVORABLE THAN EXPECTED; (VIII) UNANTICIPATED CHANGES IN INDUSTRY TRENDS; AND (IX) CHANGES IN FEDERAL RESERVE BOARD MONETARY POLICIES. IN ADDITION, FACTORS THAT COULD CAUSE ACTUAL RESULTS OF MIDWEST (ASSUMING CONSUMMATION OF THE MERGER) TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY OR PROJECTED, FORECAST OR ESTIMATED IN SUCH FORWARD-LOOKING STATEMENTS RELATING TO THE RESULTS OF OPERATIONS AND BUSINESS OF MIDWEST FOLLOWING THE MERGER, INCLUDE
(A) COST SAVINGS THAT WILL BE REALIZED FROM THE MERGER (SEE "THE MERGER -- REASONS FOR THE MERGER; RECOMMENDATION OF THE MIDWEST BOARD") AND (B) COSTS ASSOCIATED WITH THE

MERGER, INCLUDING, AMONG OTHERS, THE FOLLOWING POSSIBILITIES: (I) THE EXPECTED COST SAVINGS TO BE REALIZED THROUGH COMBINING CERTAIN FUNCTIONS OF BOTH AMCORE AND MIDWEST CANNOT BE FULLY REALIZED BECAUSE THE CHANGES ARE NOT MADE OR UNANTICIPATED OFFSETTING COSTS ARE INCURRED; AND (II) COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF THE BUSINESSES OF AMCORE AND MIDWEST ARE GREATER THAN EXPECTED.

                               TABLE OF CONTENTS

                                                              PAGE
AVAILABLE INFORMATION.......................................    2
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE...........    2
FORWARD-LOOKING STATEMENTS..................................    3
SUMMARY.....................................................    6
THE MIDWEST SPECIAL MEETING.................................   16
  General...................................................   16
  Date, Place and Time......................................   16
  Matters to be Considered at the Meeting...................   16
  Record Date; Vote Required................................   16
  Solicitation, Revocation and Use of Proxies...............   17
  Other Matters.............................................   18
THE MERGER..................................................   19
  Background of the Merger..................................   19
  Reasons for the Merger; Recommendation of the Midwest
     Board..................................................   21
  Opinion of Midwest's Financial Advisor....................   24
  Interests of Certain Persons in the Merger................   27
  Shareholder Voting Agreements.............................   28
  Management and Operations of Midwest after the Merger.....   29
  Regulatory Approval.......................................   29
  Certain Federal Income Tax Consequences...................   30
  Accounting Treatment of the Merger........................   31
  Rights of Dissenting Shareholders.........................   31
  Resale of AMCORE Common Stock.............................   32
THE MERGER AGREEMENT........................................   33
  Terms.....................................................   33
  Date of Merger............................................   34
  Conversion of Shares and Exchange Ratio...................   34
  Stock Option Agreements...................................   35
  Certain Representations and Warranties....................   35
  Conduct of Business Pending the Merger....................   36
  Dividends.................................................   38
  Employee Benefits.........................................   38
  Conditions to the Merger..................................   40
  Termination...............................................   41
  Termination Fees and Expenses.............................   41
  Amendment and Waiver......................................   42
COMPARISON OF SHAREHOLDERS' RIGHTS..........................   43
  General...................................................   43
  Merger, Consolidation and Sales of Assets.................   43

                                                              PAGE
  Preferred Stock...........................................   45
  Directors.................................................   45
  Dividends.................................................   46
  Amendments to the Charter.................................   46
  Amendments to the Bylaws..................................   46
  Cumulative Voting.........................................   46
  Structure of Board of Directors...........................   47
  Removal of Directors......................................   47
  Rights of Dissenting Shareholders.........................   47
  Special Meetings of Shareholders..........................   48
  Action Without a Meeting..................................   48
  Preemptive Rights.........................................   48
  Liquidation and Dissolution...............................   48
  Indemnification and Personal Liability of Directors and
     Officers...............................................   48
  Share Purchase Rights.....................................   49
SUPERVISION AND REGULATION..................................   51
OPINIONS....................................................   55
EXPERTS.....................................................   55

                                LIST OF ANNEXES

                            Annex I      Opinion of Midwest's Financial Advisor
                            Annex II     Agreement and Plan of Reorganization
                            Annex III    Sections 180.1301 et seq. of the
                                         Wisconsin Business Corporation Law

                                    SUMMARY

     The following is a summary of certain information contained or incorporated by reference elsewhere in this Proxy Statement/Prospectus. This summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information contained elsewhere herein and in the documents incorporated by reference herein. The Merger Agreement (which includes the Plan of Merger as Exhibit B thereto) is set forth in Annex II to this Proxy Statement/Prospectus, and reference is made thereto for a complete description of the terms of the Merger. Midwest Shareholders are urged to review carefully the entire Proxy Statement/Prospectus, each of the Annexes hereto and the documents incorporated by reference herein. As used in this Proxy Statement/Prospectus, the terms "AMCORE" and "Midwest" refer to such corporations, respectively, and, where the context requires, such corporations and their respective subsidiaries.

GENERAL

     Midwest and AMCORE have entered into an Agreement and Plan of Reorganization, dated as of November 11, 1997, and as amended (the "Merger Agreement"), among AMCORE, MF Acquisition Corp., a Wisconsin corporation and a wholly-owned subsidiary of AMCORE ("Newco"), and Midwest, and a related Plan of Merger, dated as of November 11, 1997 (the "Plan of Merger"), between Newco and Midwest, pursuant to which, among other things, Newco will merge with and into Midwest, with Midwest being the surviving corporation in the Merger. Additionally, each outstanding share of common stock, par value $0.01 per share, of Midwest ("Midwest Common Stock") (other than shares of Midwest Common Stock held by Midwest as treasury stock immediately prior to the Effective Time (as defined below) and shares of Midwest Common Stock held by AMCORE, Newco or any direct or indirect subsidiary of AMCORE, which shares will be cancelled, and other than shares of Midwest Common Stock held by Midwest Shareholders who have properly exercised their dissenters' rights under Wisconsin law) will be cancelled and converted into the right to receive a number (the "Exchange Ratio") of shares of common stock, par value $0.22 per share, of AMCORE, and associated share purchase rights (collectively referred to herein as "AMCORE Common Stock," unless otherwise required by the context), to be determined as follows: (i) in the event the average of the daily closing prices of a share of AMCORE Common Stock as reported on the Nasdaq National Market during the period of 20 trading days ending at the end of the third trading day immediately preceding the date of the Special Meeting Date (the "AMCORE Average Price") is less than $20.425, each share of Midwest Common Stock shall be exchanged for and converted into a number of shares of AMCORE Common Stock determined by dividing
(A) 23.980 by (B) the AMCORE Average Price, (ii) in the event the AMCORE Average Price is greater than or equal to $20.425 but less than or equal to $27.00, each share of Midwest Common Stock shall be exchanged for and converted into 1.174 shares of AMCORE Common Stock and (iii) in the event the AMCORE Average Price is greater than $27.00, each share of Midwest Common Stock shall be exchanged for and converted into a number of shares of AMCORE Common Stock determined by dividing (A) 31.700 by (B) the AMCORE Average Price. There can be no assurance that the closing price for AMCORE Common Stock on the Effective Date will be equal to the AMCORE Average Price. See "THE MERGER AGREEMENT -- Conversion of Shares and Exchange Ratio" and "-- Terms." The average of the daily closing prices of a share of AMCORE Common Stock during the 20-day period ending on February 13, 1998 (the most recent practicable date prior to the printing of this Proxy Statement/Prospectus) was $24.88 which, assuming an AMCORE Average Price equal to such average, would result in an Exchange Ratio of 1.174. See "THE MERGER AGREEMENT -- Conversion of Shares and Exchange Ratio" and "-- Terms." Upon the consummation of the Merger, the rights of AMCORE shareholders will be governed by Nevada law and the Restated Articles of Incorporation and Bylaws of AMCORE.

     The proposed Merger is conditioned upon, among other matters, the approval of Midwest Shareholders of the Merger Agreement and the Plan of Merger.

THE COMPANIES

AMCORE FINANCIAL, INC.

     AMCORE is a multi-bank holding company incorporated under the laws of the State of Nevada in 1982. AMCORE has eight banks operating in 54 locations and eight financial services companies. AMCORE's primary region of operations includes the Illinois cities of Rockford, Elgin, Woodstock, Carpentersville, Crystal Lake, Sterling, Dixon, Princeton, Aledo, Rochelle, Ashton, Gridley, Mt. Morris, Mendota and Peru and the Wisconsin cities of Argyle, Belleville, Clinton, Darien, Darlington, Madison, Monroe, Montello, Mount Horeb, New Glarus, Westfield and Verona. At September 30, 1997, AMCORE and its subsidiaries had total assets of $3.7 billion, total deposits of $2.5 billion and stockholders' equity of $280.6 million.

     On April 18, 1997, AMCORE completed the merger of FNB Acquisition, Inc., a wholly owned subsidiary of AMCORE with and into First National Bancorp, Inc. ("FNB"), a one-bank holding company with assets of approximately $215 million at December 31, 1996. FNB is now a wholly owned subsidiary of AMCORE. As a result of the merger, the former shareholders of FNB received, in total, 2,822,286 shares of AMCORE Common Stock.

     On July 16, 1997, AMCORE completed the merger of CBS Acquisition, Inc., a wholly owned subsidiary of AMCORE with and into Country Bank Shares Corporation ("CBSC"), a five-bank holding company with assets of approximately $301.6 million at December 31, 1996 (as adjusted for certain acquisitions by CBSC). CBSC is now a wholly owned subsidiary of AMCORE. As a result of the merger, the former shareholders of CBSC received, in total, 2,469,417 shares of AMCORE Common Stock.

     On September 30, 1997, AMCORE signed a definitive agreement to combine its asset management operations with Investors Management Group ("IMG"), based in Des Moines, Iowa. IMG is Iowa's largest independent asset manager. The proposed transaction will result in the formation of an investment management firm with more than $3.5 billion in assets under management. The new organization, which will be headquartered in Des Moines, Iowa, will be known as Investors Management Group and will be owned by AMCORE Investment Group, N.A., a wholly-owned subsidiary of AMCORE. Upon consummation of the transaction with IMG, AMCORE's investment management organization will rank in the top 15% of asset managers in the United States based upon total assets under management.

     Additional information concerning AMCORE is included in the AMCORE reports and documents incorporated by reference herein. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

     The principal executive offices of AMCORE are located at 501 Seventh Street, Rockford, Illinois 61104, and its telephone number is (815) 968-2241.

MIDWEST FEDERAL FINANCIAL CORP.

     Midwest is a Wisconsin corporation that was organized as a unitary savings and loan holding company for Baraboo Federal Bank, FSB (the "Bank") in connection with the Bank's conversion from a federal mutual savings bank to a federal stock savings bank on June 30, 1992. The Bank conducts its business through its main office and two limited services offices located in Baraboo, Wisconsin and six offices located in Sauk Prairie, Portage, Lodi, Kingston and Dalton, Wisconsin. Through the Bank, Midwest provides its customers with a full array of community banking services. The Bank is primarily engaged in the business of attracting deposits from the general public and originating mortgage loans, which are secured by one-to four-family residential properties, as well as loans secured by commercial real estate and multi-family properties and commercial business and consumer loans. At September 30, 1997, Midwest and its subsidiaries had consolidated total assets of $211.7 million, total deposits of $159.4 million and stockholders' equity of $19.0 million.

     Additional information concerning Midwest is included in the Midwest reports and documents incorporated by reference herein. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

     The principal executive offices of Midwest are located at 1159 Eighth Street, Baraboo, Wisconsin, 53913, and its telephone number is (608) 356-7771.

THE MERGER

     Subject to the satisfaction of the terms and conditions set forth in the Merger Agreement, Newco will be merged with and into Midwest. Upon consummation of the Merger, Newco's corporate existence will terminate and Midwest will continue as the surviving corporation. As a result of the Merger, AMCORE will directly own 100% of the stock of the surviving corporation, Midwest, and indirectly own all of the issued and outstanding shares of common stock of the Bank.

     Subject to certain limitations and dissenters' rights provided by law, each issued and outstanding share of Midwest Common Stock (other than shares of Midwest Common Stock held by Midwest as treasury stock immediately prior to the Effective Time and shares of Midwest Common Stock held by AMCORE, Newco or any direct or indirect subsidiary of AMCORE, which shares will be cancelled, and other than shares of Midwest Common Stock held by Midwest Shareholders who have properly exercised their dissenters' rights under Wisconsin law) will be cancelled and converted into the right to receive a number of shares of AMCORE Common Stock to be determined as follows: (i) in the event the AMCORE Average Price is less than $20.425, each share of Midwest Common Stock shall be exchanged for and converted into a number of shares of AMCORE Common Stock determined by dividing (A) 23.980 by (B) the AMCORE Average Price, (ii) in the event the AMCORE Average Price is greater than or equal to $20.425 but less than or equal to $27.00, each share of Midwest Common Stock shall be exchanged for and converted into 1.174 shares of AMCORE Common Stock and (iii) in the event the AMCORE Average Price is greater than $27.00, each share of Midwest Common Stock shall be exchanged for and converted into a number of shares of AMCORE Common Stock determined by dividing (A) 31.700 by (B) the AMCORE Average Price. There can be no assurance that the closing price for AMCORE Common Stock on the Effective Date will be equal to the AMCORE Average Price. Upon consummation of the Merger, the rights of holders of AMCORE Common Stock will be governed by Nevada law and the Restated Articles of Incorporation and Bylaws of AMCORE. See "THE MERGER AGREEMENT -- Conversion of Shares and Exchange Ratio" and "-- Terms."

     The Merger will become effective at the close of business on the date on which the Articles of Merger are received by the State of Wisconsin (the "Effective Time"). Promptly after the Effective Time, a letter of transmittal containing instructions with respect to the surrender of stock certificates for Midwest Common Stock will be furnished to each holder of Midwest Common Stock outstanding as of the Effective Time of the Merger for use in exchanging such stock certificates for shares of AMCORE Common Stock in connection with the Merger. See "THE MERGER AGREEMENT -- Conversion of Shares and Exchange Ratio."

THE SPECIAL MEETING

     The Special Meeting will be held at the offices of Midwest, located at 1159 Eighth Street, Baraboo, Wisconsin, on Wednesday, March 25, 1998, at 1:00 p.m. (local time) (the "Special Meeting Date"). At the Special Meeting, Midwest Shareholders will consider and vote upon a (i) proposal to approve the Merger Agreement and the Plan of Merger and (ii) a proposal to adjourn the Special Meeting in the event that Midwest's management should determine in its sole discretion, at the time of the Special Meeting, that such adjournment is in the best interest of Midwest and its shareholders, which would include adjourning the Special Meeting to enable management to solicit additional proxies which may be necessary to ensure approval of the Merger Agreement and the Plan of Merger. Only holders of record of Midwest Common Stock at the close of business on February 17, 1998 (the "Record Date") will be entitled to notice of and to vote at the Special Meeting. At such date, there were outstanding and entitled to vote approximately 1,628,924 shares of Midwest Common Stock. Each share of Midwest Common Stock is entitled to one vote. For additional information relating to the Special Meeting, see "THE MIDWEST SPECIAL MEETING."

RECORD DATE; VOTE REQUIRED

     The Wisconsin Business Corporation Law (the "WBCL") requires that the Merger Agreement and the Plan of Merger be approved by the affirmative vote of a majority of the outstanding shares of Midwest Common Stock. At the Record Date, the directors and executive officers of Midwest and their affiliates and certain other significant shareholders beneficially owned approximately 532,735 shares of Midwest Common Stock. At the Record Date, the directors and executive officers of AMCORE and its subsidiaries did not beneficially own any shares of Midwest Common Stock. At the Record Date, subsidiaries of Midwest and subsidiaries of AMCORE, acting as fiduciaries, custodians or agents, had voting power over no outstanding shares of Midwest Common Stock. Each of the directors of Midwest (including Gary E. Wegner, the President and Chief Executive Officer of Midwest) and Scott D. Huedepohl, Vice President of Midwest, who collectively beneficially own approximately 239,157 shares of Midwest Common Stock (approximately 14.7% of the outstanding shares of Midwest Common Stock as of the Record Date), have entered into voting agreements with AMCORE and Midwest (the "Shareholder Voting Agreements"), pursuant to which such individuals have agreed to vote all of their shares of Midwest Common Stock in favor of the Merger Agreement and the Plan of Merger. See "THE MIDWEST SPECIAL MEETING -- Record Date; Vote Required" and "THE MERGER -- Shareholder Voting Agreements."

     The affirmative vote of a majority of those votes cast at the Special Meeting is required to approve the proposal to adjourn the Special Meeting.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF MIDWEST RECOMMENDS THAT MIDWEST SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT. The Board of Directors of Midwest (the "Midwest Board") believes that the terms of the Merger Agreement are fair and that the Merger is in the best interest of Midwest and the Midwest Shareholders. In making its recommendation, the Midwest Board has sought the advice of an independent financial advisor. See "THE MERGER -- Background of the Merger"; "-- Reasons for the Merger; Recommendation of the Midwest Board" and "-- Opinion of Midwest's Financial Advisor."

OPINION OF FINANCIAL ADVISOR

     Midwest's financial advisor, Edelman & Co., Ltd. ("Edelman"), rendered a written opinion in November, 1997, and an updated written opinion dated as of the date of this Proxy Statement/Prospectus to the Midwest Board to the effect that, as of the date of such opinion, the Exchange Ratio governing the number of shares of AMCORE Common Stock to be received by the holders of Midwest Common Stock upon consummation of the Merger is fair, from a financial point of view, to such holders. The opinion of Edelman, attached to this Proxy Statement/Prospectus as Annex I, sets forth the assumptions made, the matters considered and the limitations in the review undertaken in rendering such opinion. See "THE MERGER -- Opinion of Midwest's Financial Advisor."

DISSENTERS' RIGHTS

     Under the provisions of the WBCL, any Midwest Shareholder who asserts dissenters' rights will have a statutory right to demand payment of the "fair value" of their Midwest Common Stock in cash. To perfect this right, a Midwest Shareholder must not vote such shares in favor of the Merger Agreement at the Special Meeting (this may be done by marking the proxy either to vote against the Merger Agreement or to abstain from voting thereon or by not voting at all) and must take such other action as is required by the provisions of Sections
180.1301 to 180.1331 of the WBCL, including delivering written notice of intent to demand the "fair value" of Midwest Common Stock. A copy of Sections 180.1301 to 180.1331 of the WBCL is attached hereto as Annex III. See "THE MERGER -- Rights of Dissenting Shareholders."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Midwest has received an opinion of Schiff Hardin & Waite, counsel to Midwest, to the effect that the Merger will be treated as a tax-free reorganization under Section 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"). Such opinion is based upon certain customary representations and is subject to certain customary assumptions and limitations set forth therein. No ruling will be sought from the Internal Revenue Service (the "IRS") regarding the Merger, and the IRS may disagree with the conclusions expressed in such opinion of counsel. The opinion of Schiff Hardin & Waite will be updated as of the date of the closing of the Merger.

     In accordance with such opinion, no gain or loss will be recognized by a Midwest Shareholder upon the conversion of such holder's shares of Midwest Common Stock into shares of AMCORE Common Stock pursuant to the Merger (except to the extent that cash is received in lieu of fractional shares of AMCORE Common Stock). See "THE MERGER -- Certain Federal Income Tax Consequences."

     EACH MIDWEST SHAREHOLDER IS ADVISED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER UNDER FEDERAL, STATE, LOCAL, FOREIGN INCOME AND OTHER APPLICABLE TAX LAWS.

ACCOUNTING TREATMENT

     The Merger will be accounted for as a "pooling of interests." See "THE MERGER -- Accounting Treatment of the Merger."

RESALES OF AMCORE COMMON STOCK BY AFFILIATES

     Resales of AMCORE Common Stock issued to "affiliates" of Midwest have not been registered under applicable securities laws in connection with the Merger. Such shares may only be sold (a) under a separate registration for distribution (which AMCORE has not agreed to provide), (b) pursuant to Rule 145 under the Securities Act, or (c) pursuant to some other exemption from registration. For AMCORE to be able to account for the Merger as a "pooling of interests," certain additional restrictions have been placed on affiliates of Midwest and AMCORE with respect to dispositions of Midwest Common Stock and AMCORE Common Stock during the period beginning 30 days before the Merger and ending once the results of at least 30 days of post-Merger combined operations have been published. See "THE MERGER -- Resale of AMCORE Common Stock."

DATE OF THE MERGER

     The Merger Agreement provides that the Merger will be consummated on a date no later than the last business day of the month in which all of the conditions to the Merger set forth in the Merger Agreement have been waived or satisfied, including the receipt of all necessary approvals of governmental agencies and authorities and expiration of the statutory 30-day waiting period following approval by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or on another mutually agreed upon date (the "Closing Date"). With the approval of the Federal Reserve Board and the Department of Justice, the waiting period following approval of the Federal Reserve Board may be reduced to no less than 15 days. See "THE MERGER AGREEMENT -- Terms"; "-- Date of Merger"; and "-- Conditions to the Merger."

TERMS AND CONDITIONS OF THE MERGER; REGULATORY APPROVAL

     The Merger is conditioned upon approval by the Midwest Shareholders and the Federal Reserve Board and upon the satisfaction of other terms and conditions of the Merger Agreement. The Federal Reserve Board approved the Merger on January 9, 1998. See "THE MERGER -- Regulatory Approval"; "THE MERGER AGREEMENT -- Terms" and "-- Conditions to the Merger."

MANAGEMENT AND OPERATIONS AFTER THE MERGER

     Certain executive officers of Midwest and the directors of Newco prior to the Merger will continue as officers and directors of the surviving corporation. Following the Merger, Midwest will survive as a separate wholly-owned subsidiary of AMCORE. AMCORE intends that Midwest will continue to operate the Bank at its present locations and that Midwest will expand its products and services by providing certain products and services currently offered by AMCORE affiliates. See "THE MERGER -- Management and Operations of Midwest After the Merger."

TERMINATION; TERMINATION FEES AND EXPENSES

     The Merger Agreement may be terminated under certain circumstances, including at any time before the Closing Date (i) by mutual written consent of the Board of Directors of AMCORE and Midwest, (ii) by either AMCORE or Midwest if (A) any requisite regulatory approval shall have been denied, which denial shall have become final and non-appealable, (B) any governmental entity shall have issued a final, non-appealable order permanently enjoining or otherwise prohibiting the consummation of the Merger or (C) the Merger shall not have been consummated on or before August 31, 1998, unless the failure of the Closing to occur shall have been due to the failure of the party seeking to terminate the Merger Agreement to perform or observe the covenants and agreements of such party, (iii) by AMCORE, if any approval of the shareholders of Midwest required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment or postponement thereof, (iv) by Midwest, if the Midwest Board receives a Superior Proposal (as hereinafter defined) and promptly thereafter, after providing notice and certain information to AMCORE, enters into a definitive acquisition, merger or similar agreement to effect such proposal, (v) by Midwest, if (A) after notice from Midwest, there exists any material, uncured breach or breaches of AMCORE's representations and warranties, or (B) after notice from Midwest, AMCORE shall have failed to perform and comply with, in all material respects, its agreements and covenants under the Merger Agreement, (vi) by AMCORE, if (A) after notice from AMCORE, there exists any material, uncured breach or breaches of Midwest's representations and warranties, (B) after notice from AMCORE, Midwest shall have failed to perform and comply with, in all material respects, its agreements and covenants under the Merger Agreement or
(C) the Board of Directors of Midwest or any committee thereof (1) shall have withdrawn or modified in any manner adverse to AMCORE its approval or recommendation of the Merger Agreement, the Plan of Merger or the Merger, (2) shall fail to reaffirm such approval or recommendation upon AMCORE's request,
(3) shall approve or recommend any Transaction Proposal (as hereinafter defined), or shall not include its recommendation of the Merger Agreement, the Plan of Merger or the Merger in this Proxy Statement/Prospectus, or (4) shall resolve to take any of the actions specified in clause (1), (2) or (3). In the event the Merger Agreement is terminated under certain circumstances, AMCORE or Midwest, as the case may be, will be obligated to pay the other a fee of $1 million plus out-of-pocket expenses (not to exceed $250,000) in connection with the Merger Agreement. See "THE MERGER AGREEMENT -- Termination;" and "-- Termination Fees and Expenses."

WAIVERS AND AMENDMENTS

     AMCORE and Midwest may amend, modify or waive certain terms and conditions of the Merger Agreement. Any such action that changes the amount or the form of the consideration to be delivered to the holders of Midwest Common Stock under the Merger Agreement following a favorable vote by Midwest Shareholders may be taken only if such action is further approved by such holders. See "THE MERGER AGREEMENT -- Amendment and Waiver."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of Midwest's management, the Bank's management and the Board of Directors of the Bank and the Midwest Board may be deemed to have interests in the Merger in addition to their interests, if any, as holders of Midwest Common Stock. The Midwest Board was aware of these factors and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby. See "THE MERGER--Interests of Certain Persons in the Merger."

MARKETS AND MARKET PRICES

     The following table sets forth the closing price per share of AMCORE Common Stock as reported on the NASDAQ on November 11, 1997, the last trading day preceding public announcement of the proposed Merger and February 13, 1998, the most recent practicable date prior to the printing of this Proxy Statement/Prospectus, as well as the equivalent per share prices for Midwest Common Stock. Subject to certain limitations and dissenters' rights provided by law, each issued and outstanding share of Midwest Common Stock (other than shares of Midwest Common Stock held by Midwest as treasury stock immediately prior to the Effective Time and shares of Midwest Common Stock held by AMCORE, Newco or any direct or indirect subsidiary of AMCORE, which shares will be cancelled, and other than shares of Midwest Common Stock held by Midwest Shareholders who have properly exercised their dissenters' rights under Wisconsin law) will be cancelled and converted into the right to receive a number of shares of AMCORE Common Stock to be determined as follows: (i) in the event the average of the daily closing prices of a share of AMCORE Common Stock as reported on the Nasdaq National Market during the period of twenty (20) trading days ending at the end of the third trading day immediately preceding the date of the Special Meeting Date (the "AMCORE Average Price") is less than $20.425, each share of Midwest Common Stock shall be exchanged for and converted into a number of shares of AMCORE Common Stock determined by dividing (A) 23.980 by (B) the AMCORE Average Price, (ii) in the event the AMCORE Average Price is greater than or equal to $20.425 but less than or equal to $27.00, each share of Midwest Common Stock shall be exchanged for and converted into 1.174 shares of AMCORE Common Stock and (iii) in the event the AMCORE Average Price is greater than $27.00, each share of Midwest Common Stock shall be exchanged for and converted into a number of shares of AMCORE Common Stock determined by dividing
(A) 31.700 by (B) the AMCORE Average Price. There can be no assurance that the closing price for AMCORE Common Stock on the Effective Date will be equal to the AMCORE Average Price. See "THE MERGER AGREEMENT -- Conversion of Shares and Exchange Ratio" and "-- Terms." The equivalent per share price of Midwest Common Stock at each specified date listed below represents the closing price of a share of AMCORE Common Stock on such date multiplied by an assumed exchange ratio. In each case, such assumed exchange ratio has been determined as if the AMCORE Average Price was equal to the market value per share of AMCORE Common Stock specified at each date. See "THE MERGER AGREEMENT -- Terms" and "-- Conversion of Shares and Exchange Ratio."

                                                                                     EQUIVALENT
                                                      AMCORE         MIDWEST           MIDWEST
                                                   COMMON STOCK    COMMON STOCK    PER SHARE PRICE
                                                   ------------    ------------    ---------------
Market Value Per Share at:
  November 11, 1997............................      $23.500         $26.000           $27.589
  February 13, 1998............................      $25.625         $28.625           $30.084

     Because the market price of AMCORE Common Stock is subject to fluctuation, the market value of the shares of AMCORE Common Stock that holders of Midwest Common Stock will receive in the Merger may increase or decrease prior to the Merger. Midwest Shareholders are advised to obtain current market quotations for AMCORE Common Stock and Midwest Common Stock. AMCORE Common Stock and Midwest Common Stock are each quoted on the NASDAQ.

     The Merger Agreement provides that, between execution of the Merger Agreement and the Effective Date, Midwest can continue to pay its regular quarterly cash dividends, provided such dividends are paid prior to the consummation of the Merger and do not exceed $0.085 per share for any quarter; and further provided, that Midwest cannot declare or pay any dividends in any amount on Midwest Common Stock in any calendar quarter in which the Effective Time is expected to occur and in which the Midwest Shareholders are entitled to receive dividends on the shares of AMCORE Common Stock into which their shares of Midwest Common Stock will be converted. Midwest has declared and paid a $0.085 per share dividend for the fourth quarter of 1997. Because the dividend policy of Midwest is subject to the discretion of the Board of Directors of Midwest, cash needs and general business conditions, there can be no assurance as to the amount of future dividends on Midwest Common Stock prior to the Effective Date.

                           COMPARATIVE PER SHARE DATA

     The following table presents selected comparative unaudited per share data for AMCORE Common Stock on a historical and pro forma combined basis and for Midwest Common Stock on a pro forma equivalent basis giving effect to the Merger on a "pooling of interests" accounting basis. For a description of the "pooling of interests" accounting basis with respect to the Merger and the related effects on the historical financial statements of AMCORE, see "THE MERGER -- Accounting Treatment of the Merger." The information is derived from the consolidated historical financial statements of AMCORE, including the related notes thereto, incorporated by reference into this Proxy Statement/Prospectus. This information should be read in conjunction with such historical financial statements and the related notes thereto. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

     This information is not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have occurred had the Merger been consummated prior to the periods indicated.

                                                      NINE MONTHS
                                                         ENDED
                                                     SEPTEMBER 30,    YEARS ENDED DECEMBER 31,
                                                    ---------------   ------------------------
                                                     1997     1996     1996     1995     1994
                                                    ------   ------   ------   ------   ------
Per Share of AMCORE Common Stock:
  Book Value:
     Historical..................................   $10.43   $ 9.65   $ 9.61   $ 9.10   $ 8.03
     Pro forma(1)................................    10.29     8.99     9.49     8.98     7.93
  Cash dividends:
     Historical..................................   $ 0.33   $ 0.27   $ 0.38   $ 0.33   $ 0.31
     Pro forma(1)................................     0.32     0.27     0.36     0.31     0.29
  Net income:
     Historical..................................   $ 0.72   $ 0.86   $ 1.20   $ 0.87   $ 0.97
     Pro forma(1)................................     0.74     0.84     1.17     0.86     0.94
Per Share of Midwest Common Stock:
  Book Value:
     Historical..................................   $11.70   $10.19   $10.43   $10.13   $ 8.68
     Pro forma equivalent(1).....................    12.08    10.55    11.14    10.54     9.31
  Cash dividends:
     Historical..................................   $ 0.26   $ 0.23   $ 0.30   $ 0.26   $ 0.23
     Pro forma equivalent(1).....................     0.38     0.32     0.42     0.36     0.34
  Net income:
     Historical..................................   $ 1.29   $ 0.73   $ 1.12   $ 1.01   $ 0.70
     Pro forma equivalent(1).....................     0.87     0.99     1.35     1.01     1.10

-------------------------

(1) Based upon an Exchange Ratio of 1.174 shares of AMCORE Common Stock for each share of Midwest Common Stock. The Exchange Ratio is subject to adjustment.

SELECTED FINANCIAL DATA

     The following tables set forth certain historical consolidated financial information for AMCORE and Midwest. AMCORE historical consolidated financial information has been restated to include the effects of AMCORE's mergers with CBSC and FNB, which were each accounted for under the pooling-of-interests method of accounting. See "THE MERGER -- Accounting Treatment of the Merger."

                             AMCORE FINANCIAL, INC.

               SELECTED CONSOLIDATED FINANCIAL DATA (HISTORICAL)

                                     NINE MONTHS ENDED
                                       SEPTEMBER 30,                           YEARS ENDED DECEMBER 31,
                                  -----------------------   --------------------------------------------------------------
                                     1997         1996         1996         1995         1994         1993         1992
                                  ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                         (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
STATEMENT OF INCOME:
Interest Income.................  $  192,737   $  173,482   $  235,036   $  202,268      172,279   $  169,219   $  167,982
Interest expense................     109,115       94,670      128,902      104,017       76,761       74,609       79,348
Net interest income.............      83,622       78,812      106,134       98,251       95,518       94,610       88,634
Provision for loan losses.......       6,524        4,355        5,428        3,165        1,751        2,762        5,867
Non-interest income.............      33,353       31,732       42,270       36,874       33,891       32,693       28,457
Operating expense...............      84,531       74,276       98,939      101,730       92,604       89,640       79,252
Income before income taxes......      25,920       31,913       44,037       30,230       35,054       34,901       31,952
Net income......................  $   19,317   $   22,983   $   31,876   $   23,025   $   25,685   $   25,656   $   22,411
PER COMMON SHARES:
Net income......................  $     0.72   $     0.86   $     1.20   $     0.87   $     0.97   $     0.97   $     0.86
Cash dividends..................        0.33         0.27         0.38         0.33         0.31         0.23         0.21
Book value......................       10.43         9.65         9.61         9.10         8.03         7.65         6.87
Dividend payout ratio...........       45.83%       31.40%       31.85%       37.81%       31.66%       24.00%       24.17%
Average Common Shares
  Outstanding (in thousands)....      26,836       26,639       26,649       26,504       26,443       26,392       26,153
SELECTED FINANCIAL RATIOS: (1)
Return on average assets........        1.00%        0.98%        1.00%        0.85%        1.03%        1.08%        1.05%
Return on average equity........       13.06%       12.78%       13.14%       10.27%       12.28%       13.38%       13.15%
Net interest margin(2)..........        3.66%        3.84%        3.78%        4.12%        4.48%        4.60%        4.77%
Average equity to average
  assets........................        7.62%        7.66%        7.63%        8.26%        8.35%        8.04%        8.02%
BALANCE SHEET INFORMATION:
Total assets....................  $3,725,667   $3,399,776   $3,331,995   $2,903,282   $2,607,626   $2,421,104   $2,353,059
Loans and leases, net of
  unearned income...............   1,904,178    1,787,329    1,807,661    1,620,365    1,481,497    1,320,204    1,250,931
Securities......................   1,580,065    1,289,267    1,268,505    1,014,745      884,983      828,211      825,033
Deposits........................   2,472,408    2,392,191    2,351,990    2,208,838    2,119,063    2,033,741    2,006,177
Long-term borrowings............     131,829      157,417      131,612      115,752       30,157       35,204       35,990
Stockholders' equity............     280,623      243,271      257,420      242,096      212,571      202,589      180,994

-------------------------
(1) Nine month returns are annualized.

(2) On a fully tax equivalent basis.

                        MIDWEST FEDERAL FINANCIAL CORP.

               SELECTED CONSOLIDATED FINANCIAL DATA (HISTORICAL)

                                     NINE MONTHS ENDED
                                       SEPTEMBER 30,                           YEARS ENDED DECEMBER 31,
                                  -----------------------   --------------------------------------------------------------
                                     1997         1996         1996         1995         1994         1993         1992
                                  ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                         (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
STATEMENT OF INCOME:
Interest income.................  $   12,244   $   11,062   $   14,937   $   12,501   $    8,950   $    8,417   $    8,771
Interest expense................       6,448        5,724        7,776        6,577        4,343        4,151        4,881
Net interest income.............       5,796        5,338        7,161        5,924        4,607        4,266        3,890
Provision for loan losses.......         207          250          318          165          108           96           84
Non-interest income.............       2,155        1,801        2,314        1,931        1,229        1,072          726
Operating expense...............       4,361        4,953        6,329        4,863        3,711        3,390        2,890
Income before income taxes......       3,382        1,936        2,828        2,827        2,017        1,852        1,642
Net income......................  $    2,230   $    1,247   $    1,947   $    1,787   $    1,279   $    1,418   $    1,057
PER COMMON SHARES: (1)
Net income......................  $     1.29   $     0.73   $     1.12   $     1.01   $     0.70   $     0.71   $     0.51
Cash dividends..................        0.26         0.23         0.30         0.26         0.23         0.14         0.03
Book value......................       11.70        10.19        10.43        10.13         8.68         8.34         7.50
Dividend payout ratio...........       20.16%       31.51%       26.79%       12.87%       17.14%       19.72%        5.88%
Average Common Shares
  Outstanding (in thousands)....       1,724        1,746        1,743        1,774        1,825        1,993        2,061
SELECTED FINANCIAL RATIOS: (2)
Return on average assets........        1.46%        0.93%        1.05%        1.11%        0.98%        1.20%        0.97%
Return on average equity........       16.64%       12.00%       11.74%       11.34%        8.54%        9.48%        9.09%
Net interest margin.............        4.09%        4.04%        4.16%        3.97%        3.77%        3.95%        3.80%
Average equity to average
  assets........................        8.74%        9.26%        9.04%        9.81%       11.47%       12.69%       10.65%
BALANCE SHEET INFORMATION:
Total assets....................  $  211,689   $  194,707   $  196,300   $  177,164   $  150,966   $  122,444   $  113,349
Loans and leases, net of
  unearned income...............     158,118      140,331      144,202      122,925      113,818       85,719       75,372
Securities......................      37,725       37,940       35,421       38,065       23,493       25,160       28,193
Deposits........................     159,427      153,278      152,491      142,591      125,624       99,583       93,423
Long-term borrowings............       9,000            0            0        6,000        2,000            0            0
Stockholders' equity............      19,047       16,340       16,904       16,541       14,795       15,067       14,853

-------------------------
(1) Pre-1995 per share data is adjusted for stock splits.

(2) Nine month returns are annualized.

                          THE MIDWEST SPECIAL MEETING

GENERAL

     This Proxy Statement/Prospectus is being furnished in connection with the solicitation on behalf of the Midwest Board of proxies to be voted at the Special Meeting to be held at the principal offices of Midwest, 1159 Eighth Street, Baraboo, Wisconsin, on Wednesday, March 25, 1998, at 1:00 p.m. local time, and any adjournment or postponements thereof.

     This Proxy Statement/Prospectus is also furnished by AMCORE to Midwest Shareholders as a prospectus in connection with the issuance by AMCORE of shares of AMCORE Common Stock upon consummation of the Merger. This Proxy Statement/Prospectus, the attached Notice of Special Meeting of Shareholders, and the form of proxy enclosed herewith are first being mailed to Midwest Shareholders on or about February 23, 1998.

DATE, PLACE AND TIME

     The Special Meeting will be held at the principal offices of Midwest, 1159 Eighth Street, Baraboo, Wisconsin, on Wednesday, March 25, 1998, at 1:00 p.m. local time (the "Special Meeting Date").

MATTERS TO BE CONSIDERED AT THE MEETING

     At the Special Meeting, holders of shares of Midwest Common Stock as of the Record Date will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement and the Plan of Merger and the transactions contemplated thereby. See "THE MERGER AGREEMENT." The description of the Merger, the Merger Agreement and the Plan of Merger in this Proxy Statement/Prospectus is, of necessity, selective and is, therefore, qualified in its entirety by reference to the Merger Agreement (which includes a copy of the Plan of Merger as Exhibit B thereto), a copy of which is attached to this Proxy Statement/Prospectus as Annex II.

     At the Special Meeting, holders of shares of Midwest Common Stock as of the Record Date will also be asked to consider and vote upon a proposal to adjourn the Special Meeting in the event that Midwest's management should determine in its sole discretion, at the time of the Special Meeting, that such adjournment is in the best interest of Midwest and its shareholders, which would include adjourning the Special Meeting to enable management to solicit additional proxies which may be necessary to ensure approval of the Merger Agreement and the Plan of Merger.

RECORD DATE; VOTE REQUIRED

     The Midwest Board has fixed February 17, 1998 as the Record Date for the determination of the Midwest Shareholders entitled to notice of and to vote at the Special Meeting. On the Record Date, approximately 1,628,924 shares of Midwest Common Stock were issued and outstanding. Shares of Midwest Common Stock are the only outstanding voting securities of Midwest. Each holder of record of shares of Midwest Common Stock on the Record Date is entitled to cast one vote per share, exercisable in person or by properly executed proxy, upon each matter properly submitted for the vote of the Midwest Shareholders at the Special Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the shares of Midwest Common Stock outstanding and entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting.

     THE MIDWEST BOARD HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, MIDWEST AND THE MIDWEST SHAREHOLDERS, HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY, AND RECOMMENDS THAT THE MIDWEST SHAREHOLDERS VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY.

     Holders of shares of Midwest Common Stock on the Record Date will be entitled to dissenters' rights under the WBCL in connection with the Merger. Midwest Shareholders who vote in favor of the Merger, however, will waive their dissenters' rights. See "THE MERGER -- Rights of Dissenting Shareholders" and Annex III Sections 180.1301 et seq. of the WBCL.

     The affirmative vote of the holders of a majority of the outstanding shares of Midwest Common Stock is required under applicable law to approve and adopt the Merger Agreement and the Plan of Merger. The affirmative vote of a majority of those votes cast at the Special Meeting is required to approve the proposal to adjourn the Special Meeting. All shares of Midwest Common Stock which are entitled to vote and are represented at the Special Meeting by properly executed proxies received and not duly and timely revoked will be voted at the Special Meeting in accordance with the instructions contained therein. In the absence of contrary instructions, such shares will be voted "FOR" the approval and adoption of the Merger Agreement and the Plan of Merger and "FOR" the approval of the proposal to adjourn the Special Meeting, if necessary. Because approval of the Merger Agreement and the Plan of Merger requires the affirmative vote of at least a majority of the total outstanding shares of Midwest Common Stock, and not a majority of the shares actually voted, the failure to submit a proxy or to vote in person at the Special Meeting will have the same effect as a vote "AGAINST" the Merger Agreement and the Plan of Merger. A properly executed proxy marked "ABSTAIN," although counted for purposes of determining whether there is a quorum at the Special Meeting, will not be voted and will have the same effect as a vote "AGAINST" the Merger Agreement and the Plan of Merger. Broker non-votes (referring to where a broker or other nominee physically indicates on the proxy that it does not have discretionary authority as to certain shares of Midwest Common Stock to vote on a particular matter) will not be counted as having been voted in person or by proxy at the Special Meeting and will also have the same effect as a vote "AGAINST" the Merger Agreement and the Plan of Merger.

     The directors of Midwest (including Gary E. Wegner, the President and Chief Executive Officer of Midwest) and Scott D. Huedepohl, Vice President of Midwest, who collectively beneficially own approximately 239,157 shares of Midwest Common Stock (approximately 14.7% of the outstanding shares of Midwest Common Stock as of the Record Date), have entered into Shareholder Voting Agreements with Midwest and AMCORE. Pursuant to such Shareholder Voting Agreements, the directors and executive officers of Midwest have agreed to vote their shares in favor of the Merger Agreement and the Plan of Merger and the transactions contemplated thereby, provided that the Merger Agreement has not been terminated. In addition, such directors and officers have agreed not to transfer shares in violation of the "pooling of interests" rules. See "THE MERGER -- Shareholder Voting Agreements."

SOLICITATION, REVOCATION AND USE OF PROXIES

     In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Midwest in person or by telephone, facsimile or by other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses, in connection with such solicitation. Arrangements will be made with banks and brokerage firms and other custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to the beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and AMCORE will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. AMCORE will bear all expenses of the solicitation of proxies, including the cost of mailing this Proxy Statement/Prospectus.

     A shareholder may revoke any proxy given pursuant to this solicitation at any time prior to its exercise by the execution of a proxy signed at a later date or by the giving of written notice of revocation to the Secretary of Midwest at any time before the taking of the vote at the Special Meeting. Any written notice of revocation should be delivered to Midwest Federal Financial Corp., 1159 Eighth Street, Baraboo, Wisconsin 53913, Attention: Nancy L. Bilz, Secretary, before the taking of the vote at the Special Meeting. Furthermore, a shareholder giving a proxy may revoke such proxy by attending the Special Meeting and voting the shareholder's shares in person.

     HOLDERS OF MIDWEST COMMON STOCK ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO MIDWEST IN THE ENCLOSED ENVELOPE. MIDWEST SHAREHOLDERS SHOULD NOT SEND STOCK

CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER IS CONSUMMATED, MIDWEST SHAREHOLDERS WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF THEIR STOCK CERTIFICATES.

OTHER MATTERS

     As of the date of this Proxy Statement/Prospectus, the Midwest Board does not intend to bring any other business before the Special Meeting other than as set forth in the Notice of Special Meeting of Shareholders and, so far as is known to the Midwest Board, no matters are to be brought before the Special Meeting except as specified in the Notice of Special Meeting Shareholders. As to any other business that may properly come before the meeting, however, the proxy holders intend to vote the proxies in respect thereof in accordance with their judgment and discretion.

                                   THE MERGER

     The following description of the Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is incorporated by reference into this Proxy Statement/Prospectus. All Midwest Shareholders are urged to read the Merger Agreement in its entirety.

BACKGROUND OF THE MERGER

     The past several years have been a period of substantial and rapid change in the financial services industry, characterized by, among other things, intensifying competition and increasing consolidation. Competition for deposits and customer relationships has increased as mutual funds and providers of non-FDIC-insured products have successfully attracted assets that had in the past routinely been invested in depository institutions like the Bank. Lending also has attracted competitors as large regional and national banking organizations, credit unions, insurance companies, brokerage firms and mortgage banking companies, among others, have effectively solicited mortgage, consumer and other loan customers from community banks like the Bank, in many cases without geographic limitations. The recent consolidation among financial institutions is an outgrowth, in part, of the removal of many interstate barriers limiting expansion of these organizations, the perceived need by many financial institutions to increase their critical mass in order to compete effectively and relatively high acquisition premiums that some selling institutions believe may decline in the future. During this period, the Midwest Board has periodically reviewed Midwest's strategic alternatives in light of these changing competitive conditions and has taken various steps to maintain and enhance Midwest's long-term competitive position and profitability.

     Midwest was formed to become the unitary savings and loan holding company for the Bank upon the Bank's conversion from a federal mutual savings bank to a federal stock savings bank on June 30, 1992. From that date to March 31, 1997, the assets of Midwest grew by 75% and the stock price of Midwest increased by 529%. Net income (adjusted for the one-time charge to recapitalize the SAIF) for the year ended December 31, 1996 was 128% higher than the Bank's net income for the year ended December 31, 1992. Midwest's operating strategy has been to operate not like a traditional thrift institution, but rather to adopt various products and services traditionally associated with commercial banks, such as commercial loans, non-interest bearing commercial deposits and trust services.

     From time to time since the 1992 conversion, Midwest management and the Midwest Board have considered alternative strategic directions for the company, including affiliating with another financial institution. Through industry contacts and input from financial and legal advisers, Gary E. Wegner, President and Chief Executive Officer of Midwest, sought to remain apprised of trends in the consolidation market. The Midwest Board periodically received input regarding consolidation trends from Mr. Wegner as well as legal and financial advisers and other individuals invited to discuss industry issues with the Midwest Board.

     Expansion through the acquisition of smaller financial institutions or branch facilities has been considered as opportunities have arisen that were consistent with Midwest's objective of profitable growth. Although Midwest has not acquired another financial institution since becoming a public company in 1992, it has grown by other means through focusing on the expansion of its retail branch network. Five of the Bank's nine offices were purchases or start-ups during the last five years, including two purchased from another financial institution in 1994.

     Based on the following trends and developments, Mr. Wegner decided in May of 1997 to recommend to the Midwest Board that it consider a possible sale of the company. Midwest had record earnings in 1996, but during the first quarter of 1997 its stock had traded in a range of closing prices from $17.25 to $18.50 per share, compared to a range of $18.00 to $24.50 during the previous quarter. Trading volume was frequently less than 1,000 shares per day. Mr. Wegner was concerned about the liquidity and volatility of Midwest stock. He was also concerned whether Midwest could indefinitely sustain its prior high rate of growth in assets and profitability. He and the Midwest Board were aware of continuing merger activity near Midwest's market area, including acquisitions by AMCORE of community banks located in southern Wisconsin. Current acquisition market pricing and the continued fundamental strength of the economy seemed to indicate favorable timing for consideration of a sale in Mr. Wegner's view. The Midwest Board considered and accepted Mr. Wegner's recommendation and determined in May of 1997 to engage a financial adviser to assist it in finding a purchaser for the company.

     On May 29, 1997, Edelman was engaged to assist Midwest as its financial advisor to assist Midwest in finding a purchaser for the company. Edelman, with the assistance of Midwest, compiled a Confidential Memorandum concerning Midwest's operations and Midwest's interest in a proposed business combination. On July 23, 1997, Edelman met with the Midwest Board and distributed and reviewed the Confidential Memorandum with it. Edelman also reviewed a list of banks, thrifts, insurance companies and securities firms that Edelman and Mr. Wegner believed may have an interest in engaging in a business combination with Midwest. Edelman was authorized to distribute the Confidential Memorandum to prospective purchasers. A total of 45 prospective purchasers were contacted by Edelman, 24 of which asked to receive the Confidential Memorandum and nine of which subsequently submitted preliminary expressions of interest in effecting a business combination with Midwest (the "Expressions").

     On September 9, 1997, Edelman met with the Midwest Board to review the Expressions. Following its review of the proposals, the Midwest Board determined that Edelman should invite six of the nine parties to conduct additional due diligence with respect to Midwest and to submit revised proposals in the form of a markup of a proposed definitive agreement prepared by Midwest and Schiff Hardin & Waite ("Schiff"), Midwest's outside legal counsel.

     On October 22, 1997, following review of additional documentary material and discussions with management concerning Midwest, four parties submitted revised proposals for a combination with Midwest.

     On October 24, 1997, the Midwest Board met with Edelman and Schiff to review the revised proposals. Edelman provided a financial analysis of the revised proposals, and Schiff explained the relevant legal considerations. During the following week, at the behest of the Midwest Board, management of Midwest, Schiff and Edelman held meetings with three of the interested parties (the "Bidders") to discuss the financial terms of their respective proposals. The revised proposals from the Bidders were superior to the revised proposal submitted by the fourth prospective purchaser, so the Midwest Board determined to first pursue the proposals from the Bidders, while retaining the option to revisit the proposal from the fourth prospective purchaser if the proposals by the Bidders did not materialize as expected into an acceptable final business combination agreement. The Bidders and the fourth prospective purchaser each offered shares of their respective common stock as merger consideration, which would be exchanged for Midwest Common Stock.

     Beginning on October 27, 1997 and for the next two days, Mr. Wegner, Scott
D. Huedepohl, the Bank's Executive Vice President, Schiff and Edelman met with each of the Bidders: (i) AMCORE, (ii) a bank holding company with less than $500 million in total assets (the "Bank Bidder") and (iii) a thrift holding company (the "Thrift Bidder"). Each of the Bidders was advised that the Midwest Board intended to convene a meeting on October 31 to further evaluate the Bidders' proposals and to determine which of the three Bidders it would negotiate with toward a definitive business combination agreement. In conversations with AMCORE and the Thrift Bidder, Edelman advised each that their bids were close relative to price, that each should consider whether they could improve their bid and, if so, to notify Edelman prior to Midwest's board meeting on October 31 so that a revised bid could be considered by the Midwest Board. AMCORE notified Edelman that it did not intend to increase its bid, while the Thrift Bidder increased its bid. The AMCORE and Thrift Bidder proposals remained extremely close relative to price. The per share price bid by the Bank Bidder was significantly in excess of the bids submitted by AMCORE and the Thrift Bidder.

     On October 31, 1997, the Midwest Board met with Edelman and Schiff to discuss the results of the meetings with the Bidders and to further evaluate their proposals. Following a discussion concerning the Bidders and the terms of their proposals, the Midwest Board directed management, Edelman and Schiff to pursue negotiations toward a definitive business combination agreement with AMCORE, which would later be submitted to the Midwest Board for its consideration. Between October 31, 1997 and November 11, 1997, the terms of a definitive business combination agreement were negotiated between AMCORE and Midwest.

     On November 10, the Midwest Board met again with Edelman and legal counsel to consider the Merger Agreement. Edelman reviewed information regarding the three Bidders and their proposals. It was noted that the AMCORE proposal and the proposal by the Thrift Bidder were extremely close in terms of price as measured by the recent stock prices of each party. The bid by the Bank Bidder, however, was significantly higher than AMCORE's and the Thrift Bidder's price proposals.

     AMCORE was the largest of the Bidders in terms of asset size, market capitalization and stock trading volume. The Midwest Board was informed that the Bank Bidder, which was the smallest of the Bidders in terms of asset size, market capitalization and stock trading volume, had a different business plan than AMCORE and the Thrift Bidder in that the Bank Bidder did not intend to change the name of the Bank and intended to give Midwest minority representation on its post-merger holding company board of directors.

     Edelman advised the Midwest Board that Midwest was an incremental geographic market extension for AMCORE, but that the Bank Bidder's operations were concentrated in another geographical market area. In light of the materiality of a Midwest acquisition to the Bank Bidder, Edelman noted that the Bank Bidder's future stock value could be more closely dependent on the ongoing performance of Midwest's operations. Edelman also noted that stock market reaction to merger announcements could be more pronounced in more material acquisitions.

     The Midwest Board deliberated concerning the differences among the proposals from the three Bidders. The Midwest Board considered the expertise and depth necessary to successfully integrate the operations of Midwest and the Bank Bidder and to maintain and enhance shareholder value in the future. Concerns were expressed regarding the probable products to be offered by, and management depth of, the combined operation. Concerns were also expressed regarding the combined operation's ability to grow effectively and profitably through further acquisitions, which the Midwest Board considered important to rationalize the combined operation in a geographical sense. Notwithstanding that the per share price offered by the Bank Bidder was higher than the price offered by AMCORE and the Thrift Bidder, the Midwest Board determined that the proposal by the Bank Bidder was not in the best interests of shareholders. Given the risks and uncertainties involved in the Bank Bidder's transaction and its future business plan, the Midwest Board determined that the proposal by AMCORE was superior compared to the Bank Bidder's proposal.

     The Midwest Board determined that an affiliation with AMCORE, a financial institution holding company with significantly greater critical mass and better competitive posture than Midwest, would benefit Midwest's shareholders by giving them an ownership interest in a company better positioned than Midwest to compete in the financial services industry in the years ahead.

     Schiff also reviewed with the Midwest Board the draft of the Merger Agreement, as well as the fiduciary duties of the Midwest Board. The Midwest Board asked questions of Mr. Wegner, Mr. Huedepohl, Schiff and Edelman regarding the three proposals and the Merger Agreement.

     Also at the meeting on November 10, Edelman provided its verbal opinion to the Midwest Board that the Exchange Ratio was fair, from a financial point of view, to the holders of Midwest common stock (see "The Merger -- Opinion of Midwest's Financial Advisor"). After deliberating concerning the Merger Agreement and the proposals by the Bank Bidder and the Thrift Bidder, the Midwest Board, by unanimous vote of all directors, authorized and approved the Merger Agreement and the transactions contemplated thereby, determined that the Merger Agreement be submitted to a vote of the Midwest Shareholders and authorized Mr. Wegner to execute the Merger Agreement, subject to satisfactory resolution of final contract terms. The Merger Agreement was executed in the evening of November 11, 1997, and the Merger was publicly announced the morning of November 12, 1997. Edelman subsequently delivered its written opinion that as of November 11, 1997, the Exchange Ratio was fair, from a financial point of view, to the holders of Midwest common stock.

REASONS FOR THE MERGER; RECOMMENDATION OF THE MIDWEST BOARD

REASONS FOR MERGER--AMCORE

     The AMCORE Board and Executive Committee considered a number of factors, including, among other things, the financial condition of Midwest and projected synergies which are anticipated to result from the Merger. The Executive Committee concluded that the Merger presents an unique opportunity for AMCORE to increase its presence in Wisconsin through the acquisition of an established financial institution having operations in the targeted area. AMCORE's decision to pursue discussions with Midwest was primarily a result of AMCORE's assessment of the value of Midwest's franchise, its substantial asset base within the Wisconsin area, the potential of other acquisitions in the Wisconsin area and the compatibility of the businesses of the two banking organizations. The AMCORE Board and Executive Committee believe that the Merger will benefit AMCORE's shareholders.

     The AMCORE Board and Executive Committee considered that the Merger would be effective in fulfilling AMCORE's long-term objective of enhancing its market presence in Wisconsin. The AMCORE Board and Executive Committee also considered that the Merger would extend AMCORE's advanced consumer banking technology and customer services to Midwest's retail customer base, while similarly extending a broader range of corporate and private banking services to its Wisconsin customers.

     The AMCORE Board further considered the gains to be achieved through the application of AMCORE's Acquisition Integration Policy which is used as a framework for the integration and consolidation of institutions which it acquires. Integration involves the process of including a new subsidiary in the products, services, practices, and general operating philosophies of AMCORE, thereby employing the combined resources of AMCORE and Midwest to better serve the communities and offer a broad array of products and services through an expanded branch network.

     The foregoing discussion of the information and factors considered by the AMCORE Board and the Executive Committee is not intended to be exhaustive, but includes the material factors considered by the AMCORE Board and the Executive Committee in approving the Merger.

REASONS FOR MERGER -- MIDWEST

     The Midwest Board has concluded that the Merger would be in the best interests of Midwest and its shareholders. In reaching this determination, the Midwest Board consulted with Schiff with respect to the legal duties of the Midwest Board, regulatory matters, tax matters and the Merger Agreement and issues related thereto. The Midwest board also consulted with Edelman with respect to the financial aspects and fairness of the Exchange Ratio. The Midwest Board also consulted with senior management on all of the foregoing issues as well as the future prospects of Midwest if it remained independent and other advantages of the Merger. The Midwest Board considered a number of factors, without assigning any specific or relative weight to the consideration of such factors. The material factors considered were the following.

     (i) Midwest had experienced substantial growth in assets and net income and its stock price had increased significantly since the Bank converted from mutual to stock form in June 1992. See "-- Background of the Merger." The Midwest Board was concerned, based in part on views expressed by Mr. Wegner, that it would be difficult to maintain in the years ahead the rate of growth that Midwest had experienced since 1992. Accordingly, this was a factor that the Midwest Board considered in determining that it was the right time to sell the company. By entering into the Merger Agreement, the Midwest Board obtained value for Midwest Shareholders for their shares as determined under the terms of the Exchange Ratio, and the prospect for future value based on the future prospects of AMCORE's stock price.

     (ii) Midwest's market capitalization on November 11, 1997, the day before the Merger was announced, was $47.8 million and Midwest had 1,627,674 shares of common stock issued and outstanding. Since Midwest became a public company in 1992, Midwest has experienced low liquidity for its shares, which has resulted in a much wider spread in the bid and ask price for the stock than the Midwest Board had wanted. While Midwest has attempted to create more liquidity for its shares through a series of stock splits and repurchases of its shares in the open market, the Midwest Board continued to remain concerned about the liquidity for the Midwest shares. The lack of liquidity for the Midwest shares caused investors difficulty in acquiring or selling shares at predictable prices, particularly given the large bid/ask spread, and also hindered Midwest's ability to use its shares as merger consideration in connection with expanding through the acquisition of other financial institutions. By affiliating with AMCORE, a financial institution holding company having a market capitalization of $643 million as of November 11, 1997 Midwest Shareholders will have significantly more liquidity for their shares, and the other difficulties associated with liquidity would be significantly abated. The Midwest

Board determined that share liquidity would still pose a potential problem if Midwest consummated a business combination with the Bank Bidder.

     (iii) The Midwest Board had been kept apprised from time to time of merger and acquisition activity in the financial institutions industry by Mr. Wegner and Mr. Edelman. The Midwest Board had begun to monitor this activity more closely in 1996 and 1997 as the activity appeared to intensify and prices paid for financial institutions appeared to be increasing. In light of the Midwest Board's concerns about Midwest's ability to continue to sustain the levels of growth and shareholder returns it had experienced in the past and the higher prices being paid for banking organizations like Midwest, the Midwest Board determined that the time was right to consider a sale of the company.

     (iv) The Midwest Board believed that Midwest had recorded exceptional financial performance since it went public in 1992 and that if that performance continued at the same rate, the market would continue to price Midwest's stock at the price-to-book and price-to-earnings multiples it had in the past. But given the Midwest Board's concerns regarding Midwest's ability to sustain its earnings growth, the Midwest Board believed that there was significant risk that these multiples could not be sustained for the foreseeable future. As a result, the Midwest Board determined that exchanging Midwest Common Stock for stock of a company like AMCORE, which had a greater geographic diversification of its assets and operations and critical mass that offered it significant competitive advantages over Midwest, would reduce the risk to Midwest Shareholders that the value of their shares would be sustained over the long term. In short, the current and future value of Midwest's stock is a function of the risk inherent in the security, and the Midwest Board determined that this risk could be reduced by trading the Midwest stock for stock of AMCORE, a much larger banking organization.

     (v) As a banking organization with assets of approximately $200 million, the Midwest Board determined that Midwest's smaller size relative to much larger regional banking organizations like AMCORE and the Thrift Bidder would be a disadvantage to Midwest in the years ahead. Critical mass and the associated economies of scale allow larger banking organizations like AMCORE to deliver products and services more cost effectively and efficiently and provide many more opportunities for cross-selling other products and services. The Midwest Board also determined that similar critical mass difficulties would be involved in a combination between Midwest and the Bank Bidder. Indeed these problems would be exacerbated since there would be few opportunities to reduce expenses as a result of the combination with the Bank Bidder and the geographic diversity of the two operations, and the associated fragmentation of markets, would negate in many respects the benefits associated with combining assets and otherwise increasing its critical mass.

     (vi) The Midwest Board determined that AMCORE's business plan, and Midwest's integration with and into AMCORE's operations, would benefit Midwest, Midwest Shareholders and the communities in which the Bank operates. AMCORE expressed its desire to allow local responsibility and visibility for business involving customer contact, while centralizing, where possible, those items that did not involve customer contact. In addition, AMCORE had demonstrated through several recent acquisitions its intentions to grow its franchise. The Midwest Board identified AMCORE's growth potential as another potential benefit for the shareholders of Midwest upon the exchange of Midwest stock for AMCORE stock.

     (vii) When the Midwest Board compared the proposals by AMCORE and the Thrift Bidder, it considered the differences between affiliating with a commercial bank compared to a thrift institution. Since 1992, the Bank had significantly increased its commercial real estate and commercial business lending, where at March 31, 1997, approximately 32% of the Bank's loan portfolio consisted of commercial loans. This commercial lending focus and the addition of the trust department in 1994 is more characteristic of a commercial bank than a traditional thrift, the lending focus of which would be in one- to four-family residential mortgage loans. As such, the Midwest Board determined that integrating the Bank with AMCORE's bank subsidiaries would be a more natural combination compared to combining with the Thrift Bidder. AMCORE's products and services also would be a natural extension of those services currently offered by the Bank, and the Bank's existing customers would benefit from having these additional commercial bank products and services at their disposal. A combination with the Thrift Bidder would have been less beneficial to the Bank's customers. Apart from the integration issues raised by combining with a bank or thrift, the

Midwest Board also determined that affiliating with a commercial banking organization like AMCORE offered Midwest Shareholders greater potential future value compared to stock of a savings institution holding company like the Thrift Bidder.

     (viii) The Midwest Board took into consideration and relied upon the advice of Edelman, Midwest's financial adviser. At the Midwest board meeting held on November 10, 1997, Edelman provided a financial analysis of the proposals by the Three Bidders and its verbal opinion that the Exchange Ratio was fair, from a financial point of view, to the holders of Midwest common stock. Edelman subsequently delivered its written opinion that as of November 11, 1997, the Exchange Ratio was fair, from a financial point of view, to the holders of Midwest common stock. That opinion was updated as of the date of this Proxy Statement/Prospectus and is attached hereto as Annex I. The Midwest Board considered the presentation by Edelman concerning certain financial aspects of the Merger Agreement and the related transactions. For information regarding the presentation by Edelman, see "THE MERGER -- Opinion of Midwest's Financial Advisor."

     The foregoing discussion of the information and factors considered by the Midwest Board is not intended to be exhaustive but is believed to include all material factors considered by the Midwest Board. Throughout its deliberations, the Midwest Board received the advice of its outside legal counsel. After deliberating with respect to the Merger and the other transactions contemplated by the Merger Agreement, considering, among other things, the information and factors described above (including reliance on the opinion of Edelman), the Midwest Board concluded that the Merger is fair to, and in the best interest of, the Midwest Shareholders. In reaching this conclusion, the Midwest Board did not assign relative or specific weights to the above information and factors or determine that any information or factor was of particular importance. A determination of various weighting would, in the view of the Midwest Board, be impractical. Rather, the Midwest Board viewed its position and recommendations as being based on the totality of the information and factors presented to and considered by it. In addition, individual members of the Midwest Board may have given different weight to different information and factors.

     FOR THE REASONS SET FORTH ABOVE, THE MIDWEST BOARD HAS DETERMINED THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, MIDWEST SHAREHOLDERS. ACCORDINGLY, THE MIDWEST BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF MIDWEST VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE PLAN OF MERGER.

OPINION OF MIDWEST'S FINANCIAL ADVISOR

     On May 29, 1997, Midwest engaged Edelman to provide financial advisory services in connection with the possible sale of Midwest. Edelman is a financial advisory and consulting firm engaged in advising financial institutions and other businesses regarding financing and merger transactions and other matters. Midwest selected Edelman because of its expertise with financial institutions, and its particular knowledge of, and experience with, Midwest. Edelman had previously advised Midwest regarding certain acquisition efforts. In his tenure at another firm, the principal of Edelman also provided services to Midwest in connection with its 1992 mutual-to-stock conversion.

     At a meeting of the Midwest Board of Directors on November 10, 1997, Edelman provided its verbal opinion to the Board that the Exchange Ratio was fair, from a financial point of view, to the holders of Midwest Common Stock. Edelman subsequently delivered its written opinion that as of November 11, 1997, the date of the Merger Agreement, the Exchange Ratio was fair, from a financial point of view, to the holders of Midwest Common Stock. Edelman subsequently updated its opinion as of the date of this Proxy Statement/Prospectus.

     The full text of Edelman's opinion, as updated as of the date of this Proxy Statement/Prospectus, is attached hereto as Annex I. THE SUMMARY OF EDELMAN'S OPINION AS OF THE DATE OF THIS PROXY STATEMENT/ PROSPECTUS AS SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION, AND SHAREHOLDERS ARE URGED TO READ SUCH OPINION.

     In forming its opinion, Edelman reviewed, among other things, (i) with respect to Midwest, Annual Reports on Form 10-KSB and Annual Reports to Midwest Shareholders for the fiscal years ended December 31, 1992 through 1996; Quarterly Reports on Form 10-QSB for the quarters ended March 31, June 30, and September 30, 1997; (ii) with respect to AMCORE, Annual Reports on Form 10-K and Annual Reports to AMCORE Shareholders for the fiscal years ended December 31, 1992 through 1996; Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1997; and unaudited financial information concerning the quarter and fiscal year ended December 31, 1997 contained in AMCORE's press release dated January 21, 1998; (iii) the Merger Agreement, along with this Proxy Statement/Prospectus; (iv) certain other information concerning the future prospects of Midwest and AMCORE, and of the combined entity, as furnished by the respective companies, which Edelman discussed separately with the senior management of Midwest and AMCORE; (v) historical market price and trading data for Midwest and AMCORE Common Stock; (vi) the financial performance and condition of Midwest and AMCORE and similar data for other financial institutions which Edelman believed to be relevant; (vii) the financial terms of other mergers which Edelman believed to be relevant; and (viii) such other information as Edelman deemed appropriate. Edelman met with certain senior officers of Midwest and AMCORE to discuss the foregoing as well as other matters relevant to its opinion including the past and current business operations, financial condition and future prospects of Midwest and AMCORE. Edelman also took into account its assessment of general economic, market and financial conditions, and such additional financial and other factors as Edelman deemed relevant.

     In conducting its review and preparing its opinion, Edelman relied upon the accuracy and completeness of the financial and other information regarding Midwest and AMCORE provided to it by the respective managements of Midwest and AMCORE, and on certain other publicly available financial and other information, and did not independently verify any such information. Edelman relied upon the management of Midwest and AMCORE in forming a view of the future prospects of Midwest and AMCORE, and in forming assumptions regarding a range of potential cost savings resulting from the Merger. Edelman assumed, without independent verification, that the aggregate allowances for loan losses at Midwest and AMCORE were adequate to cover such losses. Edelman did not inspect any properties, assets or liabilities of Midwest or AMCORE and did not make or obtain any evaluations or appraisals of any properties, assets or liabilities of Midwest or AMCORE. In rendering its opinion, Edelman assumed that the Merger will be consummated on the terms described in the Merger Agreement and the Plan of Merger.

     EDELMAN'S OPINION IS DIRECTED SOLELY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO AND DOES NOT ADDRESS THE DECISION TO EFFECT THE MERGER OR CONSTITUTE A RECOMMENDATION TO ANY MIDWEST SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE ON THE MERGER. IT IS FURTHER UNDERSTOOD THAT EDELMAN'S OPINION IS BASED ON ECONOMIC AND MARKET CONDITIONS AND OTHER CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS PROXY STATEMENT/PROSPECTUS, AND DOES NOT REPRESENT AN OPINION AS TO WHAT THE VALUE OF AMCORE STOCK WILL BE WHEN ISSUED TO THE SHAREHOLDERS OF MIDWEST UPON CONSUMMATION OF THE MERGER OR THEREAFTER.

     In connection with rendering its opinion to the Midwest Board, Edelman performed a variety of financial analyses that are summarized below. The preparation of a fairness opinion is a complex process involving subjective judgments and quantitative analysis and is not necessarily susceptible to partial analysis or summary description. Edelman believes that its analyses and the summary set forth herein must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, creates an incomplete view of the analyses and processes underlying Edelman's opinion. Any estimates or assumptions used in Edelman's analyses are not necessarily indicative of actual future value or results, which may be significantly more or less favorable than is suggested by such estimates or assumptions. No company or previous transaction used in Edelman's analyses was identical to Midwest or AMCORE or the Merger. The fact that any specific analysis has been referred to in the summary below is not meant to indicate that such analysis was given more weight than any other analysis. Edelman may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions.

     The following is a brief summary of the analyses performed by Edelman in connection with its opinion:


     1. Comparable Transactions. Edelman analyzed certain pricing statistics regarding bank and thrift mergers and compared these to pricing ratios for the Merger. In acquisitions of banks nationwide announced during 1996 and from January 1, 1997 through February 12, 1998, average price to tangible book value ratios were 197% and 242%, respectively, compared to 154% and 194% for thrifts. Among acquisitions of $100 million to $400 million asset size institutions in Wisconsin and bordering states completed since January 1, 1996, median bank price to tangible book value and price to earnings ratios exceeded thrift pricing 193% to 150% and 19.0 to 16.3, respectively. Midwest, a unitary savings and loan holding company regulated by the Office of Thrift Supervision, was valued at 258% price to tangible book value in the Merger based on latest available (September 30, 1997) book value per share and the average of the closing bid and ask prices of AMCORE stock on February 18, 1998, the last day prior to the date of this Proxy Statement/Prospectus. Based on last 12 months earnings per share, Midwest was valued in the Merger at 18.1 times reported earnings. Price to earnings adjusted for gains on sales of holding company securities was 20.0.



     2. Comparable Companies. Edelman compared certain operating and stock valuation ratios of AMCORE and a group of 10 other midwestern banking companies with total assets of $1 billion to $5 billion. The other companies (the "Group") included Brenton Banks, Inc.; Community First Bankshares, Inc.; Chemical Financial Corporation; F&M Bancorporation, Inc.; First Merchants Corporation; Grand Premier Financial, Inc.; Mississippi Valley Bancshares, Inc.; Pinnacle Banc Group, Inc.; First Source Corporation; and First Financial Corporation. Based on latest available financial information (AMCORE's as of December 31, 1997), AMCORE and the Group median had tangible equity to tangible assets of 7.5% and 8.8%, respectively, and non-performing assets to total assets of .59% and .35%, respectively. Adjusted for charges related to mergers and information systems, AMCORE had returns on average assets and equity of 1.00% and 13.05%, respectively, for the last 12 months, compared to Group medians of 1.28% and 14.42%. Based on February 18, 1998 closing stock prices, AMCORE's price to last 12 months adjusted earnings was 20.3, compared to a Group median last 12 months price to earnings ratio of 20.6. Price to average securities analyst estimates of current fiscal year earnings as reported by the Institutional Brokers Estimate System ("IBES") was 17.0 for AMCORE and 18.3 for the Group median. AMCORE had a price to tangible book value ratio of 254% compared to 274% for the Group median. It was also noted that AMCORE stock had appreciated 46% since the beginning of 1997, compared to 63% for the Group median, 65% for the Nasdaq Bank Index and 39% for the S&P 500 index.


     Edelman also compared certain operating and stock valuation ratios of Midwest to a universe of 222 publicly traded thrift stocks which contemporaneously with the Merger announcement were not subject to pending acquisitions and which had financial data available for the third quarter of 1997 (the "Universe"). Based on November 10, 1997 closing prices, Midwest's ratio of last 12 months price to earnings (as adjusted for holding company securities gains) was 17.1, compared to a Universe median of 17.9. Midwest's price to tangible book value was 222%, compared to a Universe median of 166%. Midwest and the Universe median, respectively, had total assets of $212 million and $496 million; tangible equity to tangible assets of 9.0% and 9.2%; and non-performing assets to total assets of .09% and .47%. Midwest's returns on average assets and equity for the last 12 months, adjusted for holding company securities gains, were 1.29% and 14.89%, compared to Universe medians of .95% and 9.31%.

     3. Trading and Dividend Analysis. Edelman reviewed certain trading, liquidity and dividend data regarding Midwest and AMCORE. AMCORE stock traded a daily average of 23,608 shares from January 1, 1996 through November 11, 1997, the last day before the Merger was announced, compared to 1,563 for Midwest. Based on current quarterly dividend rates and the Exchange Ratio, the Merger constituted a dividend increase of 66% for Midwest shareholders. Edelman also reviewed the averages of the daily ratios of Midwest to AMCORE closing market price (the "Trading Ratio") over various time horizons and compared this to the Exchange Ratio. The Exchange Ratio represented a premium over the average Trading Ratio of 9.3% during January 1, 1997 through November 11, 1997; 9.9% during July 1, 1997 through November 11, 1997; 8.8% during the 20 trading days ending November 11, 1997; and 1.6% based on the average of the stocks' closing bid and ask prices on November 11, 1997.

     4. Contribution Analysis. Edelman compared Midwest shareholders' pro forma ownership in AMCORE to Midwest's relative contribution of assets, equity, market capitalization and income. Based on shares outstanding, options awarded and February 18, 1998 market pricing of AMCORE stock, Midwest shareholders stood to receive approximately 7.1% of the combined entity. By comparison, based on latest available financial data (through September 30, 1997 for Midwest and through December 31, 1997 for AMCORE) Midwest represented 5.5% of the two companies' total assets, 6.5% of their total tangible shareholders' equity, 9.1% of their last 12 months net income and 6.9% of their last 12 months income adjusted for holding company securities gains at Midwest and merger and information systems charges at AMCORE. As of November 11, 1997, the last day before the Merger was announced, Midwest represented 6.9% of the two companies' total market capitalization.

     5. Impact Analysis. Edelman analyzed the theoretical impact of the Merger on AMCORE's profitability based on various assumptions regarding financial performance following closing. Sensitivity analysis was conducted with assumptions regarding Midwest as follows: stand-alone profitability growth of 0% to 15%, additional operating expense reduction due to the Merger of 2.5% to 12.5% and additional tax rate reduction due to the Merger of 0% to 1%. Based on the foregoing factors, the Exchange Ratio and average securities analyst estimates of AMCORE earnings per share for fiscal 1998 as reported by IBES, Edelman calculated that the Merger would result in a per share profitability impact ranging from negative 1.1% to positive .6%.

     6. Present Value Analysis. Edelman calculated the theoretical stand-alone value of Midwest shares on a present value basis across a range of 5-year projections and valuation assumptions. Three scenarios were analyzed reflecting, respectively, (a) increases in net income adjusted for holding company securities gains of 10%, 15% and 20% annually; (b) trading values of 12, 15 and 18 times income in five years; and (c) discount rates of 10%, 12.5% and 15%. Dividend growth was assumed to be 5% annually. Based on dividends paid and a period-end stock trading value in the three scenarios, Edelman calculated present values per share for Midwest of $19.45, $25.96 and $33.57. Based on the average of the closing AMCORE bid and ask prices on February 18, 1998, the value per Midwest share represented by the Exchange Ratio equaled $30.23.

     Edelman and Midwest entered into an agreement relating to the services Edelman is providing in connection with the Merger. Pursuant to this agreement, Midwest has paid Edelman an engagement fee of $15,000 and an opinion fee of $10,000. Upon closing of the Merger, Midwest will also pay Edelman fees equal to
(a) .85% of sale price (as defined in the agreement), plus (b) 5.0% of the amount by which sale price exceeds $47.5 million, minus (c) the engagement fee. Midwest has also agreed to reimburse Edelman for out-of-pocket expenses associated with its services subject to a maximum of $10,000 and to indemnify Edelman against certain liabilities.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Certain members of Midwest's management, the Bank's management and the Board of Directors of the Bank and the Midwest Board may be deemed to have interests in the Merger in addition to their interests, if any, as holders of Midwest Common Stock. The Midwest Board was aware of these factors and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

     Officers of the Surviving Corporation. The Merger Agreement provides that the directors of Newco and the officers of Midwest immediately prior to the Effective Time will become the officers of the surviving corporation. See "THE MERGER -- Management and Operations of Midwest after the Merger."

     Indemnification. AMCORE has agreed, for a period of five years from and after the Effective Time, to indemnify and hold harmless each present and former director, officer and employee of Midwest or any Midwest subsidiary against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees), judgments, fines and amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether asserted or arising before or after the Effective Time, to the full extent permitted under applicable law (and AMCORE has agreed to advance expenses as incurred to the full extent permitted under applicable law, provided that the person to whom expenses are advanced provides any undertaking as required by applicable law); provided such claim, action, suit, proceeding or investigation is based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer or employee of Midwest or any of its subsidiaries or any of their predecessors or (ii) the Merger Agreement or Plan of Merger or any of the transactions contemplated thereby, whether civil, criminal or administrative. AMCORE will use its reasonable efforts to obtain, after the Effective Time, directors' and officers' liability insurance coverage for the officers and directors of Midwest and any Midwest subsidiary immediately prior to the Effective Time (or policies providing comparable coverage) for a period of three years after the Effective Time; provided, that AMCORE will not expend for such insurance in any such year an amount greater than 150% of the cost of the directors' and officers' liability policies maintained by Midwest for the year ended December 31, 1996.

     Employee Benefits. As a result of the Merger, directors, officers and employees of Midwest and its subsidiaries may receive additional benefits in connection with the Midwest benefit plans and programs. See "THE MERGER AGREEMENT -- Employee Benefits."

     Stock Options. Certain members of management of Midwest hold options to purchase shares of Midwest Common Stock that will become fully exercisable in connection with the Merger in accordance with the terms of the option plan and agreement pursuant to which each such option was granted. All options to purchase shares of Midwest Common Stock will be converted as of the Effective Time into options to purchase AMCORE Common Stock. See "THE MERGER AGREEMENT -- Stock Option Agreements."

     Change in Control/Severance Agreements. Midwest and/or the Bank have entered into employment agreements containing change in control provisions (the "Change in Control Agreements") with Gary E. Wegner, Scott D. Huedepohl and Mel Bindl (each, an "Executive"). In the Merger Agreement, AMCORE has agreed that the transactions contemplated by the Merger Agreement and the Plan of Merger constitute a "change in control" of Midwest for purposes of the Change in Control Agreements, and has agreed to perform the terms of the Change in Control Agreements.

     The Change in Control Agreements of Messrs. Wegner and Huedepohl provide, among other things, that if, within 12 months of a "change in control," the Executive terminates his employment for any reason, the Executive will be entitled to (i) a lump sum payment equal to the product of 2.99 times the Executive's base amount as defined in Section 280G(b)(3) of the Code and (ii) service credit for purposes of all employee benefit plans (including, but not limited to, health and life insurance and incentive, pension and retirement plans), and will be deemed to be an employee of Midwest and the Bank, for the duration of his Change in Control Agreement. The Change in Control Agreements generally provide that, if any amount payable to the Executive under the Change in Control Agreements would constitute an "excess parachute payment" under
Section 280G of the Code, then the amount of such payment will be reduced such that the aggregate payment will not exceed an amount equal to $1.00 less than the maximum amount that Midwest may pay without loss of deduction under Section 280G(a) of the Code.

     The Change in Control Agreement of Mr. Bindl provides that if, after a change in control, Mr. Bindl is terminated other than for "just cause," retirement or disability by the Bank during the term of his Change of Control Agreement, he will be entitled to, among other things, a lump sum payment equal to the product of 2.99 times his base amount, as defined in Section 280G(b)(3) of the Code.

     Assuming that, within twelve months of a change in control, each of the Executives' employment was terminated upon an immediate, qualifying termination of employment, the amounts payable to each Executive under his Change in Control Agreement, exclusive of any unpaid compensation through the date of termination, would be approximately as follows: Mr. Wegner $340,000; Mr. Huedepohl, $194,000 and Mr. Bindl, $294,000.

SHAREHOLDER VOTING AGREEMENTS

     Concurrent with the execution of the Merger Agreement, AMCORE, Midwest, each of the directors of Midwest (including Gary E. Wegner, President and Chief Executive Officer of Midwest), and Scott D. Huedepohl, a Vice President of Midwest, executed a separate Shareholder Voting Agreement (each a "Voting Agreement," and collectively, the "Voting Agreements") by which each such person agreed that he will vote all shares of Midwest Common Stock owned or subsequently acquired in favor of the Merger, the Merger

Agreement and the Plan of Merger at any meeting of Midwest Shareholders. Additionally, until the earliest to occur of the Effective Time of the Merger, the termination of the Voting Agreements or the abandonment of the Merger, each such person agreed that he will not vote any such shares in favor of the approval of any other action, proposal or agreement which would result in conditions under the Merger Agreement not being fulfilled or in favor of any extraordinary corporate transaction, or sale or transfer of subsidiaries. Each such shareholder also agreed not to transfer shares of Midwest Common Stock owned by such person without the prior written consent of AMCORE and to the entry of stop transfer instructions with Midwest against the transfer of such shares. The Voting Agreements will terminate upon the termination of the Merger Agreement or at the Effective Time. As of the Record Date, persons who had executed Voting Agreements owned beneficially an aggregate of approximately 239,157 shares of Midwest Common Stock, or approximately 14.7% of the issued and outstanding shares.

     The foregoing summary of the Voting Agreements is qualified in its entirety by the text of the Voting Agreements, the form of which is attached as Exhibit A to Annex II hereto and which is incorporated herein by reference.

MANAGEMENT AND OPERATIONS OF MIDWEST AFTER THE MERGER

     The Merger Agreement provides that, on the Closing Date, Newco will be merged with and into Midwest. The surviving entity will be Midwest and the separate corporate existence of Newco will terminate. As a result of the Merger, Midwest will become and be operated as a wholly-owned subsidiary of AMCORE, and the Bank, which is now owned by Midwest, will be controlled by AMCORE.

     The directors of Newco and the officers of Midwest (except for Gary E. Wegner) immediately prior to the Merger will continue as the directors and officers of the surviving corporation following the Merger. After the Merger, AMCORE contemplates that Midwest will continue to maintain its separate corporate identity and name, and that the officers of Midwest as the surviving entity will be the same individuals who currently serve as Midwest's officers (except for Mr. Wegner). Following the Merger, AMCORE will manage and direct the operations of the Bank as it manages and directs its present bank subsidiaries.

REGULATORY APPROVAL

     On January 9, 1998, the Merger was approved by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHCA"), which generally requires that the Federal Reserve Board take into consideration the financial and managerial resources and future prospects of the respective institutions and the convenience and needs of the communities to be served. The BHCA prohibits the Federal Reserve Board from approving the Merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the Merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. The Federal Reserve Board has the authority to deny an application if it concludes that the combined organizations would have an inadequate capital position. Furthermore, the Federal Reserve Board must also assess the records of the depository subsidiaries of AMCORE and Midwest under the Community Reinvestment Act of 1977, as amended (the "CRA"). The CRA requires that the Federal Reserve Board analyze, and take into account when evaluating an application, each depository institution's record of meeting the credit needs of its local communities, including low and moderate-income neighborhoods, consistent with safe and sound operation. See "SUPERVISION AND REGULATION."

     Under the BHCA, the Merger may not be consummated until the 30th day following the date of Federal Reserve Board approval, during which time the United States Department of Justice may challenge the Merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve Board's approval unless a court specifically orders otherwise. With the approval of the Federal Reserve Board and the Department of Justice, the waiting period following Federal Reserve Board approval may be reduced to no less than fifteen days. The BHCA provides for the publication of notice and public comment on the application and authorizes the regulatory agency to permit interested parties to intervene in the proceedings. See "SUPERVISION AND REGULATION."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary description of the material federal income tax consequences of the Merger to the Midwest Shareholders. The discussion is based upon the provisions of the Code, applicable Treasury Regulations promulgated thereunder, judicial decisions and administrative rulings and practices, all as in effect on the date of this Proxy Statement/Prospectus and all of which are subject to possible prospective or retroactive change. The discussion does not address any state, local or foreign income or other tax consequences of the Merger.

     The following discussion is not a complete description of all of the federal income tax consequences of the Merger to Midwest Shareholders, and, in particular, does not address all aspects of federal income taxation that may be relevant to a particular Midwest Shareholder in light of such holder's personal investment or tax circumstances, or to a Midwest Shareholder that is subject to special treatment under the federal income tax laws (including life insurance companies, foreign persons, tax-exempt entities, financial institutions, broker-dealers, or holders who acquired Midwest Common Stock pursuant to the exercise of employee stock options or otherwise as compensation). In addition, no information is provided as to the tax consequences of the Merger to any Midwest Shareholder who exercises and perfects dissenters' rights. The discussion further assumes that the Midwest Common Stock will be held as capital assets by the Midwest Shareholders at the Effective Time of the Merger.

     EACH MIDWEST SHAREHOLDER IS ADVISED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

     Midwest has received an opinion of Schiff Hardin & Waite, counsel to Midwest, to the effect that the Merger will be treated as a tax-free reorganization under Section 368(a)(1)(A) and 368(a)(2)(E) of the Code. Such opinion is based upon certain customary representations and is subject to certain customary assumptions and limitations set forth therein. It should be noted that a ruling will not be sought from the IRS regarding the Merger. The opinion of counsel referred to above will not be binding on the IRS, and the IRS may disagree with the conclusions expressed in such opinion. Schiff Hardin & Waite's opinion will be updated as of the Effective Time.

     Schiff Hardin & Waite has advised Midwest that, in accordance with its opinion referred to above, the material federal income tax consequences of the Merger to the Midwest Shareholders, assuming tax-free reorganization treatment, will be as follows:

          (i) No gain or loss will be recognized by a Midwest Shareholder upon the conversion of the holder's shares of Midwest Common Stock solely into shares of AMCORE Common Stock pursuant to the Merger. A Midwest Shareholder that receives cash in lieu of a fractional share of AMCORE Common Stock will recognize gain or loss, which will be capital gain or loss, equal to the difference between the amount of cash received and the ratable portion of the holder's tax basis in the shares of Midwest Common Stock being converted pursuant to the Merger that is allocable to such fractional share.

          (ii) The aggregate tax basis of the shares of AMCORE Common Stock received by a former Midwest Shareholder pursuant to the Merger will be the same as the holder's aggregate tax basis in the shares of Midwest Common Stock being converted pursuant to the Merger, reduced by the ratable portion of such tax basis that is allocable to any fractional share of AMCORE Common Stock with respect to which cash is being received.

          (iii) The holding period of the shares of AMCORE Common Stock received by a former Midwest Shareholder pursuant to the Merger will include the holder's holding period with respect to the shares of Midwest Common Stock being converted pursuant to the Merger.

ACCOUNTING TREATMENT OF THE MERGER

     The parties anticipate that the merger will qualify for "pooling of interests" accounting treatment. Under the pooling of interests method of accounting, the historical basis of the assets and liabilities of AMCORE and Midwest will be combined at the Effective Time and carried forward at their previously recorded amounts, and the shareholders' equity accounts of Midwest will be combined with the shareholders' equity accounts on AMCORE's consolidated balance sheet. Income and other financial statements of AMCORE will not be restated retroactively because the Merger is not material to the financial statements of AMCORE.

     In order for the Merger to qualify for pooling of interests accounting treatment, among other things, at least 90% of the outstanding Midwest Common Stock must be exchanged for AMCORE Common Stock. AMCORE and Midwest have each agreed not to take any action which would disqualify the Merger from pooling of interests accounting treatment by AMCORE.

     The unaudited pro forma data included in this Proxy Statement/Prospectus have been prepared using the pooling of interests method of accounting. See "SUMMARY -- Comparative Per Share Data."

RIGHTS OF DISSENTING SHAREHOLDERS

     Under the provisions of Section 180.1301 et seq. of the WBCL, a copy of which is attached to this Proxy Statement/Prospectus as Annex III, any holder of record or beneficial shareholder of Midwest Common Stock has the statutory right to dissent from the Merger and obtain payment of the fair value of his or her shares in cash. However, certain shareholders of Midwest have contractually agreed with AMCORE to vote in favor of the Merger. See "THE MERGER -- Shareholder Voting Agreements." Any holder electing to exercise his or her statutory dissenters' rights must deliver written notice of his or her intent to demand payment for his or her shares to Midwest and not vote in favor of the Merger Agreement and the Plan of Merger. Such notice must be delivered to Midwest before the vote on the Merger Agreement and the Plan of Merger is taken. Further, AMCORE's obligations under the Merger Agreement are conditioned upon holders of not more than three percent (3%) of Midwest Common Stock outstanding as of the Record Date having undertaken steps to perfect their right to object under the WBCL. A shareholder may object as to less than all of the shares registered in his or her name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies Midwest in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights, subject to the provisions of Section 180.1303 of the WBCL.

     A PROXY OR VOTE AGAINST THE MERGER AGREEMENT AND THE PLAN OF MERGER WILL NOT, OF ITSELF, BE REGARDED AS A WRITTEN NOTICE OF INTENT TO DEMAND PAYMENT FOR PURPOSES OF ASSERTING DISSENTERS' RIGHTS.

     The Effective Time of the Merger will occur upon the filing of the Articles of Merger with the Department of Financial Institutions of the State of Wisconsin. Within 10 days of the Effective Time, Midwest will give a written dissenters' notice to each dissenting shareholder who has made demand in accordance with Section 180.1321(1), containing a form for demanding payment, a statement indicating where the holder must send the payment demand, an explanation of the extent to which the transfer of shares will be restricted after the payment demand is received and a date by which the payment demand must be received by Midwest. A holder to whom a dissenters' notice is sent, must demand payment in writing and certify whether he or she acquired beneficial ownership of the shares before the date specified in the dissenters' notice.

     As soon as the Merger is effected or upon receipt of a demand for payment, whichever is later, Midwest will pay each holder who has complied with the provisions of Section 180.1301 et seq. the amount that the corporation estimates to be the fair value of the holder's shares, plus accrued interest. Such payment will be accompanied by a copy of Midwest's latest available financial statement, a statement of the corporation's estimate of the fair value of the shares, an explanation of how the interest was calculated, a statement of the dissenter's right to demand payment under Section 180.1328 of the WBCL if he or she is dissatisfied with the payment and a copy of Sections 180.1301 to 180.1331 of the WBCL.

     Midwest may elect to withhold the payment required by Section 180.1325 from a dissenter unless the dissenter was the beneficial owner of the shares before the date specified in the dissenter's notice under Section 180.1322(2)(c) as the date of the first announcement to news media or to shareholders of the terms of the Merger. To the extent Midwest makes such an election, it must estimate the fair value of the shares, plus accrued interest and pay that amount to each dissenter who agrees to accept it in full satisfaction of his or her demand. Midwest will send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenter's right to demand payment under Section 180.1328 if the dissenter is dissatisfied with the offer.

     Any dissenter may notify the corporation of his or her estimate of the fair value of his or her shares and demand payment of such estimate less any payment received from the corporation or reject the corporation's payment or offer of payment for any one of the following reasons: (i) the dissenter believes that the amount paid or offered by the corporation is less than the fair value of his or her shares or that the accrued interest is incorrectly calculated; (ii) the corporation fails to make the payment within 60 days after the date for demanding payment set out in the dissenters' notice; or (iii) Midwest fails to effect the Merger and does not return the deposited shares within 60 days of the date set for demand of payment.

     In the event any holder of Midwest Common Stock fails to comply strictly with the applicable statutory requirements, he or she will be bound by the terms of the Merger Agreement and will not be entitled to payment for his or her shares under such statute. ANY HOLDER OF MIDWEST COMMON STOCK WHO WISHES TO OBJECT TO THE MERGER AND DEMAND PAYMENT FOR HIS OR HER SHARES OF MIDWEST COMMON STOCK SHOULD CONSIDER CONSULTING HIS OR HER OWN LEGAL ADVISOR.

     Since an executed proxy relating to Midwest Common Stock on which no voting direction is made will be voted at the Special Meeting in favor of the Merger Agreement, an objecting shareholder who wishes to have his or her shares of Midwest Common Stock represented by proxy at the Special Meeting, but preserve his or her rights of appraisal, must mark his or her proxy either to vote against the Merger Agreement and the Plan of Merger or to abstain from voting thereon, make the required objection and demand, and make the required submission of stock certificates as described herein.

     The foregoing, while a summary of all material provisions of Section
180.1301 et seq. of the WBCL, is qualified in its entirety by reference to the text of such statutory provision, which is set forth in Annex III hereto.

RESALE OF AMCORE COMMON STOCK

     The shares of AMCORE Common Stock to be issued in the Merger to holders of Midwest Common Stock will be issued pursuant to a Registration Statement under the Securities Act, and thus may be freely traded by holders of Midwest Common Stock who are not "affiliates" of Midwest (and are not affiliates of AMCORE at the time of the proposed resale). Pursuant to the Merger Agreement, AMCORE has received a written undertaking from each person Midwest identified to AMCORE as a shareholder who is an executive officer or director of Midwest, to the effect that (a) such person will not sell or dispose of AMCORE Common Stock acquired by such person in the Merger, except (i) under a separate registration for distribution (which AMCORE has not agreed to provide), (ii) pursuant to Rule 145 promulgated under the Securities Act, or (iii) pursuant to transaction which, in the opinion of counsel for the affiliate or as described in a "no-action" letter from the staff of the SEC, is not required to be registered under the Securities Act; and (b) such person will not otherwise dispose of the AMCORE Common Stock or otherwise reduce his or her risk relative to the AMCORE Common Stock (i) during the 30-day period immediately preceding the Effective Time or (ii) prior to the publication by AMCORE of an earnings statement covering at least 30 days of combined operations after the Closing Date.

                              THE MERGER AGREEMENT

TERMS

     At the Effective Time, Newco will merge with and into Midwest, with Midwest as the surviving corporation, and Midwest will become a wholly-owned subsidiary of AMCORE. At the Effective Time, each outstanding share of Midwest Common Stock (other than shares of Midwest Common Stock held by Midwest as treasury stock immediately prior to the Effective Time and shares of Midwest Common Stock held by AMCORE, Newco or any direct or indirect subsidiary of AMCORE, which shares will be cancelled, and other than shares of Midwest Common Stock held by Midwest Shareholders who have properly exercised their dissenters' rights under Wisconsin law) will be cancelled and converted into the right to receive a number of shares of AMCORE Common Stock, to be determined as follows: (i) in the event the AMCORE Average Price is less than $20.425, each share of Midwest Common Stock shall be exchanged for and converted into a number of shares of AMCORE Common Stock determined by dividing (A) 23.980 by (B) the AMCORE Average Price, (ii) in the event the AMCORE Average Price is greater than or equal to $20.425 but less than or equal to $27.00, each share of Midwest Common Stock shall be exchanged for and converted into 1.174 shares of AMCORE Common Stock and (iii) in the event the AMCORE Average Price is greater than $27.00, each share of Midwest Common Stock shall be exchanged for and converted into a number of shares of AMCORE Common Stock determined by dividing (A) 31.700 by (B) the AMCORE Average Price. There can be no assurance that the closing price for AMCORE Common Stock on the Effective Date will be equal to the AMCORE Average Price. As of February 13, 1998, the most recent practicable date prior to the printing of this Proxy Statement/Prospectus, the average of the daily closing prices of a share of AMCORE Common Stock during the 20-day period ending on February 13, 1998 was $24.88 which, assuming an AMCORE Average Price equal to such average, would result in an Exchange Ratio of 1.174. See "THE MERGER AGREEMENT -- Conversion of Shares and Exchange Ratio" and "THE MERGER -- Rights of Dissenting Shareholders."

     Set forth below is a table setting forth several numerical examples of the Exchange Ratio that would be used to determine the number of shares of AMCORE Common Stock that shareholders of Midwest would receive in the Merger per share of Midwest Common Stock, based on assumed AMCORE Average Prices.

                 EXAMPLES OF CALCULATION OF THE EXCHANGE RATIO

                                                                EXCHANGE
                ASSUMED AMCORE AVERAGE PRICE                    RATIO(1)
                ----------------------------                    --------
$18.000.....................................................     1.332
$20.425 -- $ 27.000.........................................     1.174
$30.000.....................................................     1.057

-------------------------
(1) Represents the number of shares of AMCORE Common Stock to be issued for each share of Midwest Common Stock. THERE CAN BE NO ASSURANCE THAT THE CLOSING PRICE FOR AMCORE COMMON STOCK ON THE EFFECTIVE DATE WILL BE EQUAL TO THE AMCORE AVERAGE PRICE. See "THE MERGER -- Conversion of Shares and Exchange Ratio."

     The Articles of Incorporation and the Bylaws of Newco in effect at the Effective Time will govern the surviving corporation until amended or repealed in accordance with applicable law. The directors of Newco and the officers of Midwest (except for Gary E. Wegner) immediately prior to the Effective Time will be the directors and officers of the surviving corporation, each of such directors and officers to hold office in accordance with the Articles of Incorporation and Bylaws of the surviving corporation. The terms of the Merger were determined on the basis of arm's-length negotiations. See "THE MERGER -- Management and Operations of Midwest After the Merger."

DATE OF MERGER

     Under the BHCA, the Merger cannot take effect before the 30th calendar day following the date of approval by the Federal Reserve Board. With the approval of the Federal Reserve Board and the Department of Justice, the waiting period may be reduced to no less than fifteen days. Approval of the Federal Reserve Board was obtained on January 9, 1998. See "THE MERGER -- Regulatory Approval"; and "THE MERGER AGREEMENT -- Conditions to the Merger."

     Under the Merger Agreement, the Merger will occur upon the satisfaction or waiver of all of the conditions to the Merger, including the expiration of the statutory waiting period after Federal Reserve Board approval, or on such date as AMCORE and Midwest may both agree to, but in no event later than the last business day of the month in which all of the conditions to the Merger have been so satisfied or waived, and will take effect upon the date Newco and Midwest file the Articles of Merger. There can be no assurances as to if or when such approvals will be obtained or that the Merger will be consummated. If the Merger is not effected on or before August 31, 1998, the Merger Agreement may be terminated by either AMCORE or Midwest. See "THE MERGER Conditions to the Merger" and "-- Termination."

     The Merger will become effective at the close of business on the date on which the Articles of Merger are received by the Department of Financial Institutions of the State of Wisconsin. It is anticipated that such filing will be made concurrent with the closing under the Merger Agreement.

CONVERSION OF SHARES AND EXCHANGE RATIO

     At the Effective Time of the Merger, all the issued and outstanding shares of Midwest Common Stock, except any Dissenting Shares, will be acquired in exchange for AMCORE Common Stock or cash in lieu of any fractional shares of AMCORE Common Stock. Each outstanding share of Midwest Common Stock (other than shares of Midwest Common Stock held by Midwest as treasury stock immediately prior to the Effective Time (as defined below) and shares of Midwest Common Stock held by AMCORE, Newco or any direct or indirect subsidiary of AMCORE, which shares will be cancelled, and other than shares of Midwest Common Stock held by Midwest Shareholders who have properly exercised their dissenters' rights under Wisconsin law) will be cancelled and converted into the right to receive a number of shares of AMCORE Common Stock to be determined as follows:
(i) in the event the AMCORE Average Price is less than $20.425, each share of Midwest Common Stock shall be exchanged for and converted into a number of shares of AMCORE Common Stock determined by dividing (A) 23.980 by (B) the AMCORE Average Price, (ii) in the event the AMCORE Average Price is greater than or equal to $20.425 but less than or equal to $27.00, each share of Midwest Common Stock shall be exchanged for and converted into 1.174 shares of AMCORE Common Stock and (iii) in the event the AMCORE Average Price is greater than $27.00, each share of Midwest Common Stock shall be exchanged for and converted into a number of shares of AMCORE Common Stock determined by dividing (A) 31.700 by (B) the AMCORE Average Price. The AMCORE Average Price will be an amount equal to the average of the daily closing prices of a share of AMCORE Common Stock as reported on the NASDAQ during the period of twenty (20) trading days ending at the end of the third trading day immediately preceding the Special Meeting. There can be no assurance that the closing price for AMCORE Common Stock on the Effective Date will be equal to the AMCORE Average Price. As of February 13, 1998, the most recent practicable date prior to the printing of this Proxy Statement/Prospectus, the average of the daily closing prices of a share of AMCORE Common Stock during the 20-day period ending on February 13, 1998 was $24.88 which, assuming an AMCORE Average Price equal to such average, would result in an Exchange Ratio of 1.174. See "THE MERGER AGREEMENT Terms" and "THE MERGER -- Rights of Dissenting Shareholders."

     Each Midwest Option that is outstanding and unexercised immediately prior the Effective Time will cease to represent a right to acquire shares of Midwest Common Stock. At the Effective Time, all such options will be automatically converted into options to purchase a number of shares of AMCORE Common Stock equal to the number of shares of Midwest Common Stock that could have been purchased under such Midwest Option multiplied by the Exchange Ratio at an exercise price per share equal to the original exercise price divided by the Exchange Ratio. See "THE MERGER AGREEMENT -- Stock Option Agreements."

     No fractional shares of AMCORE Common Stock will be issued in the Merger. Each holder of Midwest Common Stock who would otherwise be entitled to receive a fractional share will receive cash in an amount equal to the cash value of such fractional share, which cash value will be determined by multiplying (i) the average of the last sales price for AMCORE Common Stock as reported on the Nasdaq National Market for the twenty (20) trading days immediately preceding the fifth trading day prior to the Closing Date by (ii) the fraction of a share (rounded to the nearest tenth) of AMCORE Common Stock to which such holder would otherwise be entitled to receive.

     Within ten business days after the Effective Time, an agent (the "Exchange Agent") acting on behalf of Midwest (as the surviving corporation) will send to each holder of Midwest Common Stock a letter of transmittal containing instructions with respect to the surrender of stock certificates of Midwest Common Stock for exchange into one or more certificates evidencing AMCORE Common Stock, as provided in the Merger Agreement. Until so surrendered, each outstanding certificate which, prior to the Effective Time, represented shares of Midwest Common Stock will be deemed for all purposes to evidence only the right to receive the shares of AMCORE Common Stock into which such shares of Midwest Common Stock have been converted; provided, however, unless and until such certificates representing Midwest Common Stock are so surrendered, no stock certificates representing the shares of AMCORE Common Stock, nor any dividends or other distributions of any kind payable in respect of shares of AMCORE Common Stock into which such Midwest Common Stock has been converted, shall be paid or delivered to the holder of an unsurrendered certificate and no interest shall be earned on such cash dividend amounts. After the Effective Time, upon surrender of certificates representing shares of Midwest Common Stock, there shall be delivered to the record holder of the certificates representing AMCORE Common Stock issued in exchange therefor, on or as soon as practicable after such date of surrender, the amount of any such dividends, or other distributions, and the certificates representing the Midwest Common Stock, which as of any date subsequent to the Effective Time, but prior to the surrender of Midwest certificates, became payable or deliverable and were not paid or delivered to such holder with respect to such shares.

STOCK OPTION AGREEMENTS

     The Merger Agreement provides that each unexpired and unexercised Midwest Option granted under either of the Midwest Option Plans will be automatically converted at the Effective Time into an option (a "New AMCORE Option") to purchase a number of shares of AMCORE Common Stock equal to the number of shares of Midwest Common Stock that could have been purchased under the Midwest Option agreements, multiplied by the Exchange Ratio, at a price per share of AMCORE Common Stock equal to the option exercise price determined pursuant to the Midwest Stock Option Agreements divided by the Exchange Ratio. Such New AMCORE Option will be subject to the terms, benefits, rights and features of the Midwest Option Plans and agreements evidencing grants of such Midwest Options thereunder as in existence immediately prior to the Effective Time, which will continue to apply to each New AMCORE Option from and after the Effective Time. The Merger Agreement also provides that (i) from and after the Effective Time, AMCORE will assume all of Midwest's obligations under the Midwest Option Plans and (ii) at the Effective Time, the Midwest Option Plans will be terminated, provided that such termination will not affect the rights of holders of Midwest Options which are outstanding and unexercised immediately prior thereto.

CERTAIN REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains representations and warranties of AMCORE, Newco and Midwest customary for transactions of this nature. These include, among other things, representations and warranties of AMCORE and Newco as to:
(i) their respective due organization, existence, good standing, organizational documents and similar corporate matters; (ii) their respective capital structures; (iii) their authority relative to the execution and delivery of, and performance of their respective obligations under, the Merger Agreement; (iv) the absence of any conflict with their organizational documents, applicable law or certain contracts; (v) the consents and approvals necessary to consummate the Merger; (vi) AMCORE's consolidated financial statements and the June 30, 1997 Report of Condition of AMCORE Bank, Rockford, N.A.; (vii) reports and other documents filed with certain regulatory agencies; (viii) AMCORE's filings with the

Commission; (ix) broker's fees; (x) the absence of material adverse changes since December 31, 1996; (xi) legal proceedings; (xii) their compliance with applicable laws; (xiii) the absence of certain agreements with regulatory agencies; (xiv) the accuracy of the information supplied for inclusion in this Proxy Statement/Prospectus; (xv) the absence of known reasons which may result in the denial or undue delay of regulatory approvals; and (xvi) the vote required to consummate the Merger.

     Midwest's representations and warranties with respect to itself and its subsidiaries include, among other things, those as to: (i) their due organization, existence, good standing, organizational documents and similar corporate matters; (ii) their respective capital structures; (iii) their authority relative to the execution and delivery of, and performance of their obligations under, the Merger Agreement; (iv) the absence of any conflict with their organizational documents, applicable law or certain contracts; (v) the consents and approvals necessary to consummate the Merger; (vi) Midwest's consolidated financial statements and the June 30, 1997 Report of Condition of the Bank, (vii) reports and other documents filed with certain regulatory agencies; (viii) Midwest's filings with the Commission; (ix) broker's fees; (x) the absence of certain changes or events since December 31, 1996, (xi) legal proceedings, (xii) the accuracy of information supplied in this Proxy Statement/Prospectus, (xiii) intellectual property; (xiv) the title to and condition of properties, and certain environmental matters; (xv) tax matters;
(xvi) employee benefit plans; (xvii) their compliance with applicable laws; (xviii) certain contracts and commitments; (xix) the absence of certain agreements with regulatory agencies; (xx) the absence of activities prohibited by the Office of Thrift Supervision (the "OTS"); (xxi) title to, and absence of third party security interests in, investment securities; (xxii) absence of material undisclosed liabilities; (xxiii) insurance; (xxiv) allowance for loan losses; (xxv) the accuracy of a shareholder list provided to AMCORE by Midwest;
(xxvi) the absence of undisclosed agreements between Midwest and directors, officers and certain shareholders; (xxvii) the accuracy of the representations and warranties of Midwest in the Merger Agreement, and of the information set forth in Midwest's disclosure schedule and in the Plan of Merger; (xxviii) the absence of known reasons which may result in the denial or undue delay of regulatory approvals; (xxix) the vote required to consummate the Merger; and
(xxx) the absence of derivative instruments or arrangements.

CONDUCT OF BUSINESS PENDING THE MERGER

     The Merger Agreement provides that Midwest and AMCORE will take or refrain from taking certain actions prior to the Closing Date.

     Pursuant to the Merger Agreement, unless AMCORE's prior written consent is obtained, Midwest will, and will cause each of its subsidiaries to, operate its business only in the usual, regular and ordinary course consistent in all material respects with prudent banking practices. In furtherance thereof, Midwest will, and will cause the Bank to (i) not engage in certain transactions affecting their respective capital structures; (ii) not engage in any merger, reorganization or recapitalization; (iii) not purchase or otherwise acquire any of the assets, or any class of stock, of any corporation, bank, or other business (other than purchases of passive investments in the ordinary course of business consistent with past business practices); (iv) not liquidate, sell, dispose of, or encumber any assets or acquire any assets, other than in the ordinary course of its business consistent with past practice; (v) not sell any intangible rights, including but not limited to mortgage servicing rights; (vi) not split, combine, or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock; (vii) not release or relinquish any material contract rights not in the ordinary course of business; (viii) not engage in certain transactions regarding options or other convertible securities, except with respect to the issuance of shares of its capital stock upon the valid exercise of Midwest Options outstanding and unexercised immediately prior to the Effective Time; (ix) not propose or adopt any amendments or changes to their respective corporate charters or by-laws; (x) not take any action which, or fail to take any action which failure, would, or is reasonably likely to (A) adversely affect the ability of either of AMCORE or Midwest to obtain any necessary approvals of governmental authorities required for the transactions contemplated by the Merger Agreement; (B) adversely affect Midwest's ability to perform its covenants and agreements under the Merger Agreement and the Plan of Merger; (C) result in any of its representation and warranties set forth in the Merger Agreement or the Plan of Merger being or becoming untrue in any material respect; (D) result in any of the conditions precedent to the obligations of AMCORE and Newco not being satisfied; or (E) result in a violation of any provisions of the Merger Agreement or the Plan of Merger except, in every case, as may be required by applicable law; (xi) not increase the compensation of their directors, officers or key employees beyond a specified level; (xii) make no single new loan which is in excess of 50% of the Bank's legal lending limit, except for loans currently committed to be made pursuant to written commitment letters, or make any other loans, or renewals or restructuring of loans regardless of amount except in the ordinary course of business and consistent in all material respects with prudent banking practices and policies and applicable rules and regulations of regulatory authorities with respect to amount, terms, security and quality of the borrower's credit; (xiii) use their best efforts to maintain their present insurance coverage in respect to their respective properties and businesses;
(xiv) make no significant changes in the general nature of the business conducted by Midwest and the Bank; (xv) not enter into any employment, consulting or other similar agreements that are not terminable on 30 days' notice or less without penalty or obligation (beyond the notice period of 30 days or less); (xvi) not (A) except as required by applicable law, take any action with respect to any agreement, arrangement, plan or policy between Midwest or any of the Midwest Subsidiaries and one or more of its current or former directors, officers or employees or (B) subject to certain exceptions, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares) or (C) enter into, modify or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of such party of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by the Merger Agreement or the Plan of Merger; (xvii) timely file all required tax returns with all applicable taxing authorities and will not make any application for or consent to any extension of time for filing any tax return or any extension of the period of limitations applicable thereto; (xviii) not make any expenditure for fixed assets in excess of $25,000 for any single item, or $100,000 in the aggregate, or enter into any lease of fixed assets, if the monthly rental payment under such lease exceeds $5,000; (xix) not incur any liabilities or obligations, make any commitments or disbursements, acquire or dispose of any property or asset, make any contract or agreement, or engage in any transaction, except in the ordinary course consistent in all material respects with prudent banking and fiduciary practices (which includes accepting new fiduciary appointments on terms consistent with past practices), except for dispositions of real estate owned; (xx) not do or fail to do anything that will cause a breach of, or default under, any contract, agreement, commitment, obligation, appointment, plan, trust or other arrangement to which Midwest or the Bank is a party or by which either Midwest or the Bank is otherwise bound or under which the Bank has agreed to act as a fiduciary or otherwise exercise fiduciary powers; (xxi) not engage in or agree to engage in any "covered transaction" within the meaning of Sections 23A or 23B of the Federal Reserve Act (without regard to applicability of any exemptions contained in said Section 23A); (xxii) only purchase or invest in obligations of the government of the United States or agencies of the United States or mortgage-backed securities of the kind owned by the Bank as of September 30, 1997 and to not execute individual investment transactions of greater than $1,000,000; (xxiii) make no changes of a material nature in their accounting procedures, methods, policies or practices or the manner in which they conduct their businesses and maintain their records; (xxiv) not to accept or renew any brokered deposits; (xxv) not take or cause to be taken any actions that would, or would be reasonably likely to (A) prevent AMCORE from accounting for the Merger as a "pooling-of-interests" for accounting purposes or (B) adversely affect the status of the Merger as a tax-free reorganization under Section 368(a) of the Code; (xxvi) not make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with prudent banking practices; and (xxvii) not agree in writing or otherwise to do any of the foregoing.

     In the Merger Agreement, Midwest has agreed not to solicit, encourage or authorize (including by way of furnishing information) or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may lead to any Transaction Proposal (as hereinafter defined). Midwest may, however, engage in discussions with a third party in response to an unsolicited Superior Proposal (as hereinafter defined) (i) if the Midwest Board determines in good faith on the basis of advice of its financial advisors and an opinion of outside counsel that failure to take such action could reasonably be expected to violate the fiduciary obligations of the Midwest Board, (ii) Midwest requires such third party to execute a confidentiality agreement and (iii) Midwest promptly notifies AMCORE of all relevant details of such proposal (including such third party's identity) and provides AMCORE with copies of all materials delivered to such person. "Transaction Proposal" means, in general, any of the following involving Midwest: a bona fide proposal to acquire more than 25% of the outstanding shares of Midwest Common Stock; any merger or other business combination involving Midwest or any of its subsidiaries; a sale or other disposition of a substantial portion of assets of Midwest or any of its subsidiaries; the acquisition by any person (other than AMCORE or any subsidiary of Midwest) of beneficial ownership of 25% or more of the outstanding shares of Midwest Common Stock; any reclassification of securities or recapitalization of Midwest that effectively results in a change in control; any transaction having an effect similar to the foregoing, or a public announcement with respect to a proposal, plan of intention by any person to effect any of the foregoing transactions. "Superior Proposal" means, in general, a bona fide, written and unsolicited proposal or offer made with respect to a Transaction Proposal on terms which the Midwest Board determines in good faith, and in the exercise of reasonable judgment, to be more favorable to Midwest and the Midwest Shareholders than the Merger.

     Midwest and AMCORE have, subject to the restrictions set forth in the Merger Agreement, each agreed, upon request, to furnish to the other party all information concerning themselves and their subsidiaries, directors, officers and shareholders and such other matters as may be necessary in furtherance of the Merger. Midwest and AMCORE have also agreed, subject to the terms and conditions of the Merger Agreement, to use their best efforts to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries and to consummate the Merger. AMCORE has further agreed to use all reasonable efforts to cause the shares of AMCORE Common Stock to be issued in the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance.

DIVIDENDS

     Under the Merger Agreement, neither Midwest nor the Bank can declare or pay any stock dividend, cash dividend or other distribution without the prior written consent of AMCORE, provided, however, that until the Effective Date Midwest may continue to declare and pay its regular quarterly cash dividend to its shareholders in the amount of $.085 per share of Midwest Common Stock, and the Bank may pay cash dividends to Midwest in the aggregate amount of $300,000. With respect to its regular quarterly cash dividend to its shareholders in the amount of $0.085 per share of Midwest Common Stock, until the Effective Date, Midwest may only declare such dividend for a record date on or after the record date for payment of dividends by AMCORE on AMCORE Common Stock for such quarter. In addition, the Merger Agreement provides that Midwest shall not declare or pay any dividends or make any distributions in any amount on Midwest Common Stock in any calendar quarter in which the Effective Time is expected to occur and in which the holders of Midwest Common Stock will be entitled to receive dividends on the shares of AMCORE Common Stock into which the shares of Midwest Common Stock have been converted. The intent is that the holders of Midwest Common Stock will not receive and will not become entitled to receive for the same calendar quarter period a payment of cash dividends both as holders of Midwest Common Stock and as holders of AMCORE Common Stock.

EMPLOYEE BENEFITS

     Welfare Benefit Plans. The Merger Agreement provides that at the Effective Time, each employee of Midwest and its subsidiaries will become eligible to participate in all employee welfare benefit plans and other fringe benefit programs offered or maintained by AMCORE and its subsidiaries on terms and conditions substantially similar in the aggregate to those that AMCORE and its subsidiaries may make available to similarly situated officers and employees, including any health, life, long- or short-term disability, severance, vacation or paid time off programs (the "AMCORE Welfare Benefit Plans"). The period of employment and compensation of each such employee with Midwest and its subsidiaries will be counted for all purposes (except for purposes of benefit accrual) under the AMCORE Welfare Benefit Plans. In addition, any expenses incurred by an employee of Midwest or any of its subsidiaries under Midwest's or the Bank's employee welfare benefit plans (such as deductibles or co-payments), will be counted for all purposes under the AMCORE Welfare Benefit Plans. AMCORE has agreed to waive any pre-existing condition exclusions for conditions existing on the Closing Date, and actively-at-work requirements for periods ending on the Closing Date contained in the AMCORE Welfare Benefit Plans as they apply to such employees and former employees and their respective dependents.

     Baraboo Employee Stock Ownership Plan. The Merger Agreement provides that, as of the Effective Time, the Baraboo Federal Bank, FSB Employee Stock Ownership Plan (the "Baraboo ESOP") will be terminated, as AMCORE and Midwest mutually determine, and the loan between Midwest and the Baraboo ESOP will be repaid in full with an amount of unallocated shares of AMCORE Common Stock held in the Baraboo ESOP. Unallocated shares of AMCORE Common Stock remaining after repayment of such loan shall be allocated in kind to the Baraboo ESOP accounts of participants in accordance with the terms of the Baraboo ESOP. All participants in the Baraboo ESOP will fully vest and have a nonforfeitable interest in their accounts under the Baraboo ESOP determined as of the Effective Time. As soon as practicable after the receipt of a favorable determination letter from the Internal Revenue Service ("IRS") as to the tax qualified status of the Baraboo ESOP upon its termination under Section 401(a) and 4975(e) of the Code (the "Final Determination Letter"), distributions of the benefits under the Baraboo ESOP shall be made to the ESOP Participants. In the event that AMCORE, Midwest and their respective representatives, prior to the Effective Time, and AMCORE and its representatives after the Effective Time, reasonably determine that the Baraboo ESOP cannot obtain a favorable Final Determination Letter, or that the amounts held therein cannot be so applied, allocated or distributed without causing the Baraboo ESOP to lose its tax qualified status, Midwest prior to the Effective Time and AMCORE after the Effective Time have agreed to take such action as they may reasonably determine with respect to the distribution of benefits to the ESOP Participants, provided that the assets of the Baraboo ESOP will be held or paid for the benefit of the ESOP Participants and provided further that in no event will any portion of the amounts held in the Baraboo ESOP revert, directly or indirectly to Midwest or any affiliate thereof, or to AMCORE or any affiliate thereof.

     Baraboo Pension Plan. AMCORE has acknowledged and agreed that all participants in the Baraboo Federal Bank, FSB Profit Sharing 401K Plan (the "Baraboo Pension Plan") will be fully vested as of the Effective Time in their accounts under the Baraboo Pension Plan. At AMCORE's discretion, the Baraboo Pension Plan may be merged with and into an AMCORE defined contribution plan subject to a favorable IRS letter as to its tax qualified status under Section 401(a) of the Code (the "AMCORE Plan") on or after the Effective Time. If such Merger occurs or if Midwest employees otherwise become eligible to participate in the AMCORE Plan, all participants in the Baraboo Pension Plan will become participants in the AMCORE Plan and each Midwest employee's service with Midwest or a Midwest subsidiary shall be counted for all purposes of the AMCORE Plan. If the Baraboo Pension Plan is not merged into the AMCORE Plan within 12 months after the Effective Time, AMCORE shall terminate the Baraboo Pension Plan and all participants will be offered the option of a lump-sum cash payment, subject to applicable provisions of the Code.

     Post-Retirement Welfare Plan. AMCORE has agreed to maintain and continue without modification the payment of premiums for post-retirement Medicare supplement policies and medical insurance for the benefit of Mrs. Janet McArthur, Mrs. Robert Hirshinger, Mr. Emmett Brown, Mrs. Lorraine Brown and Mr. Gary E. Wegner, President and Chief Executive Officer of Midwest and the Bank (the "Post-Retirement Welfare Plan").

     Midwest Severance/Change in Control Arrangements. AMCORE has agreed to perform the terms of certain contractual arrangements, including severance and change in control arrangements, as in effect on the date of the Merger Agreement. AMCORE has further agreed that the transactions contemplated by the Merger Agreement and the Plan of Merger constitute a change in control of Midwest for purposes of any such severance or change in control arrangements. See "THE MERGER -- Interests of Certain Persons in the Merger -- Change in Control/Severance Agreements."

CONDITIONS TO THE MERGER

     The obligations of AMCORE and Newco to consummate the Merger are also subject to the satisfaction or waiver by AMCORE of certain conditions, including
(i) the representations and warranties made by Midwest in the Merger Agreement and all other documents relating thereto shall be true and correct at the Closing, and Midwest shall have performed each of its obligations under the Merger Agreement, (ii) the receipt by AMCORE of an officer's certificate relating to Midwest's fulfillment of the conditions to AMCORE's obligations under the Merger Agreement, (iii) the receipt by AMCORE of requisite regulatory approvals, the expiration of all regulatory waiting periods and the absence of pending suits or actions seeking to enjoin the Merger, (iv) the approval of the Merger Agreement and Plan of Merger by Midwest's shareholders, and the execution and delivery by Midwest to AMCORE of the Merger Agreement, the Plan of Merger, the Articles of Merger and all other documents and certificates relating thereto, (v) the effectiveness of the Registration Statement, and the absence of any stop order or other proceeding suspending the effectiveness thereof, (vi) the absence of any suit or proceeding pending or overtly threatened (A) involving any of the assets, properties, business or operations of Midwest which would reasonably be expected to have a material adverse effect, or (B) by any governmental authority seeking to restrain or prohibit the consummation of the Merger, (vii) the receipt by AMCORE of the legal opinion of Schiff Hardin & Waite, counsel to Midwest, (viii) the absence of any material adverse change since November 11, 1997 to the Closing Date, in the business, properties, financial condition, loan portfolio, operations or prospects of Midwest or the Bank, taken as a whole, (ix) the receipt of all consents or approvals from third parties required under agreements between Midwest and such third parties which are required to consummate the Merger, (x) holders of not more than three percent (3%) of the outstanding shares of Midwest Common Stock perfecting their dissenters rights, (xi) the receipt by AMCORE by December 11, 1997 of certain executed letter agreements from Midwest affiliates, and the receipt by AMCORE by November 18, 1997 of certain executed Shareholder Voting Agreements from each member of the Board of Directors of Midwest, and Scott D. Huedepohl, (xii) the receipt by AMCORE of any further documents it may request evidencing compliance by Midwest with the terms of the Merger Agreement and the Plan of Merger, (xiii) the receipt by AMCORE of any statements which may be necessary to update the representations and warranties of Midwest to make them true and correct at the Closing, none of which shall reflect a material adverse change, (xiv) the receipt by AMCORE of good standing certificates relating to Midwest and the Bank from the appropriate officials of the State of Wisconsin and the OTS, each dated within 15 days of the Closing Date, (xv) the receipt by AMCORE of a letter addressed to AMCORE covering matters reasonably requested by AMCORE and Newco with respect to Midwest's financial condition, and (xvi) in the event that the Closing Date shall occur on or after February 15, 1998, receipt by AMCORE of audited consolidated financial statements for the fiscal year ended December 31, 1997 of Midwest and its subsidiaries.

     The obligations of Midwest to consummate the Merger are also subject to the satisfaction or waiver by Midwest of certain conditions, including (i) the representations and warranties made by AMCORE and Newco in the Merger Agreement and all other documents relating thereto shall be true and correct at the Closing, and AMCORE and Newco shall each have performed each of their respective obligations under the Merger Agreement, (ii) the receipt by Midwest of an officer's certificate relating to AMCORE's and Newco's fulfillment of the conditions to AMCORE's and Newco's obligations under the Merger Agreement, (iii) the receipt by AMCORE of requisite regulatory approvals, the expiration of all regulatory waiting periods and the absence of pending suits or actions seeking to enjoin the Merger, (iv) the approval of the Merger Agreement and Plan of Merger by AMCORE, as sole shareholder of Newco, and the execution and delivery by AMCORE and Newco to Midwest of the Merger Agreement, the Plan of Merger, the Articles of Merger and all other documents and certificates relating thereto,
(v) the effectiveness of the Registration Statement, and the absence of any stop order or other proceeding suspending the effectiveness thereof, (vi) the absence of any suit or proceeding pending or overtly threatened by any governmental authority seeking to restrain or prohibit the consummation of the Merger, (vii) the receipt by AMCORE of the legal opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois), counsel to AMCORE and Newco, (viii) the receipt by Midwest of an updated opinion to the effect that the Exchange Ratio is fair, from a financial point of view, to the shareholders of Midwest, (ix) the receipt by Midwest of an opinion from Schiff Hardin & Waite, Midwest's legal counsel, to the effect that the Merger will constitute a tax-free reorganization under Sections 368(a)(1)(A) and

368(a)(2)(E) of the Code, (x) the absence of any material adverse change since November 11, 1997 to the Closing Date, in the business, properties, financial condition, loan portfolio, operations or prospects of AMCORE, (xi) the receipt by Midwest of any further documents it may request evidencing compliance by AMCORE and Newco with the terms of the Merger Agreement and the Plan of Merger, and (xii) the receipt by Midwest of any statements which may be necessary to update the representations and warranties of AMCORE and Newco to make them true and correct at the Closing, none of which shall reflect a material adverse change.

TERMINATION

     The Merger Agreement may be terminated under certain circumstances, including at any time before the Closing Date (i) by mutual written consent of the Board of Directors of AMCORE and Midwest, (ii) by either AMCORE or Midwest if (A) any requisite regulatory approval shall have been denied, which denial shall have become final and non-appealable, (B) any governmental entity shall have issued a final, non-appealable order permanently enjoining or otherwise prohibiting the consummation of the Merger or (C) the Merger shall not have been consummated on or before August 31, 1998, unless the failure of the Closing to occur shall have been due to the failure of the party seeking to terminate the Merger Agreement to perform or observe the covenants and agreements of such party, (iii) by AMCORE, if any approval of the shareholders of Midwest required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment or postponement thereof, (iv) by Midwest, if the Midwest Board receives a Superior Proposal (as hereinafter defined) and promptly thereafter, after providing notice and certain information to AMCORE, enters into a definitive acquisition, merger or similar agreement to effect such proposal, and
(v) by Midwest, if (A) after notice from Midwest, there exists any material, uncured breach or breaches of AMCORE's representations and warranties, or (B) after notice from Midwest, AMCORE shall have failed to perform and comply with, in all material respects, its agreements and covenants under the Merger Agreement, (vi) by AMCORE, if (A) after notice from AMCORE, there exists any material, uncured breach or breaches of Midwest's representations and warranties, (B) after notice from AMCORE, Midwest shall have failed to perform and comply with, in all material respects, its agreements and covenants under the Merger Agreement or (C) the Board of Directors of Midwest or any committee thereof (1) shall have withdrawn or modified in any manner adverse to AMCORE its approval or recommendation of the Merger Agreement, the Plan of Merger or the Merger, (2) shall fail to reaffirm such approval or recommendation upon AMCORE's request, (3) shall approve or recommend any Transaction Proposal (as hereinafter defined), or shall not include its recommendation of the Merger Agreement, the Plan of Merger or the Merger in this Proxy Statement/Prospectus, or (4) shall resolve to take any of the actions specified in clause (1), (2) or (3).

TERMINATION FEES AND EXPENSES

     Midwest has agreed to pay AMCORE a $1 million termination fee if: (i) the Merger Agreement is terminated (A) by Midwest, as a result of the determination by the Midwest Board of the existence of a Superior Proposal, where Midwest terminates the Merger Agreement after giving AMCORE full information on the competing proposal and after five business days still determines the competing proposal to be a Superior Proposal and promptly thereafter enters into a definitive agreement for such Superior Proposal, (B) by AMCORE, as a result of a failure of Midwest to call the Special Meeting or the failure of the Board of Directors of Midwest to recommend the Merger to the Midwest Shareholders, (C) by AMCORE, as a result of the failure of the Midwest Shareholders to approve the Merger at the Special Meeting, or (D) by AMCORE, as a result of the Board of Directors of Midwest (1) withdrawing or modifying in a manner adverse to AMCORE its approval or recommendation of the Merger Agreement, the Plan of Merger or the Merger, (2) failing to reaffirm such approval or recommendation upon AMCORE's request, (3) approving or recommending any Transaction Proposal or not including its recommendation of the Merger Agreement, the Plan of Merger or the Merger in this Proxy Statement/Prospectus or (4) resolving to take any of the actions in clauses (1) through (3); and (ii) prior to, or contemporaneously with, such termination, there is a Transaction Proposal and prior to, or within 12 months of, such termination, Midwest shall have entered into a definitive agreement relating to such Transaction Proposal.

     The Merger Agreement also provides that if the Merger Agreement is terminated by Midwest or AMCORE because (i) there exists a material breach of the other party's representations and warranties, which breach has remained uncured for a period of 30 days after receipt of notice from the terminating party, or (ii) the other party shall have failed to perform or comply with, in all material respects, its agreements and covenants under the Merger Agreement, which failure has remained uncured for a period of 30 days after receipt of notice from the terminating party, the breaching party shall pay the terminating party in cash an amount equal to all out-of-pocket expenses incurred in connection with the Merger up to $250,000. In the event that the Merger Agreement is terminated by a party as a result of a willful breach by the other party, the non-breaching party shall be entitled to (i) any amounts received as a result of any remedies available to it at law or in equity and (ii) such party's out-of-pocket expenses incurred in connection with the Merger (which expenses will not be subject to the $250,000 limitation).

AMENDMENT AND WAIVER

     AMCORE and Midwest may each waive, as to the other, inaccuracies in the representations and warranties contained in the Merger Agreement (or in any document delivered pursuant thereto) or performance of any of the obligations and compliance with any of the covenants or conditions of the Merger Agreement and may amend or modify the Merger Agreement. Any such action taken that changes the amount or the form of the consideration to be delivered to the holders of Midwest Common Stock under the Merger Agreement following a favorable vote by its shareholders may be taken only if such action is further approved by the holders of Midwest Common Stock.

                         ADJOURNMENT OF SPECIAL MEETING

     Under certain circumstances, Midwest's management may determine at the time of the Special Meeting that it is in the best interests of Midwest and the Midwest Shareholders to adjourn the Special Meeting to a later date. For example, in the event that the number of shares present, in person or by proxy, at the Special Meeting is insufficient to constitute a quorum or to approve the Merger Agreement and the Plan of Merger, Midwest's management might decide to adjourn the Special Meeting to permit further solicitation of proxies. Midwest might also decide to adjourn the Special Meeting in the event that the parties determine that regulatory approval of the Merger will be unduly delayed or that events occurring subsequent to the date of this Proxy Statement/Prospectus require Midwest and AMCORE to furnish additional proxy soliciting information to the Midwest Shareholders and to give the Midwest Shareholders an opportunity to assimilate such information. If the Special Meeting is adjourned, no further notice of the time and place of the adjourned meeting is required to be given to Midwest Shareholders other than an announcement of such time and place at the Special Meeting.

     If the Special Meeting is postponed or adjourned, at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Special Meeting (except for any proxies which have theretofore effectively been revoked or withdrawn).

     The vote of a majority of the shares present at the Special Meeting, in person or by proxy, whether or not a quorum is present, is required to approve a proposal for adjournment of the Special Meeting. In order to allow Midwest's management to vote proxies received by Midwest at the time of the Special Meeting in favor of such an adjournment, in the event that Midwest determines, in its sole discretion, that such an adjournment is in the best interests of Midwest and the Midwest Shareholders, Midwest has submitted the question of adjournment as a separate matter for the consideration and vote of the Midwest Shareholders. The Board of Directors of Midwest recommends that the Midwest Shareholders vote "FOR" the proposal to adjourn the Special Meeting so that such proxies may be voted in favor of such adjournment under such circumstances.

                       COMPARISON OF SHAREHOLDERS' RIGHTS

GENERAL

     AMCORE is incorporated under the laws of the State of Nevada. Accordingly, the rights of AMCORE shareholders are governed by AMCORE's Restated Articles of Incorporation (the "AMCORE Charter"), its Bylaws and Nevada law. Midwest is incorporated under the laws of the State of Wisconsin and, accordingly, the rights of Midwest Shareholders are governed by Midwest's Articles of Incorporation (the "Midwest Charter"), its Bylaws and Wisconsin law. The Nevada and Wisconsin corporation laws differ in many respects, as do the respective Charters and Bylaws of AMCORE and Midwest. AMCORE is a bank holding company regulated by the Federal Reserve Board under the BHCA. Midwest is a savings and loan holding company regulated by the Office of Thrift Supervision. Newco is chartered under the laws of the State of Wisconsin and is therefore subject to regulation under such laws and to regulation and examination by the State of Wisconsin Division of Banking.

     Upon consummation of the Merger, Midwest Shareholders will become shareholders of AMCORE and, as such, all of their rights will be governed by the AMCORE Charter, Bylaws and Nevada law.

     The following summary of the material differences that may affect the rights and interests of Midwest Shareholders is not intended to be an all-inclusive discussion of such differences.

MERGER, CONSOLIDATION AND SALES OF ASSETS

     Nevada law requires that certain extraordinary corporate actions, such as most mergers, consolidations, dissolutions or sales of substantially all of a corporation's assets, be approved by the vote of a majority of the corporation's outstanding shares and by a majority of each class entitled to vote thereon unless a higher percentage is required by the corporation's charter.

     Nevada law also contains a "control share" statute that would require the acquirer of a "controlling interest" of certain Nevada corporations (an "Issuing Corporation") to obtain the approval of the holders of a majority of the outstanding shares of the Issuing Corporation not owned by such acquirer and officers and employee-directors of the Issuing Corporation in order to receive voting rights for (i) shares acquired or proposed to be acquired in an acquisition in which such acquirer obtained or proposed to acquire a "controlling interest" in the Issuing Corporation, and (ii) all shares acquired within 90 days immediately preceding the date the acquirer obtained or proposed to acquire a "controlling interest" in the Issuing Corporation. Under this statute, a person is deemed to have acquired a "controlling interest" in an Issuing Corporation if, subject to certain exceptions, such person acquires voting power equal to or more than 20% of the outstanding voting power of the Issuing Corporation.

     This statute applies only to corporations organized in Nevada having 200 or more shareholders, at least 100 of whom are shareholders of record and residents of Nevada, and that do business in Nevada directly or through an affiliated corporation. The provisions of this statute are applicable to any acquisition of a controlling interest in an issuing corporation unless, before an acquisition is made, the articles of incorporation or bylaws of the corporation in effect on the 10th day following the acquisition of a controlling interest by an acquiring person provide that the provisions of those sections do not apply. The AMCORE Charter and Bylaws do not provide that such sections of the statute do not apply to AMCORE, though AMCORE does not believe this statute is currently applicable to AMCORE.

     The AMCORE Charter requires the approval of at least 70% of the outstanding shares of AMCORE Common Stock entitled to vote if a transaction involves a Business Combination (as hereinafter defined) with, or proposed by or on behalf of, any Interested Stockholder (as hereinafter defined) or any Affiliate or Associate (as hereinafter defined) of any Interested Stockholder or any person who thereafter would be an Affiliate or Associate of such Interested Stockholder, unless certain fair price criteria and procedural requirements are satisfied or the transaction is approved by a majority of Continuing Directors (as hereinafter defined).

     An "Interested Stockholder" is any person who is or has announced or publicly disclosed an intention to become the beneficial owner of 30% or more of the voting stock of AMCORE. The terms "Affiliate" and "Associate" have the same meanings ascribed for such terms in Rule 12b-2 under the Exchange Act as in effect on February 12, 1986. A "Business Combination" includes certain transactions with or proposed by or on behalf of an Interested Stockholder or related parties, including, among others, (i) a merger or consolidation of AMCORE or any subsidiary; (ii) the sale or disposition by AMCORE or any subsidiary of any assets or securities having an aggregate value of $5 million or more or constituting more than 10% of the book value of the total assets or of the stockholders' equity of the entity in question; (iii) the adoption of any plan or proposal for the liquidation or dissolution of AMCORE or for any amendment of AMCORE's bylaws; or (iv) any reclassification of securities, recapitalization, merger or other transaction with the effect, directly or indirectly, of increasing an Interested Stockholder's proportionate share of the outstanding capital stock of AMCORE or a subsidiary. A "Continuing Director" is a member of the AMCORE Board of Directors who is not affiliated with an Interested Stockholder or was a director before any Interested Stockholder became an Interested Stockholder or was recommended or elected by a majority of Continuing Directors.

     The Business Combination provisions of the AMCORE Charter are intended to prevent certain of the potential inequities of Business Combinations that are part of "two-step" transactions. In the absence of such provisions, a purchaser who acquired control of AMCORE could subsequently, by virtue of such control force the remaining shareholders to sell or exchange their shares at a price that would not reflect any premium such purchaser may have paid in order to acquire its controlling interest. Such provisions may also discourage the accumulation of large blocks of AMCORE's stock which could be disruptive to the stability of AMCORE'S important relationships with its employees, customers and the communities that it serves. Such an accumulation could precipitate a change of control of AMCORE on terms unfavorable to AMCORE's other shareholders.

     The Business Combination provisions of the AMCORE Charter may render more difficult or discourage a merger with or takeover of AMCORE, the acquisition of control of AMCORE by a large shareholder and the removal of incumbent management. Such provisions would also discourage some takeover attempts by persons who intend to acquire AMCORE in two steps and eliminate remaining shareholder interests by means of a Business Combination involving less consideration per share than the acquiring person would propose to pay for its initial interest in AMCORE equal to or greater than 30% (but less than 100%) of the outstanding voting stock of AMCORE. To the extent that this provision discourages certain business combinations, AMCORE's shareholders may be deprived of higher market prices for their stock that often prevail as a result of such events.

     Section 180.1150 of the WBCL provides that in particular circumstances the voting of shares of a Wisconsin "issuing public corporation" (a Wisconsin corporation which has at least 100 Wisconsin resident shareholders, 500 or more shareholders of record and total assets exceeding $1 million) held by any person in excess of 20% of the voting power is limited to 10% of the full voting power of such excess shares. Full voting power may be restored under Section 180.1150 if a majority of the voting power of shares represented at a meeting, including those held by the party seeking restoration, are voted in favor of such restoration.

     In addition, Section 180.1132 of the WBCL sets forth certain fair price provisions which govern mergers and share exchanges with, or sales of substantially all a Wisconsin issuing public corporation's assets to, a 10% shareholder, mandating that any such transaction meet one of two requirements. The first requirement is that the transaction be approved by 80% of all shareholders and two-thirds of "disinterested" shareholders, which generally exclude the 10% shareholder. The second requirement is the payment of a statutory fair price, which is intended to insure that shareholders in the second step merger, share exchange or asset sale receive at least what shareholders received in the first step.

     Further, Section 180.1134 of the WBCL requires shareholder approval for certain transactions in the context of a tender offer or similar action for in excess of 50% of a Wisconsin issuing public corporation's stock. Shareholder approval is required for the acquisition of more than 5% of the corporation's stock at a price above market value, unless the corporation makes an equal offer to acquire all shares. Shareholder approval is also required for the sale or option of assets which amount to at least 10% of the market value of the corporation, but this requirement does not apply if the corporation meets certain minimum outside director standards.

     Sections 180.1140 through 180.1144 of the WBCL prohibit certain "business combinations" between a "resident domestic corporation" and a person beneficially owning 10% or more of the outstanding voting stock of such corporation (an "interested shareholder") within three years after the date such person became a 10% beneficial owner (the "acquisition date"), unless the business combination or the acquisition of such stock has been approved before the acquisition date by the corporation's board of directors. After such three-year period, a business combination with the interested shareholder may be consummated only with the approval of the holders of a majority of the voting stock not beneficially owned by the interested shareholder, unless the combination satisfied certain adequacy-of-price standards intended to provide a fair price for shares held by disinterested shareholders. Midwest presently meets the definition of a "resident domestic corporation."

PREFERRED STOCK

     The AMCORE charter authorizes the AMCORE Board to issue up to 10 million shares of AMCORE preferred stock from time to time or in series, without any action on the part of AMCORE's shareholders, and to determine the designation of each series, the number of shares to be issued, dividend rates, redemption provisions, sinking fund provisions, liquidation preferences and such other provisions and rights as the Board of Directors may deem advisable. The dividends fixed by the Board of Directors will be in preference to dividends on any other class of stock of AMCORE. The preferred dividends may or may not be cumulative. The preferred stock may also be entitled to a preference upon dissolution or liquidation if AMCORE's Board of Directors so designates. The preferred stock may not have any voting rights and cannot be convertible or exchangeable for shares of AMCORE Common Stock. There is no preferred stock issued or outstanding at the present time.

     The Midwest charter authorizes the Midwest Board to issue up to 1 million shares of Midwest serial preferred stock from time to time, without any action on the part of Midwest's shareholders, and to fix and state the powers, designations, preferences and relative rights of such shares and the qualifications, limitations or restrictions thereof, including the number of shares to be issued, dividend rates, redemption provisions, sinking fund provisions, liquidation preferences and such other provisions and rights as the Board of Directors may deem advisable. The preferred dividends may or may not be cumulative. The serial preferred stock may also be entitled to a preference upon dissolution or liquidation if Midwest's Board of Directors so designates. At the discretion of the Midwest Board of Directors, the serial preferred stock may have voting rights and may be convertible or exchangeable for shares of Midwest Common Stock. There is no serial preferred stock issued or outstanding at the present time.

DIRECTORS

     The AMCORE Board is divided into three classes as nearly equal in number as possible, with the directors in each class serving for staggered three-year terms. At each annual meeting of AMCORE's shareholders, the successors to the class of directors whose term expires at the time of such meeting are elected by a majority of the votes cast, assuming a quorum is present.

     Holders of AMCORE Common Stock are not entitled to any preemptive rights, except in certain circumstances required by Nevada law. AMCORE Common Stock is fully paid and not liable to any calls or assessments by AMCORE, except in the event of a capital impairment of AMCORE.

     The Midwest Board is divided into three classes as nearly equal in number as possible, with the directors in each class serving for staggered three-year terms. At each annual meeting of Midwest's shareholders, the successors to the class of directors whose term expires at the time of such meeting are elected by a majority of the votes cast, assuming a quorum is present.

     Holders of Midwest Common Stock are not entitled to any preemptive rights, except in certain circumstances required by Wisconsin law. Midwest Common Stock is fully paid and not liable to any calls or assessments by Midwest, except in the event of a capital impairment of Midwest, and under Section 180.0622(2)(b) of the WBCL.

DIVIDENDS

     Under Nevada law, a corporation may authorize and make a distribution to its shareholders unless, after giving effect to such distribution, (i) the corporation would be unable to pay its debts as they become due, or (ii) except as specifically allowed by the corporation's charter, the corporation's total assets would be less than the sum of its total liabilities plus the amount necessary, if the corporation were dissolved at the time of distribution, to satisfy the preferential rights of shareholders whose preferential rights are superior to those receiving the distribution.

     There are no provisions in the AMCORE Charter or Bylaws allowing distributions in a manner other than that prescribed by Nevada law or in the Midwest Charter or Bylaws restricting the declaration or payment of dividends. In addition, the ability of both AMCORE and Midwest to pay dividends is dependent upon their ability to receive dividends from their respective subsidiaries. The bank subsidiaries of AMCORE and Midwest are subject to federal and state regulations that impose restrictions on the payment of dividends.

AMENDMENTS TO THE CHARTER

     Unless a higher vote is required by a corporation's charter or bylaws, Nevada law requires that a proposed charter amendment be approved by a majority of the voting power entitled to vote upon the amendment and, under certain circumstances, a majority of the outstanding stock of each class entitled to vote thereon. The AMCORE Charter provides that certain amendments require the affirmative vote of 70% of the outstanding shares, including amendments that affect the provisions related to the size and structure of the Board of Directors, the provision governing the nomination of directors contained in AMCORE's Bylaws, the prohibition of shareholder action by written consent, and the Business Combination provisions (discussed above).

     Under Wisconsin law, unless a higher vote is required by a corporation's charter, an amendment to the charter of a Wisconsin corporation may be approved by a majority of the outstanding shares entitled to vote upon the proposed amendment and a majority of the outstanding stock of each group entitled to vote thereon as a group. The Midwest Charter provides that certain amendments to the Midwest Charter require the affirmative vote of at least 80% of the shares entitled to vote thereon, including amendments that affect the provisions relating to shareholders meetings and the prohibition of cumulative voting, the provisions relating to notice for shareholder proposals and shareholder nominations for director, the provisions relating to the size, structure and removal of the Board of Directors, provisions relating to the elimination of directors' liability, provisions relating to Midwest's election to be subject to the approval requirements for certain Business Combinations provided in the WBCL (discussed above), and the provisions relating to amending the Midwest Charter and Bylaws.

AMENDMENTS TO THE BYLAWS

     Except for the provisions governing the nomination of directors, which require the affirmative vote of 70% of the outstanding shares, the AMCORE Bylaws may be altered or repealed and new bylaws adopted by the AMCORE Board, but any bylaws adopted by the AMCORE Board may be altered or repealed, and new bylaws adopted, by the shareholders entitled to vote thereon.

     The Midwest Bylaws may be altered, amended, repealed or adopted by either a two-thirds majority vote of the Midwest Board of Directors or by an 80% supermajority vote of the Midwest shareholders entitled to vote thereon.

CUMULATIVE VOTING

     The AMCORE Charter and Midwest Charter each specifically precludes cumulative voting for the election of directors.

STRUCTURE OF BOARD OF DIRECTORS

     The AMCORE Charter provides for a Board of Directors divided into three classes, with the term of one class expiring each year. The AMCORE Charter further requires that the Board consist of between three and fourteen directors with each class consisting of as near to one-third the total number of directors as possible. The AMCORE Board currently consists of 12 members divided into classes of three, four and five directors, respectively.

     The AMCORE Bylaws require that to nominate a person for election to the Board of Directors a shareholder must provide notice to AMCORE that is delivered or mailed to and received at the principal executive offices of AMCORE not less than 50 nor more than 75 days prior to the meeting. The shareholder's notice must identify each person whom the shareholder proposes to nominate, provide information regarding the nominee's principal occupation, the class and number of shares of AMCORE capital stock beneficially owned by the nominee, and any other information required to be disclosed in solicitations for proxies pursuant to Regulation 14A of the Exchange Act. The notice must also set forth the nominating shareholder's identity and the class and number of shares of AMCORE capital stock that are beneficially owned by the shareholder. AMCORE may also require the proposed nominee to furnish such reasonable additional information as may be required to determine the eligibility of the proposed nominee to serve as director.

     The Midwest Charter provides for a Board of Directors divided into three classes, with the term of one class expiring each year. The Midwest Charter further requires that the Board consist of between six and 25 directors with each class consisting of as near to one-third the total number of directors as possible. The Midwest Board currently consists of seven members divided into classes of two, three and two directors, respectively.

     The Midwest Charter requires that to nominate a person for election to the Board of Directors a shareholder must provide notice to Midwest that is delivered or mailed to the Corporate Secretary of Midwest not less than 30 nor more than 40 days prior to the meeting. The shareholder's notice must identify the name, age and business and residence addresses of each person whom the shareholder proposes to nominate, provide information regarding the nominee's principal occupation, the number of shares of Midwest capital stock beneficially owned by the nominee, and any other information required to be disclosed in solicitations for proxies pursuant to Regulation 14A of the Exchange Act, including, without limitation, the nominee's written consent to being named in the proxy statement as a nominee and to serving as a director, if elected. The notice must also set forth the nominating shareholder's identity and address and the class and number of shares of Midwest capital stock that are beneficially owned by the shareholder. Midwest may also require the proposed nominee to furnish such additional information as may be reasonably requested by Midwest.

REMOVAL OF DIRECTORS

     Under Nevada law, unless a higher vote is required by a corporation's charter, a director may be removed from office, with or without cause, by the affirmative vote of shareholders representing at least two-thirds of the issued and outstanding voting stock. The AMCORE Charter does not require a higher percentage for removal of directors.

     Under Wisconsin law, any director or the entire board of directors may be removed with or without cause by shareholders representing a majority of the shares entitled to vote at an election of directors, unless the corporation's charter or bylaws provide that directors may be removed only for cause. Under the Midwest Charter, a director may be removed from office only for cause upon the affirmative supermajority vote of 80% of the outstanding shares of Midwest capital stock entitled to vote thereon.

RIGHTS OF DISSENTING SHAREHOLDERS

     If a shareholder dissents from a merger or consolidation in the manner provided by Nevada law, the Nevada statute entitles such holder to appraisal rights unless the shares received in connection with the transaction are registered on a securities exchange on the record date fixed to determine the shareholders entitled to vote on the agreement of merger or consolidation. The AMCORE Charter and Bylaws do not confer any additional appraisal rights.

     Under the provisions of Wisconsin law, any shareholders who assert dissenters' rights will have a statutory right to demand payment of the "fair value" of their stock in cash. To perfect this right, a shareholder must not vote such shares in favor of the Merger Agreement at the Special Meeting (this may be done by marking the proxy either to vote against the Merger Agreement or to abstain from voting thereon or by not voting at all) and must take such other action as is required by the provisions of Section 180.1301 to 180.1331 of the WBCL, including delivering written notice of intent to demand the "fair value" of Midwest Common Stock. See "THE MERGER -- Rights of Dissenting Shareholders."

SPECIAL MEETINGS OF SHAREHOLDERS

     The AMCORE Bylaws permit a special meeting of shareholders to be called by the Chairman of the Board, the President or a majority of the AMCORE Board. A meeting is required to be held upon the written request of the holders of not less than 10% of outstanding AMCORE Common Stock entitled to vote at the meeting.

     The Midwest Charter permits a special meeting of shareholders to be called by the Board of Directors or any committee of the Board of Directors which has been expressly granted the authority to call such meeting. A meeting is required to be held upon the request of the holders of 10% of all the votes entitled to be cast on any issue proposed to be considered at the special meeting, provided such holders sign, date and deliver to Midwest one or more written demands for the meeting describing the purposes for which it is to be held.

ACTION WITHOUT A MEETING

     The AMCORE Charter prohibits shareholder action by written consent.

     The Midwest Charter allows action to be taken without a shareholders meeting pursuant to, and subject to the limitations of, Section 180.0704 of the WBCL, which permits any action which may be taken at an annual or special shareholder meeting to be taken without a meeting and without a vote if written consents are obtained from holders of the outstanding stock having the minimum number of votes necessary to authorize the action at a meeting at which all shares entitled to vote thereon were present and voted.

PREEMPTIVE RIGHTS

     Although both Nevada and Wisconsin law permit the designation of preemptive rights in a corporation's charter, neither the AMCORE Charter nor the Midwest Charter provides holders of common stock preemptive rights to acquire any securities of AMCORE or Midwest, respectively.

LIQUIDATION AND DISSOLUTION

     Under both Nevada and Wisconsin law, voluntary dissolution of a corporation requires the adoption of a resolution by a majority of the board of directors and the affirmative vote of a majority of the outstanding shares entitled to vote thereon. The AMCORE Charter requires the approval of 70% of the votes entitled to be cast by the holders of all outstanding shares of voting stock for the adoption of any plan or proposal for the liquidation or dissolution of the company that is proposed by an Interested Stockholder.

INDEMNIFICATION AND PERSONAL LIABILITY OF DIRECTORS AND OFFICERS

     AMCORE is required, pursuant to the AMCORE Charter, to indemnify all persons who may be indemnified under Nevada law to the fullest extent permitted by such law. Similarly, Midwest is required, pursuant to Midwest Charter, to indemnify all persons who may be indemnified under the Wisconsin indemnification statute to the fullest extent permitted thereunder. Generally, under Nevada and Wisconsin law, a corporation may indemnify officers, directors, employees and agents of a corporation against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any threatened, pending or completed civil, criminal, administrative or investigative proceeding (other than derivative actions) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to derivative actions, officers, directors, employees and agents of a corporation may be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by them in connection with the defense or settlement of such action if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no such indemnification may be made in respect of any claim as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought determines that such person is entitled to indemnification despite the adjudication of liability. To the extent that an officer, director, employee or agent is successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, the corporation shall indemnify such officer, director, employee or agent against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith.

     The AMCORE Charter and the Midwest Charter also each permit each respective corporation to purchase and maintain insurance or make other financial arrangements to insure its directors, officers, employees and agents against liabilities, whether or not AMCORE or Midwest, respectively, are themselves permitted to indemnify against such liabilities.

     As permitted by Nevada law, the AMCORE Charter eliminates, to the fullest extent permitted by Nevada law, the personal liability of directors and officers to AMCORE for breaches of fiduciary duty. Under the AMCORE Charter, directors and officers are not indemnified for acts or omissions involving intentional misconduct, fraud or a knowing violation of law or for violations of Section
78.300 of the Nevada General Corporation Law regarding unlawful payment of dividends. The Midwest Charter eliminates, to the fullest extent permitted by Wisconsin law, the personal liability of directors for monetary damages for breach or failure to perform any duty resulting from such person's status as directors unless the breach or failure to perform results from (i) a wilful failure to deal fairly with Midwest or its shareholders in a matter in which such director has a material conflict of interest, (ii) a violation of criminal law, unless such director had reasonable cause to believe his or her conduct was lawful, (iii) a transaction from which the director received an improper personal benefit or (iv) wilful misconduct.

     AMCORE has entered into indemnification contracts (the "Indemnification Agreements") with its directors and officers. The Indemnification Agreements provide for indemnification of directors and officers to the fullest extent permitted by law. These agreements cover all expenses, judgments, fines and penalties incurred and amounts paid in settlement in connection with investigating, defending, being a witness or participating in or preparing to defend, be a witness in or participate in any threatened, pending or completed action, suit or proceeding or any inquiry or investigation, whether civil, criminal, administrative or otherwise, related to the fact that such director or officer was a director or officer, employee, agent or fiduciary of AMCORE or was serving as such at the request of AMCORE. The Indemnification Agreements impose upon AMCORE the burden of proving that the director or officer is not entitled to indemnification.

     Midwest is not a party to indemnification contracts with Midwest's directors and officers.

     Insofar as the foregoing provisions may permit indemnification of directors, officers or persons controlling AMCORE for liabilities arising under the Securities Act, AMCORE understands that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

SHARE PURCHASE RIGHTS

     The AMCORE Common Stock Purchase Rights Plan provides that each share of AMCORE Common Stock issued in the Merger will have attached thereto one Right. Each Right, when exercisable, entitles the registered holder to purchase from AMCORE one share of AMCORE Common Stock at a purchase price of $70.00 per share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in the Rights Agreement (the "Rights Agreement") dated as of February 21, 1996, between AMCORE and Firstar Trust Company, as Rights Agent.

     Initially, the Rights are attached to all Common Stock certificates representing shares then outstanding, and no separate certificates representing the Rights ("Rights Certificates") will be distributed. The Rights will separate from the Common Stock and a Distribution Date (as hereinafter defined) will occur upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding AMCORE Common Stock (the date of such announcement being the "Stock Acquisition Date"), (ii) 10 business days (or such later date as the AMCORE Board shall determine) following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of such outstanding AMCORE Common Stock or (iii) 10 business days after the AMCORE Board shall declare any person to be an "Adverse Person." In order to declare a person to be an Adverse Person the AMCORE Board must determine that such person, alone or together with its affiliates and associates, has become the beneficial owner of an amount of AMCORE Common Stock which the AMCORE Board determines to be substantial (which amount shall in no event be less than 10% of the AMCORE Common Stock then outstanding) and, after reasonable inquiry and investigation, including consultation with such persons as such directors shall deem appropriate, that (a) such beneficial ownership by such person is intended to cause AMCORE to repurchase the AMCORE Common Stock beneficially owned by such person or to cause pressure on AMCORE to take action or enter into a transaction or series of transactions intended to provide such person with short-term financial gains under circumstances where the AMCORE Board determines that the best long-term interests of AMCORE would not be served by taking such action or entering into such transaction or series of transactions at that time or (b) such beneficial ownership is causing or reasonably likely to cause a material adverse impact (including, but not limited to, impairment of relationships with customers or impairment of AMCORE's ability to maintain its competitive position) on the business or prospects of AMCORE, on AMCORE's employees, customers or suppliers or on the communities in which AMCORE operates or is located.

     As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of the AMCORE Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights. All shares of AMCORE Common Stock issued prior to the Distribution Date will be issued with Rights. Shares of AMCORE Common Stock issued after the Distribution Date will be issued with Rights if such shares are issued pursuant to the exercise of stock options or under an employee benefit plan, or upon the conversion of securities issued after adoption of the Rights Agreement. Except as otherwise determined by the AMCORE Board, no other shares of AMCORE Common Stock issued after the Distribution Date will be issued with Rights.

     The Rights are not exercisable until the Distribution Date and will expire at the close of business on February 27, 2006, unless earlier redeemed by AMCORE as described above.

     In the event that (i) a person becomes the beneficial owner of more than 15% of the then-outstanding AMCORE Common Stock (except pursuant to an offer for all outstanding shares of AMCORE Common Stock which the independent directors determine to be fair to and otherwise in the best interests of AMCORE and its shareholders) or (ii) the AMCORE Board declares a person to be an Adverse Person, following the Distribution Date, each holder of a Right will thereafter have the right to receive, upon exercise, AMCORE Common Stock (or, in certain circumstances, cash, property or other securities of AMCORE) having a value equal to two times the Exercise Price of the Right. The Exercise Price is the Purchase Price multiplied by the number of shares of AMCORE Common Stock issuable upon exercise of a Right prior to any of the events described in this paragraph (initially, one). Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person or Adverse Person will be null and void. However, Rights are not exercisable following the occurrence of any of the events set forth above until such time as the Rights are no longer redeemable by AMCORE as set forth below.

     In the event that, at any time following the Stock Acquisition Date, (i) AMCORE is acquired in a share exchange, merger or other business combination transaction, (other than a merger which follows an offer described in the second preceding paragraph), or (ii) 50% or more of AMCORE's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right. The events set forth in this paragraph and in the second preceding paragraph are referred to as the "Triggering Events."

     The Purchase Price payable, and the number of shares of AMCORE Common Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the AMCORE Common Stock, (ii) if holders of the AMCORE Common Stock are granted certain rights or warrants to subscribe for shares of AMCORE Common Stock or convertible securities at less than the current market price of the AMCORE Common Stock, or (iii) upon the distribution to holders of the AMCORE Common Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional shares of AMCORE Common Stock will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the AMCORE Common Stock on the last trading date prior to the date of exercise.

     At any time prior to the earlier of (i) ten days following the Stock Acquisition Date, and (ii) the Expiration Date, AMCORE may redeem the Rights in whole, but not in part, at a price of $.01 per Right, subject to adjustment. Notwithstanding the foregoing, the AMCORE Board may not redeem the Rights following a determination that any person is an Adverse Person. AMCORE may, at its option, pay the redemption price in cash, shares of AMCORE Common Stock (based on the current market price of the AMCORE Common Stock at the time of redemption) or any other form of consideration deemed appropriate by the AMCORE Board. Immediately upon the action of AMCORE's Board of Directors electing to redeem the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights thereafter will be to receive the applicable redemption price.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of AMCORE, including, without limitation, the right to vote or to receive dividends.

     The provisions of the Rights Agreement may be amended by the AMCORE Board prior to the Distribution Date without the approval of the holders of the Rights. After the Distribution Date, the provisions of the Rights Agreement may be amended by the AMCORE Board in order to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person or Adverse Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

     The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire AMCORE without conditioning the offer on a substantial number of Rights being acquired. Accordingly, the existence of the Rights may deter certain acquirers from making takeover proposals or tender offers. However, the Rights are not intended to prevent a takeover, but rather are designed to enhance the ability of the AMCORE Board to negotiate with an acquirer on behalf of all of the shareholders. In addition, the Rights should not interfere with a proxy contest.

     Midwest does not have a similar rights plan in place.

                           SUPERVISION AND REGULATION

GENERAL

     As a bank holding company, AMCORE is subject to regulation under the BHCA and its examination and reporting requirements. Under the BHCA, a bank holding company may not directly or indirectly acquire the ownership or control of more than 5% of the voting shares or substantially all of the assets of any company, without the prior approval of the Federal Reserve Board. In addition, bank holding companies are generally prohibited under the BHCA from engaging in nonbanking activities, subject to certain exceptions.

     Under current regulations of the Federal Reserve Board, a holding company and its non-bank subsidiaries are permitted, among other activities, to engage in such banking-related businesses as sales and consumer finance, equipment leasing, mortgage banking, computer service bureau and software operations and financial advisory services. The BHCA does not place territorial restrictions on the activities of non-bank subsidiaries of bank holding companies. In addition, federal legislation prohibits acquisition of "control" of a bank or bank holding company without prior notice to certain federal bank regulators. "Control" is defined in certain cases as the acquisition of ten percent or more of the outstanding shares of a bank or bank holding company.

     Federal and state laws and regulations of general application to banks regulate, among other things, the scope of business, investments, reserves against deposits, capital levels relative to assets and risk and the establishment of branches, mergers, consolidations and the payment of dividends.

     AMCORE and certain of AMCORE's subsidiary banks are supervised and examined by the Federal Reserve Board. Nationally chartered affiliate banks are supervised and regularly examined by the OCC and are subject to examination by the Federal Reserve Board. In addition, all affiliate banks are subject to periodic examinations by the Federal Deposit Insurance Corporation ("FDIC"). The Bank is currently regulated by the OTS.

CERTAIN TRANSACTIONS WITH AFFILIATES

     There are various legal restrictions on the extent to which a bank holding company and certain of its nonbank subsidiaries can borrow or otherwise obtain credit from its bank subsidiaries. In general, these restrictions require that any such extensions of credit must be on non-preferential terms and secured by designated amounts of specified collateral and be limited, as to any one of the holding company or such nonbank subsidiaries, to 10% of the lending bank's capital stock and surplus, and as to the holding company and all such nonbank subsidiaries in the aggregate, to 20% of such capital stock and surplus.

PAYMENT OF DIVIDENDS

     AMCORE and Midwest are legal entities separate and distinct from their banking and other subsidiaries. The principal source of AMCORE's and Midwest's revenues are dividends from their national and state banking or savings association subsidiaries. Various federal and state statutory provisions limit the amount of dividends the affiliate banks or savings associations can pay to AMCORE or Midwest without regulatory approval.

     AMCORE. The approval of the appropriate bank regulator is required for any dividend by a national bank or state member bank if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits, as defined by regulatory agencies, for such year combined with its retained net profits for the preceding two years. In addition, a national bank or a state member bank may not pay a dividend in an amount greater than its net profits then on hand. The payment of dividends by any affiliate bank may also be affected by other factors, such as the maintenance of adequate capital for such affiliate bank.

     Midwest. The OTS regulations impose limitations upon all capital distributions by savings associations, including cash dividends. The regulations establish three tiers of associations. An association that exceeds all fully phased-in capital requirements before and after the proposed capital distribution ("Tier 1 Association") and has not been advised by the OTS that it is in need of more than normal supervision, could, after prior notice but without the approval of the OTS, make capital distributions during a calendar year up to the higher of (a) 100 percent of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year, or (b) 75 percent of its net reserve over the most recent four quarter period. Any additional distributions would require prior regulatory approval. In computing the association's permissible percentage of capital distributions, previous distributions made during the prior four quarter period must be included. As of December 31, 1996, the Bank met the requirements of a Tier 1 Association. In the event that the Bank's capital fell below its fully phased-in capital requirement or the OTS notified the Bank that it was in need of more than normal supervision, the Bank's ability to pay dividends to Midwest could be restricted. In addition, the OTS could prohibit a proposed capital distribution by any association, which would otherwise be permitted by regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice. Moreover, under the OTS prompt corrective action regulations, the Bank would be prohibited from making any capital distribution if, after the distribution, the Bank would have (i) a total risk-based capital ratio of less than 8 percent, (ii) a Tier 1 risk-based capital ratio of less than 4 percent or (iii) a leverage ratio of less than 4 percent, or less than 3 percent if the Bank is rated composite 1 under the CAMEL rating system in the most recent examination of the association and is not experiencing or anticipating significant growth.

CAPITAL ADEQUACY

     The Federal Reserve Board has issued standards for measuring capital adequacy for bank holding companies. These standards are designed to provide risk responsive capital guidelines and to incorporate a consistent framework for use by financial institutions operating in major international financial markets. The banking regulators have issued standards for banks and savings associations that are similar to, but not identical with, the standards for bank holding companies.

     In general, the risk-related standards require banks and bank holding companies to maintain capital based on "risk adjusted" assets so that categories of assets with potentially higher credit risk will require more capital backing than categories with lower credit risk. In addition, banks and bank holding companies are required to maintain capital to support off-balance sheet activities such as loan commitments.

     The standards classify total capital for this risk-based measure into two tiers referred to as Tier 1 and Tier 2. Tier 1 capital consists of common shareholders' equity, certain non-cumulative and cumulative perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries; Tier 2 capital consists of the allowance for loan and lease losses (within certain limits), perpetual preferred stock not included in Tier 1, hybrid capital instruments, term subordinated debt, and intermediate-term preferred stock. Bank holding companies are required to meet a minimum ratio of 8% of qualifying total capital to risk-adjusted assets, and a minimum ratio of 4% of qualifying Tier 1 capital to risk-adjusted assets. Capital that qualifies as Tier 2 capital is limited in amount to 100% of Tier 1 capital in testing compliance with the total risk-based capital minimum standards.

     In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for banks, savings associations and bank holding companies. These guidelines provide for a minimum ratio of Tier 1 capital to adjusted average total assets (the "leverage ratio") of 3% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. Other bank holding companies generally are required to maintain a leverage ratio of at least 3% plus 100 to 200 basis points. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above minimum supervisory levels, without significant reliance on intangible assets. Furthermore, the Federal Reserve Board has indicated that it may consider other indicia of capital strength in evaluating proposals for expansion or new activities.

     The federal bank regulatory agencies have issued various proposals to amend the risk-based capital guidelines for banks, savings associations and bank holding companies. Under one proposal, banks would be required to give explicit consideration to interest rate risk as an element of capital adequacy by maintaining capital to compensate for such risk in an amount measured by the bank's exposure to interest rate risk in excess of a regulatory threshold. Another proposal would revise the treatment given to (i) low-level recourse arrangements to reduce the amount of capital required and (ii) certain direct credit substitutes provided by banking organizations to require that capital be maintained against the value of the assets enhanced or the loans protected. A proposal recently issued by the Federal Reserve Board and expected to be joined in by the other bank regulatory agencies increases the amount of capital required to be carried against certain long-term derivative contracts; in addition, the proposal recognizes the effect of certain bilateral netting arrangements in reducing potential future exposure under these contracts. AMCORE believes that these changes will not, if adopted, have a material effect on their compliance with capital adequacy requirements.

THE INTERSTATE BANKING AND COMMUNITY DEVELOPMENT LEGISLATION

     In September 1994, legislation was enacted that may have a significant effect in restructuring the banking industry in the United States. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 facilitates the interstate expansion and consolidation of banking organizations by permitting (i) bank holding companies that are adequately capitalized and managed to acquire banks located in states outside their home states regardless of whether such acquisitions are authorized under the law of the host state,
(ii) the interstate merger of banks after June 1, 1997, subject to the right of individual states to "opt in" or to "opt out" of this authority before that date, (iii) banks to establish new branches on an interstate basis provided that such action is specifically authorized by the law of the host state, (iv) foreign banks to establish, with approval of the regulators in the United States, branches outside their home states to the same extent that national or state banks located in the home state would be authorized to do so, and (v) banks to receive deposits, renew time deposits, close loans, service loans and receive payments on loans and other obligations as agent for any bank or thrift affiliate, whether the affiliate is located in the same state or a different state. One effect of this legislation is to permit AMCORE to acquire banks located in any state and to permit bank holding companies located in any state to acquire banks and bank holding companies in Wisconsin. Overall, this legislation is likely to have the effects of increasing competition and promoting geographic diversification in the banking industry.

     The Riegle Community Development and Regulatory Improvement Act of 1994, also enacted in September 1994, is intended to (i) increase the flow of loans to businesses in distressed communities by providing incentives to lenders to provide credit within those communities, (ii) remove impediments to the securitization of small business loans, (iii) provide for a reduction in paperwork and to streamline bank regulation through, for example, the coordination of examinations in a bank holding company context, a reduction in the number of currency transaction reports required and improvements to the National Flood Insurance Program that include enabling lenders to force place flood insurance and (iv) increase the level of consumer protection provided to customers in banking transactions. AMCORE and Midwest believes that these provisions of the new law will not have a material effect on their operations.

FDIC INSURANCE ASSESSMENTS

     The subsidiary banks of AMCORE and Midwest are subject to FDIC deposit insurance assessments based on a risk-based premium schedule. Under this schedule, the annual premiums ranged from $.04 to $.31 for every $100 of deposits with an average assessment rate of $.045. Beginning in 1996, the FDIC announced it would reduce the deposit assessment premiums for 92% of its members that are assessed in the highest capital and supervisory categories to $2,000 per year. Each financial institution is assigned to one of three capital groups -- well capitalized, adequately capitalized or undercapitalized -- and further assigned to one of three subgroups within a capital group, on the basis of supervisory evaluations by the institution's primary federal and, if applicable, state supervisors and on the basis of other information relevant to the institution's financial condition and the risk posed to the applicable insurance fund. The actual assessment rate applicable to a particular institution will, therefore, depend in part upon the risk assessment classification so assigned to the institution by the FDIC. See "SUPERVISION AND REGULATION -- FIRREA and FDICIA."

FIRREA AND FDICIA

     In recent years Congress has enacted significant legislation which has substantially changed the federal deposit insurance system and the regulatory environment in which depository institutions and their holding companies operate. The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), the Comprehensive Thrift and Bank Fraud Prosecution and Taxpayer Recovery Act of 1990 and the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") have significantly increased the enforcement powers of the federal regulatory agencies having supervisory authority over AMCORE and its subsidiaries. Certain parts of such legislation, most notably those which increase deposit insurance assessments and authorize further increases to recapitalize the bank deposit insurance fund, increase the cost of doing business for depository institutions and their holding companies. FIRREA also provides that all commonly controlled FDIC insured depository institutions may be held liable for any loss incurred by the

FDIC resulting from a failure of, or any assistance given by the FDIC, to any of such commonly controlled institutions. Federal regulatory agencies have implemented provisions of FDICIA with respect to taking prompt corrective action when a depository institution's capital falls to certain levels. Under the new rules, five capital categories have been established which range from "critically undercapitalized" to "well capitalized." Failure of a depository institution to maintain a capital level within the top two categories will result in specific actions from the federal regulatory agencies. These actions could include the inability to pay dividends' restricting new business activity, prohibiting bank acquisitions, asset growth limitations and other restrictions on a case-by-case basis.

     In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy. Changes to such monetary policies have had a significant effect on operating results of financial institutions in the past and are expected to have such an effect in the future; however, the effect of possible future changes in such policies on the business and operations of the subsidiary banks cannot be determined.

LEGISLATION: ELIMINATION OF THE SAVINGS ASSOCIATION CHARTER

     Congress has been considering legislation in various forms that would require federal savings associations to convert their charters to national bank charters. In the absence of appropriate "grandfather" provisions, legislation eliminating the savings association charter could cause Midwest to be treated as a bank holding company. This could have a material adverse effect on Midwest because (i) bank holding companies are subject to extensive regulation including minimum regulatory capital requirements similar to those imposed on thrifts and banks (see "-- Capital Adequacy") and (ii) Midwest can engage in activities that are not permissible for bank holding companies. In addition, the regulatory and accounting treatment for banks and thrifts differ in certain significant respects. It is not certain when and in what form such legislation may eventually be enacted and there can be no assurances that any legislation that is enacted would contain adequate grandfather rights.

                                    OPINIONS

     Certain legal matters in connection with the Merger will be passed upon for AMCORE by Skadden, Arps, Slate, Meagher & Flom (Illinois), Chicago, Illinois, relying as to all matters of Nevada law upon Marshall Hill Cassas & de Lipkau, Reno, Nevada and as to all matters of Wisconsin law upon Foley & Lardner, Milwaukee, Wisconsin and for Midwest by Schiff Hardin & Waite, Chicago, Illinois.

                                    EXPERTS

     The consolidated financial statements of AMCORE and its subsidiaries as of December 31, 1996 and for each of the years in the three-year period ended December 31, 1996, incorporated by reference herein and elsewhere in the Registration Statement have been incorporated by reference herein and in the Registration Statement in reliance on the report of McGladrey and Pullen, LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Midwest and its subsidiaries as of December 31, 1996 and for each of the years in the three-year period ended December 31, 1996, incorporated by reference herein and elsewhere in the Registration Statement have been incorporated by reference herein and in the Registration Statement in reliance on the report of McGladrey and Pullen, LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                                                         ANNEX I

                         EDELMAN & CO. LTD. LETTERHEAD

February 19, 1998
Board of Directors
Midwest Federal Financial Corp.
1159 8th St.
Baraboo, WI 53913

Gentlemen:

     We understand that Midwest Federal Financial Corp. ("MWFD") and Amcore Financial, Inc. ("Amcore") have entered into an Agreement and Plan of Reorganization dated November 11, 1997, as amended, ("the Agreement") providing for the acquisition of 100% of the outstanding shares of common stock of MWFD by Amcore pursuant to a merger transaction (the "Merger"). Under the Agreement, upon consummation of the Merger, each share of MWFD common stock issued and outstanding will be exchanged for 1.174 shares of Amcore common stock, subject to adjustment as set forth in section 1.4(a) of the Agreement (the "Exchange Ratio"). The terms and conditions of the Merger are more fully set forth in the Agreement.

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of MWFD Common Stock of the Exchange Ratio.

     In forming our opinion, we have reviewed, among other things, (i) with respect to MWFD, Annual Reports on Form 10-KSB and Annual Reports to MWFD Shareholders for the fiscal years ended December 31, 1992 through 1996; and Quarterly Reports on Form 10-QSB for the quarters ended March 31, June 30 and September 30, 1997; (ii) with respect to Amcore, Annual Reports on Form 10-K and Annual Reports to Amcore Shareholders for the fiscal years ended December 31, 1992 through 1996; Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1997; and unaudited financial information concerning the quarter and fiscal year ended December 31, 1997 contained in Amcore's press release dated January 21, 1998; (iii) the Agreement, along with the Proxy Statement/Prospectus concerning the Merger dated February 19, 1998;
(iv) certain other information concerning the future prospects of MWFD and AMCORE, and of the combined entity, as furnished by the respective companies, which we discussed separately with the senior management of MWFD and Amcore; (v) historical market price and trading data for MWFD and Amcore Common Stock; (vi) the financial performance and condition of MWFD and Amcore and similar data for other financial institutions which we believed to be relevant; (vii) the financial terms of other mergers which we believed to be relevant; and (viii) such other information as we deemed appropriate.

     We met with certain senior officers of MWFD and Amcore to discuss the foregoing as well as other matters relevant to our opinion including the past and current business operations, financial condition and future prospects of MWFD and Amcore. We also took into account our assessment of general economic, market and financial conditions, and such additional financial and other factors as we deemed relevant.

     In conducting our review and preparing our opinion, we relied upon the accuracy and completeness of the financial and other information regarding MWFD and Amcore provided to us by the respective managements of MWFD and Amcore, and on certain other publicly available financial and other information, and did not independently verify any such information. We relied upon the management of MWFD and Amcore in forming a view of the future prospects of MWFD and Amcore, and in forming assumptions regarding a range of potential cost savings resulting from the Merger. We assumed, without independent verification, that the aggregate allowances for loan losses at MWFD and Amcore were adequate to cover such losses. We did not inspect any properties, assets or liabilities of MWFD or Amcore and did not make or obtain any evaluations or appraisals of any properties, assets or liabilities of MWFD or Amcore. In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the Agreement.

     In addition to our services in connection with rendering this opinion, we have acted as financial advisor to the MWFD Board of Directors in connection with this transaction and will receive a fee for our services upon closing of the Merger.

     Our engagement and the opinion expressed herein are for the benefit of the MWFD Board of Directors. Our opinion is directed solely to the fairness, from a financial point of view, of the Exchange Ratio and does not address the decision to effect the Merger or constitute a recommendation to any MWFD shareholder as to how such shareholder should vote on the Merger. It is further understood that our opinion is based on economic and market conditions and other circumstances existing as of February 19, 1998, and does not represent an opinion as to what the value of Amcore stock will be when issued to the shareholders of MWFD upon consummation of the Merger or thereafter.

     It is understood that, except for inclusion in full in the Proxy Statement/Prospectus relating to the Merger, this letter may not be disclosed or otherwise referred to without our prior written consent, which will not unreasonably be withheld, except as may otherwise be required by law or by a court of competent jurisdiction.

     Based on and subject to the foregoing and such other factors as we deem relevant, we are of the opinion that the Exchange Ratio is fair, from a financial point of view, to the holders of MWFD common stock.

Sincerely,


/s/ Edelman & Co., Ltd.


Edelman & Co., Ltd.

                                                                        ANNEX II

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                            AMCORE FINANCIAL, INC.,

                              MF ACQUISITION CORP.

                                      AND

                        MIDWEST FEDERAL FINANCIAL CORP.

                   DATED AS OF NOVEMBER 11, 1997, AS AMENDED

                               TABLE OF CONTENTS

                                   ARTICLE I

                                   THE MERGER

                                                                     PAGE
                                                                     -----
1.1    The Merger..................................................  II-1
1.2    Effective Date..............................................  II-1
1.3    Effects of the Merger.......................................  II-2
1.4    Effect on Capital Stock.....................................  II-2
1.5    Stock Options...............................................  II-3
1.6    Tax Consequences............................................  II-4
1.7    The Closing.................................................  II-4

                                  ARTICLE II
                           EXCHANGE OF CERTIFICATES
2.1    AMCORE to Make Shares Available.............................  II-4
2.2    Exchange of Certificates....................................  II-4

                                 ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF MIDWEST
3.1    Corporate Organization......................................  II-6
3.2    Capitalization..............................................  II-6
3.3    Authority...................................................  II-7
3.4    No Violation................................................  II-7
3.5    Consents and Approvals......................................  II-8
3.6    Financial Statements........................................  II-8
3.7    Reports.....................................................  II-9
3.8    SEC Documents...............................................  II-9
3.9    Broker's Fees...............................................  II-9
3.10   Absence of Certain Changes..................................  II-9
3.11   Legal Proceedings...........................................  II-10
3.12   Midwest Information.........................................  II-10
3.13   Intellectual Property.......................................  II-10
3.14   Title and Condition.........................................  II-11
3.15   Taxes and Tax Returns.......................................  II-12
3.16   Employee Benefit Plans......................................  II-13
3.17   Compliance with Applicable Law..............................  II-15
3.18   Certain Contracts...........................................  II-15
3.19   Agreements with Regulatory Agencies.........................  II-16
3.20   Other Activities of Midwest and its Midwest Subsidiaries....  II-16
3.21   Investment Securities.......................................  II-16
3.22   Undisclosed Liabilities.....................................  II-16
3.23   Insurance...................................................  II-16
3.24   Loan Loss Reserves..........................................  II-16
3.25   Shareholder Voting Agreements...............................  II-17
3.26   Agreements with Directors, Officers, and Shareholders.......  II-17
3.27   Accuracy of Information.....................................  II-17
3.28   Approval Delays.............................................  II-17

                                                                     PAGE
                                                                     -----
3.29   Vote Required...............................................  II-17
3.30   No Derivative Instruments or Arrangements...................  II-17

                                  ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF AMCORE
                            AND ACQUISITION CORP.
4.1    Corporate Organization......................................  II-18
4.2    Capitalization..............................................  II-18
4.3    Authority...................................................  II-18
4.4    No Violation................................................  II-18
4.5    Consents and Approvals......................................  II-19
4.6    Financial Statements........................................  II-19
4.7    Reports.....................................................  II-20
4.8    SEC Documents...............................................  II-20
4.9    Broker's Fees...............................................  II-20
4.10   Absence of Certain Changes or Events........................  II-20
4.11   Legal Proceedings...........................................  II-21
4.12   Compliance with Applicable Law..............................  II-21
4.13   Agreements with Regulatory Agencies.........................  II-21
4.14   Accuracy of Information.....................................  II-21
4.15   Approval Delays.............................................  II-21
4.16   Vote Required...............................................  II-21

                                  ARTICLE V
                            ADDITIONAL AGREEMENTS
5.1    Conduct of Business.........................................  II-22
5.2    Access to Information and Due Diligence.....................  II-24
5.3    Meeting of Shareholders of Midwest..........................  II-25
5.4    Registration Statement and Regulatory Filings...............  II-25
5.5    Reasonable Efforts..........................................  II-26
5.6    Business Relations and Publicity............................  II-26
5.7    Listing of Shares...........................................  II-26
5.8    Affiliate Letters; Shareholder Voting Agreements............  II-26
5.9    No Conduct Inconsistent with this Agreement.................  II-26
5.10   Board of Directors' Notices, Minutes, Etc...................  II-28
5.11   Untrue Representations and Warranties.......................  II-28
5.12   Indemnification; Directors' and Officers' Insurance.........  II-28
5.13   Employee Benefit Plans......................................  II-29
5.14   Filing and Other Fees.......................................  II-31
5.15   Tax Treatment...............................................  II-31
5.16   Environmental Audits........................................  II-31
5.17   Midwest Severance/Change in Control Agreements..............  II-31
5.18   Current Information.........................................  II-31
5.19   Certain Revaluations, Changes, and Adjustments..............  II-32
5.20   Accountant's Letter.........................................  II-32
5.21   Dissent Process.............................................  II-32

                                                                     PAGE
                                                                     -----

       ARTICLE VI
       CONDITIONS PRECEDENT
6.1    Conditions Precedent to Obligations of AMCORE and
       Acquisition Corp............................................  II-32
6.2    Conditions Precedent to Obligations of Midwest..............  II-35

       ARTICLE VII
       TERMINATION, EXPENSES AND AMENDMENT
7.1    Termination.................................................  II-37
7.2    Effect of Termination.......................................  II-39
7.3    Termination Fee; Expenses...................................  II-39
7.4    Amendment...................................................  II-40
7.5    Extension; Waiver...........................................  II-40

                               ARTICLE VIII
                            GENERAL PROVISIONS
8.1    Non-survival of Representations, Warranties and
       Agreements..................................................  II-40
8.2    Notices.....................................................  II-40
8.3    Interpretation..............................................  II-41
8.4    Counterparts................................................  II-41
8.5    Entire Agreement............................................  II-41
8.6    Governing Law...............................................  II-41
8.7    Publicity...................................................  II-41
8.8    Assignment; Third Party Beneficiaries.......................  II-41

                                    EXHIBITS

                                                                REFERENCE IN TEXT
                                                                 APPEARS ON PAGE
                                                                -----------------
Exhibit A -- Shareholder Voting Agreement...................         II-A-1
Exhibit B -- Plan of Merger.................................         II-B-1
Exhibit C -- Form of Affiliate Letter.......................         II-C-1
Exhibit D -- Articles of Incorporation of Acquisition
  Corp......................................................         II-D-1

                                   SCHEDULES

MIDWEST FEDERAL
Schedule 3.1 (b)    Ownership of Voting Stock or Equity Securities by Midwest
Schedule 3.1 (c)    Ownership of Voting Stock or Equity Securities by Midwest
                    Subsidiaries
Schedule 3.2 (a)    Outstanding Subscriptions, Options, Warrants etc.
Schedule 3.10       Material Liabilities and Events
Schedule 3.11(a)    Legal Proceedings, Claims etc.
Schedule 3.11(c)    Lender Liability Causes of Action
Schedule 3.14(a)    Leased Properties
Schedule 3.14(c)    Environmental Law Compliance
Schedule 3.14(e)    Environmental Claims
Schedule 3.15(a)    Tax Audits and Tax Allocation Agreements
Schedule 3.16(b)    List of Midwest Plans
Schedule 3.16(f)    Post-Retirement Welfare Plans
Schedule 3.16(g)    Termination Payments
Schedule 3.18(a)    Certain Contracts
Schedule 3.22       Undisclosed Liabilities
Schedule 3.23       Insurance
Schedule 3.25       Shareholder Voting Agreement
Schedule 3.26       Transactions by Affiliates
Schedule 3.30       Derivative Instruments or Arrangements

AMCORE
Schedule 4.11(a)    Legal Proceedings, Claims etc.

                      AGREEMENT AND PLAN OF REORGANIZATION

     This Agreement and Plan of Reorganization (this "Agreement"), dated as of the 11th day of November, 1997, and as amended, by and among AMCORE FINANCIAL, INC., a Nevada corporation ("AMCORE"), MF ACQUISITION CORP., a Wisconsin corporation and wholly-owned subsidiary of AMCORE ("Acquisition Corp."), and MIDWEST FEDERAL FINANCIAL CORP., a Wisconsin corporation ("Midwest").

     WHEREAS, the respective Boards of Directors of the parties hereto deem it advisable and in the best interests of the parties hereto and their respective shareholders to consummate the Merger (as defined in Section 1.1), upon the terms and subject to the conditions of this Agreement; and

     WHEREAS, as a condition and inducement to AMCORE's and Acquisition Corp.'s willingness to enter into this Agreement and the Plan of Merger, concurrently with the execution hereof, certain beneficial and record shareholders of Midwest are entering into agreements (each, a "Shareholder Voting Agreement") to vote in favor of or consent to the Merger (as hereinafter defined), substantially in the form attached hereto as Exhibit A; and

     WHEREAS, the parties hereto desire and intend that the Merger qualify for federal income tax purposes as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations thereunder; and

     WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the Merger;

     NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions herein contained, the parties hereto covenant and agree as follows:

                                   ARTICLE I
                                   THE MERGER

     1.1 The Merger. Subject to the terms and conditions of this Agreement and the Plan of Merger, a copy of which is attached hereto as Exhibit B (the "Plan of Merger"), in accordance with the Wisconsin Business Corporation Law, as amended (the "WBCL"), at the Effective Time (as defined in Section 1.2) Acquisition Corp. shall merge with and into Midwest (the "Merger"), the separate corporate existence of Acquisition Corp. shall cease, and Midwest shall be the surviving corporation (as such, the "Surviving Corporation"). The parties hereto agree that Acquisition Corp. and Midwest will execute a Plan of Merger substantially in the form attached hereto as Exhibit B, which provides for the terms of the Merger and the mode of carrying same into effect. As set forth more fully in the Plan of Merger, pursuant to the Merger:

          (a) the Articles of Incorporation of Acquisition Corp., as in effect immediately prior to the Effective Time, a copy of which is attached hereto as Exhibit D, shall be, from and after the Effective Time, the Articles of Incorporation of the Surviving Corporation, until thereafter amended as provided therein and under Wisconsin law;

          (b) the Bylaws of Acquisition Corp., as in effect immediately prior to the Effective Time, shall be, from and after the Effective Time, the Bylaws of the Surviving Corporation, until thereafter amended as provided therein and under Wisconsin law;

          (c) the directors of Acquisition Corp. immediately prior to the Effective Time shall be, from and after the Effective Time, the directors of the Surviving Corporation to serve until his or her death, resignation or removal or until his or her successor is duly elected and qualified; and

          (d) the officers of Midwest immediately prior to the Effective Time shall be, from and after the Effective Time, the officers of the Surviving Corporation to serve until his or her death, resignation or removal or until his or her successor is duly elected and qualified.

     1.2 Effective Date. The Merger shall be effective on a date (the "Effective Date"), mutually agreed upon by the parties and specified in articles of merger to be filed with the Wisconsin Department of Financial

Institutions (the "WDFI"), which date shall be the date that the WDFI receives the properly executed articles of merger in the manner provided for by the WBCL. The term "Effective Time" shall be the close of business on the date when the Merger becomes effective, in accordance with this Section 1.2.

     1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 180.1106 of the WBCL.

     1.4 Effect on Capital Stock.

          (a) At the Effective Time, subject to Section 2.2, by virtue of the Merger and without any action on the part of Midwest, or the holder of any securities of Midwest, each share of common stock, $.01 par value per share, of Midwest (the "Midwest Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.4(c) and other than shares of Midwest Common Stock, the holders of which have validly demanded appraisal of such shares pursuant to Subchapter XIII of the WBCL and shall not have voted in favor or the Merger), shall be converted into the right to receive that number (the "Exchange Ratio") of fully paid and nonassessable shares of common stock of AMCORE, $0.22 par value per share (the "AMCORE Common Stock"), to be determined by the Exchange Ratio, which shall be as follows:

             (i) In the event the AMCORE Average Price is less than $20.425, each share of Midwest Common Stock shall be exchanged for and converted into a number of shares of AMCORE Common Stock determined by dividing
        (A) $23.980 by (B) the AMCORE Average Price.

             (ii) In the event the AMCORE Average Price is greater than or equal to $20.425 but less than or equal to $27.00, each share of Midwest Common Stock shall be exchanged for and converted into 1.174 shares of AMCORE Common Stock.

             (iii) In the event the AMCORE Average Price is greater than $27.00, each share of Midwest Common Stock shall be exchanged for and converted into a number of shares of AMCORE Common Stock determined by dividing
        (A) $31.700 by (B) the AMCORE Average Price.

     For purposes hereof, the "AMCORE Average Price" shall mean the average of the daily closing prices of a share of AMCORE Common Stock as reported on the Nasdaq National Market during the period of twenty (20) trading days ending at the end of the third trading day immediately preceding the Shareholders Meeting.

          (b) All of the shares of Midwest Common Stock converted into AMCORE Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Effective Time, and each certificate (each a "Midwest Common Stock Certificate") previously representing any such shares of Midwest Common Stock shall thereafter represent only the right to receive (i) a certificate representing the number of whole shares of AMCORE Common Stock (each an "AMCORE Common Stock Certificate") and (ii) cash in lieu of fractional shares into which the shares of Midwest Common Stock previously represented by such Midwest Common Stock Certificate have been converted pursuant to this Section 1.4, Section 2.2 and the Plan of Merger. Midwest Common Stock Certificates previously representing shares of Midwest Common Stock shall be exchanged for AMCORE Common Stock Certificates representing whole shares of AMCORE Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Midwest Common Stock Certificates in accordance with Section 2.2, without any interest thereon. No dividends declared with respect to shares of AMCORE Common Stock shall be paid to the holder of any unsurrendered Midwest Common Stock Certificate until such holder shall have surrendered such Midwest Common Stock Certificate, at which time the holder shall be paid the amount of any dividends, without interest, that theretofore became payable with respect to the shares evidenced by such Midwest Common Stock Certificate.

          (c) At the Effective Time, all shares of Midwest Common Stock that are owned by Midwest as treasury stock or owned by AMCORE (other than shares of Midwest Common Stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties (any such shares, and shares of AMCORE Common Stock which are similarly held, whether held directly or indirectly by AMCORE or Midwest, as the case may be, being referred to herein as "Trust Account Shares")), if any, shall be canceled and shall cease to exist, and no stock of AMCORE or other consideration shall be delivered in exchange therefor. All shares of AMCORE Common Stock that are owned by Midwest or any Midwest Subsidiary (other than Trust Account Shares) shall become treasury stock of AMCORE.

          (d) The 1,000 shares of common stock, $0.01 par value per share, of Acquisition Corp., issued and outstanding immediately prior to the Effective Time (the "Acquisition Corp. Common Stock"), shall be converted into a like number of shares of Common Stock of the Surviving Corporation at the Effective Time.

          (e) There shall be included with each share of AMCORE Common Stock issued in the Merger an equal number of any share purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of February 21, 1996 between AMCORE and Firstar Trust Company, as rights agent. All references in this Agreement to AMCORE Common Stock to be received pursuant to the Merger should be deemed to include the Rights.

     1.5 Stock Options.

          (a) At the Effective Time, each option granted by Midwest under the terms of the Midwest Federal Financial Corp. 1992 Stock Option and Incentive Plan (the "1992 Stock Option Plan") and the Midwest Federal Financial Corp. 1997 Nonqualified Stock Option Plan (the "1997 Stock Option Plan") (the 1997 Stock Option Plan together with the 1992 Stock Option Plan are collectively referred to herein as the "Midwest Option Plans") to purchase shares of Midwest Common Stock that is outstanding and unexercised immediately prior thereto (an "Outstanding Midwest Option") shall cease to represent a right to acquire shares of Midwest Common Stock and shall be converted automatically into an option to purchase shares of AMCORE Common Stock in an amount and at an exercise price determined pursuant to paragraph (c) of this Section 1.5(a "Converted Option"), subject to the terms, benefits, rights and features of the Midwest Option Plans and the agreements evidencing grants of such options thereunder as in existence immediately prior to the Effective Time, which shall continue to apply to each Converted Option from and after the Effective Time.

          (b) From and after the Effective Time, AMCORE shall assume any and all obligations of Midwest under the Midwest Option Plans, and the Midwest Option Plans shall be terminated, provided that such termination shall not affect the rights of the holders of Outstanding Midwest Options.

          (c) (i) The number of shares of AMCORE Common Stock to be subject to each Converted Option shall be equal to the product of the number of shares of Midwest Common Stock subject to the original option and the Exchange Ratio, provided that any fractional shares of AMCORE Common Stock resulting from such multiplication shall be rounded down to the nearest whole share; and (ii) the exercise price per share of AMCORE Common Stock under the Converted Option shall be equal to the exercise price per share of Midwest Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest whole cent.

          (d) The committee of the Midwest Board of Directors that administers the Midwest Option Plans (the "Midwest Option Plan Committee") has approved the foregoing adjustments pursuant to the terms of the Midwest Option Plans.

          (e) Promptly after the execution of this Agreement, Midwest shall take such action, which shall be reasonably satisfactory to AMCORE, as Midwest may deem necessary, in order that each Converted Option shall be, at the Effective Time, assumed by AMCORE and shall from and after the Effective Time no longer entitle the holder thereof to purchase shares of Midwest Common Stock but shall be converted into and shall become by virtue of the Merger, automatically and without any action on the part of the holder thereof, a stock option to purchase such number of shares of AMCORE Common Stock at such exercise price as determined pursuant to paragraph (c) of this Section 1.5.

     1.6 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement and the Plan of Merger shall constitute a "plan of reorganization" for purposes of Section 368 of the Code.

     1.7 The Closing. The consummation of the transactions contemplated by this Agreement and the Plan of Merger shall take place at a closing (the "Closing") to be held upon the satisfaction or waiver of all of the conditions to the Merger set forth herein and in the Plan of Merger, which Closing shall take place at 10:00 a.m., local time, at the offices of Skadden, Arps, Slate, Meagher & Flom (Illinois) ("Skadden") (or at such other place upon which the parties may agree), on a date mutually agreeable to the parties hereto, but in no event later than the last business day of the month in which all of the conditions to the Merger set forth herein and in the Plan of Merger have been satisfied or waived (hereinafter referred to as the "Closing Date").

                                   ARTICLE II
                            EXCHANGE OF CERTIFICATES

     2.1 AMCORE to Make Shares Available. At or prior to the Effective Time, AMCORE shall deposit, or shall cause to be deposited, with Firstar Trust Company (the "Exchange Agent"), for the benefit of the holders of Midwest Common Stock Certificates, for exchange in accordance with this Article II, AMCORE Common Stock Certificates and cash in lieu of any fractional shares of AMCORE Common Stock (such cash and AMCORE Common Stock Certificates, together with any dividends or distributions with respect thereto paid after the Effective Time, being hereinafter referred to as the "Conversion Fund") to be issued pursuant to
Section 1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of Midwest Common Stock.

     2.2 Exchange of Certificates.

          (a) As soon as practicable after the Effective Time, and in no event later than ten (10) business days thereafter, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of one or more Midwest Common Stock Certificates a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Midwest Common Stock Certificates shall pass, only upon delivery of the Midwest Common Stock Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Midwest Common Stock Certificates in exchange for AMCORE Common Stock Certificates and any cash in lieu of fractional shares into which the shares of Midwest Common Stock represented by such Midwest Common Stock Certificate or Certificates shall have been converted pursuant to this Agreement and the Plan of Merger. Upon proper surrender of a Midwest Common Stock Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Midwest Common Stock Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a AMCORE Common Stock Certificate representing that number of whole shares of AMCORE Common Stock to which such holder of Midwest Common Stock shall have become entitled pursuant to the provisions of
     Section 1.4 hereof (after taking into account all shares of Midwest Common Stock then held by such holder), and (ii) a check representing the amount of any cash in lieu of fractional shares that such holder has the right to receive in respect of such Midwest Common Stock Certificate, and the Midwest Common Stock Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any cash in lieu of fractional shares payable to holders of Midwest Common Stock Certificates.

          (b) If any AMCORE Common Stock Certificate is to be issued in a name other than that in which the Midwest Common Stock Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Midwest Common Stock Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a AMCORE Common Stock Certificate in any name other than that of the registered holder of the Midwest Common Stock Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          (c) After the Effective Time, there shall be no transfers on the stock transfer books of Midwest of the shares of Midwest Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Midwest Common Stock Certificates are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for AMCORE Common Stock Certificates representing shares of AMCORE Common Stock as provided in this Article II.

          (d) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of AMCORE Common Stock shall be issued upon the surrender for exchange of Midwest Common Stock Certificates, no dividend or distribution with respect to AMCORE Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of the Surviving Corporation. In lieu of the issuance of any such fractional share, the Surviving Corporation shall pay to each former shareholder of Midwest who otherwise would be entitled to receive such fractional share an amount in cash determined by multiplying (i) the average of the last sales price for AMCORE Common Stock as reported on the Nasdaq National Market for the twenty (20) trading days immediately preceding the fifth trading day prior to the Closing Date by
     (ii) the fraction of a share (rounded to the nearest tenth when expressed as an Arabic number) of AMCORE Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

          (e) Any portion of the Conversion Fund that remains unclaimed by the shareholders of Midwest for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation. Any shareholders of Midwest who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for the issuance of certificates representing shares of AMCORE Common Stock and the payment of cash in lieu of any fractional shares and any unpaid dividends and distributions on AMCORE Common Stock deliverable in respect of each share of Midwest Common Stock such shareholder holds as determined pursuant to this Agreement and the Plan of Merger, in each case, without any interest thereon. Notwithstanding the foregoing, none of AMCORE, Midwest, the Exchange Agent or any other person shall be liable to any former holder of shares of Midwest Common Stock, for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (f) In the event any Midwest Common Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Midwest Common Stock Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such person of a bond in such amount as the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Midwest Common Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Midwest Common Stock Certificate a AMCORE Common Stock Certificate representing the shares of AMCORE Common Stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement and the Plan of Merger.

          (g) No dividends or other distributions declared with respect to AMCORE Common Stock and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Midwest Common Stock Certificate until the holder thereof shall surrender such Midwest Common Stock Certificate in accordance with this Article II. After the surrender of a Midwest Common Stock Certificate in accordance with this
     Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which theretofore had become payable with respect to shares of AMCORE Common Stock represented by such Midwest Common Stock Certificate. No holder of an unsurrendered Midwest Common Stock Certificate shall be entitled, until the surrender of such Midwest Common Stock Certificate, to vote the shares of AMCORE Common Stock into which Midwest Common Stock shall have been converted.

                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF MIDWEST

     Midwest hereby represents and warrants to AMCORE and Acquisition Corp. as follows.

     3.1 Corporate Organization.

          (a) Midwest is a corporation duly organized and validly existing under the laws of the State of Wisconsin. Midwest has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined below) on Midwest. Midwest is duly registered as a savings and loan holding company under the Home Owners' Loan Act ("HOLA"). True and complete copies of the Articles of Incorporation and Bylaws of Midwest, as in effect as of the date of this Agreement, have previously been made available by Midwest to AMCORE. As used in this Agreement, the term "Material Adverse Effect" means, with respect to Midwest or AMCORE, as the case may be, a material adverse effect
     (i) on the business, assets, properties, results of operations, financial condition, or (insofar as they can reasonably be foreseen) prospects of such party and its Subsidiaries, taken as a whole, or (ii) on the consummation of the Merger; provided, however, that in no event shall the one-time-Savings-Association-Insurance-Fund special assessment previously imposed by the Federal Deposit Insurance Corporation be deemed to constitute a Material Adverse Effect on either Midwest or AMCORE. The word "Subsidiary" when used with respect to any party means any bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

          (b) As of the date of this Agreement, Midwest has, as its sole direct or indirect Subsidiaries, Baraboo Federal Bank, FSB ("Baraboo Federal" or the "Bank"), a federally-chartered-capital-stock savings bank and B.F. Financial Services, Incorporated ("B.F. Financial"; together with the Bank, the "Midwest Subsidiaries"). Except as set forth on Schedule 3.1(b) of the disclosure schedules to this Agreement prepared and delivered by Midwest (the "Midwest Disclosure Schedules"), Midwest does not own any voting stock or equity securities of any bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, other than the Midwest Subsidiaries.

          (c) Each Midwest Subsidiary (i) is duly organized and validly existing as a corporation under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would have a Material Adverse Effect on Midwest, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. Except as set forth in Schedule 3.1(c) of the Midwest Disclosure Schedules, none of the Midwest Subsidiaries owns any voting stock or equity securities of any bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, other than the voting stock or equity securities of another Midwest Subsidiary.

     3.2 Capitalization.

          (a) The authorized capital stock of Midwest consists of 3,000,000 shares of Midwest Common Stock, $0.01 par value per share, of which, as of September 30, 1997, 1,627,674 shares were issued and outstanding (which number excludes 255,780 shares of Midwest Common Stock reserved for issuance under Outstanding Midwest Options) and 1,000,000 shares of Preferred Stock, $0.01 par value per share, of which none are currently issued and outstanding. As of the date hereof, 442,324 shares of Midwest Common Stock were held in treasury. All of the issued and outstanding shares of Midwest Common Stock have been duly authorized and validly issued and are fully paid, nonassessable (except as otherwise provided by Section 180.0622(2)(b) of the WBCL) and free of preemptive rights. Except for the

     Midwest Option Plans and as set forth on Schedule 3.2(a)of the Midwest Disclosure Schedules, Midwest does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Midwest Common Stock or any other equity securities of Midwest or any securities representing the right to purchase or otherwise receive any shares of the capital stock of Midwest. No shares of Midwest Common Stock have been reserved for issuance, other than the shares of Midwest Common Stock reserved for issuance under the Midwest Option Plans or as set forth on Schedule 3.2(a). Since September 30, 1997, Midwest has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock except upon exercise of stock options pursuant to the Midwest Option Plans outstanding as of September 30, 1997.

          (b) Midwest owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of the Midwest Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever ("Liens"). All of the shares of capital stock of each Midwest Subsidiary are duly authorized and validly issued and are fully paid, nonassessable (except as otherwise provided by Section 180.0622(2)(b) of the WBCL) and free of preemptive rights. No Midwest Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Midwest Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Midwest Subsidiary.

     3.3 Authority. Midwest has full corporate power and authority to execute and deliver each of this Agreement and the Plan of Merger and, subject to shareholder and regulatory approvals, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Midwest. The Board of Directors of Midwest has directed that this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby be submitted to Midwest's shareholders for approval at a meeting of such shareholders and will recommend approval of this Agreement by Midwest's shareholders at the special meeting described in Section 5.3 hereof and, except for the adoption of this Agreement and the Plan of Merger by the affirmative vote of the holders of a majority of the outstanding shares of Midwest Common Stock, no other corporate proceedings on the part of Midwest are necessary to approve this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Midwest and (assuming due authorization, execution and delivery by AMCORE) constitute valid and binding obligations of Midwest, enforceable against Midwest in accordance with their respective terms. Furthermore, the Plan of Merger, when executed and delivered by Midwest and (assuming due authorization, execution and delivery by AMCORE), shall constitute a valid and binding obligation of Midwest, enforceable against Midwest in accordance with its terms.

     3.4 No Violation. Neither the execution and delivery of this Agreement and the Plan of Merger by Midwest nor the consummation by Midwest of the transactions contemplated hereby or thereby, nor compliance by Midwest with any of the terms or provisions hereof or thereof, will (a) violate any provision of the Articles of Incorporation or Bylaws or similar organizational documents of Midwest or any of the Midwest Subsidiaries, or (b) assuming that the consents and approvals referred to in Section 3.5 are duly obtained, (i) violate any statute, code, ordinance, rule, regulation, decree or injunction, or published judgment, order or writ, applicable to Midwest or any of the Midwest Subsidiaries or any of their respective properties or assets, or (ii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Midwest or any of the Midwest Subsidiaries under the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Midwest or any of the Midwest Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (b) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on Midwest or any of the Midwest Subsidiaries, taken as a whole.

     3.5 Consents and Approvals. No consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a "Governmental Entity") or with any third party are necessary in connection with the execution and delivery by Midwest of this Agreement and the Plan of Merger and the consummation by Midwest of the Merger and the other transactions contemplated hereby and thereby except for (a) the filing by AMCORE of an application (the "Federal Reserve Application") with the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the Bank Holding Company Act of 1956, as amended (the "BHCA") and the approval of such application, (b) the filing of the Federal Reserve Application with the Wisconsin Department of Financial Institutions, Division of Savings Institutions and such Division's notification that it will not disapprove the application, (c) the filing of a copy of such Federal Reserve Application with the Federal Trade Commission and the Department of Justice, and the expiration of the applicable waiting period, (d) the filing with the Securities and Exchange Commission (the "SEC") of a proxy statement in definitive form and a registration statement on Form S-4 relating to the meeting of Midwest's shareholders to be held in connection with this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby (the "Proxy Statement/Prospectus"), (e) the filing of Articles of Merger with the WDFI under the WBCL, (f) such filings and approvals as are required to be made or obtained under the securities or "blue sky" laws of various states in connection with the issuance of the shares of AMCORE Common Stock pursuant to this Agreement and the Plan of Merger, and (e) the approval of this Agreement and the Plan of Merger by the requisite vote of the shareholders of Midwest and by AMCORE, as sole shareholder of Acquisition Corp.

     3.6 Financial Statements. Midwest has heretofore furnished to AMCORE copies of the following financial statements: (a) the audited Consolidated Balance Sheet of Midwest as of December 31, 1994, 1995 and 1996, and the Consolidated Statements of Earnings, Stockholders' Equity, and Cash Flows for each of the years in the three-year period ended December 31, 1996 (the "Latest Statement Date"), together with the notes thereto, and the unqualified opinion of Wipfli Ullrich Bertelson for 1994 and 1995 and McGladrey & Pullen, LLP for 1996, Midwest's independent auditors (the "Latest Midwest Financial Statements"); (b) the Consolidated Balance Sheet of Midwest and the Consolidated Statement of Earnings for each quarter ended between the Latest Statement Date and the date hereof; and (c) Report of Condition of the Bank as of June 30, 1997, together with the related Reports of Income for the period then ended, as included in the call report of the Bank as of said date as filed with the Federal Deposit Insurance Corporation (the "FDIC") (collectively, the "Midwest Financial Statements"). The Midwest Financial Statements are true and correct in all material respects and fairly present the financial position and results of operation of Midwest and its Subsidiaries as of the dates and for the periods then ended. Each of the financial statements referred to in clauses (a) and (b) of this Section 3.6 has been prepared in accordance with GAAP (applied on a consistent basis except as disclosed in the footnotes thereto) and, with respect to the financial statements referred to in clause (b), subject to normal year end adjustments. The financial statements referred to in clause (c) of this
Section 3.6 have been prepared in accordance with the applicable regulations and standards of the FDIC. The Midwest Financial Statements do not, as of the date thereof, include any material assets or omit to state any material liability, absolute or contingent, or other facts, the inclusion or omission of which renders such financial statements, in light of the circumstances under which they were made, misleading in any material respect. Since the Latest Statement Date, there has been no change in the financial condition, results of operation, assets, or business of Midwest or any of the Midwest Subsidiaries (other than changes in the ordinary course of business, none of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect), nor has there been any other event or condition of any character that has had a Material Adverse Effect, and to the knowledge of Midwest, no fact or condition exists that would reasonably be expected to have such a Material Adverse Effect in the future. The Midwest Financial Statements, pursuant to GAAP, reflect adequate provision for, or reserves against, the possible credit losses of Midwest and Midwest Subsidiaries as of such dates. There are no facts, circumstances, trends, or expectations known to Midwest that could cause Midwest to restate the level of such allowance for loan losses. The books and records of Midwest and Midwest Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and reflect only actual transactions, except to the extent required by applicable legal or accounting requirements.

     3.7 Reports. Midwest and each of the Midwest Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since July 1, 1992 with (i) the OTS, (ii) the FDIC, (iii) any state regulatory authority (each a "State Regulator"), (iv) the SEC, and (v) any self-regulatory organization ("SRO") with jurisdiction over any of the activities of Midwest or any of the Midwest Subsidiaries (collectively "Regulatory Agencies"), and all other reports and statements required to be filed by them since July 1, 1992, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, will not have a Material Adverse Effect on Midwest. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of Midwest and the Midwest Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the best knowledge of Midwest, investigation into the business or operations of Midwest or any of the Midwest Subsidiaries since July 1, 1992. There is no unresolved written violation, written criticism, or written exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Midwest or any of the Midwest Subsidiaries, which is likely, either individually or in the aggregate, to have a Material Adverse Effect on Midwest.

     3.8 SEC Documents. Midwest has made available to AMCORE a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Midwest with the SEC (other than reports filed pursuant to Section 13(d) or 13(g) of the Exchange Act) since December 31, 1992 (as such documents have since the time of their filing been amended, the "Midwest SEC Documents"), which are all the documents (other than preliminary material and reports required pursuant to Section 13(d) or 13(g) of the Exchange Act) that Midwest was required to file with the SEC since such date. As of their respective dates of filing with the SEC, the Midwest SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Midwest SEC Documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Midwest included in the Midwest SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-QSB of the SEC) and fairly present in all material respects the consolidated financial position of Midwest and the consolidated Midwest Subsidiaries as of the dates thereof and the consolidated results of operations, changes in stockholders' equity and cash flows of such companies for the periods then ended. All material agreements, contracts and other documents required to be filed as exhibits to any of the Midwest SEC Documents have been so filed.

     3.9 Broker's Fees. Other than Midwest's arrangement with Edelman & Co., Ltd. to serve as a financial advisor to Midwest in connection with the Merger and related transactions contemplated by this Agreement and the Plan of Merger, neither Midwest nor any Midwest Subsidiary nor any of their respective officers or directors has employed any financial advisor, broker or finder or incurred any liability for any financial advisory fees, broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement and the Plan of Merger.

     3.10 Absence of Certain Changes. Since the Latest Statement Date, neither Midwest nor any of the Midwest Subsidiaries has, except as set forth in Schedule
3.10 of the Midwest Disclosure Schedules, (a) issued or sold any corporate debt securities (except documents and instruments issued in the ordinary course of the banking business of the Bank); (b) granted any option for the purchase of its capital stock; (c) declared or set aside or paid any dividend or other distribution in respect of its capital stock; (d) incurred any material obligation or liability (absolute or contingent) except obligations or liabilities incurred in the ordinary course of business, (e) mortgaged, pledged, or subjected to lien or encumbrance (other than statutory liens for taxes not yet delinquent) any of its assets or properties, except pledges to secure government deposits and in connection with repurchase or reverse repurchase agreements; (f) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities included in Midwest's consolidated balance sheet as of the Latest Statement Date, and current liabilities incurred since the date thereof in the ordinary course of business; (g) sold, exchanged, or otherwise disposed of any of its capital assets other than in the ordinary course of business; (h) made or modified any general wage or salary increase, entered into or modified any employment contract with any officer or salaried employee, or instituted any employee welfare, fringe benefit, bonus, stock option, profit sharing, retirement, or similar plan or arrangement and has not contributed any amounts, funds or property to any trust in respect of any obligations under such plans or arrangements; (i) suffered any damage, destruction, or loss, whether or not covered by insurance, having a Material Adverse Effect, or waived any rights of value that are material in the aggregate, considering its business taken as a whole; (j) except in the ordinary course of business, entered, or agreed to enter, into any agreement or arrangement granting any preferential right to purchase any of its assets, properties, or rights or requiring the consent of any party to the transfer and assignment of any such assets, properties, or rights; (k) entered into any transaction outside the ordinary course of its business, except as expressly contemplated by this Agreement or the Plan of Merger; (l) except in the ordinary course of business or as reflected in the Midwest Financial Statements, sold or otherwise disposed of any of its loans and investment securities; or (m) changed accounting principles utilized by Midwest or its Subsidiaries.

     3.11 Legal Proceedings.

          (a) Except as set forth in Schedule 3.11(a), there are no pending or, to the best of Midwest's knowledge, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Midwest or any of the Midwest Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement or the Plan of Merger.

          (b) There is no injunction, order, judgment, decree, or regulatory restriction (other than regulatory restrictions that apply to similarly situated savings and loan holding companies or savings associations) imposed upon Midwest, any of the Midwest Subsidiaries or the assets of Midwest or any of the Midwest Subsidiaries.

          (c) Schedule 3.11(c) of the Midwest Disclosure Schedule sets forth all pending litigation involving any claim against Midwest and/or any Midwest Subsidiary, whether directly or by counterclaim, involving a "lender liability" cause of action.

     3.12 Midwest Information. The information relating to Midwest and the Midwest Subsidiaries to be contained in a proxy statement of Midwest or furnished to AMCORE for the Registration Statement (as defined in Section 5.4 hereof) which such proxy statement will be included as a prospectus, or in any other document filed with any other regulatory agency in connection herewith by Midwest, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The proxy statement of Midwest (except for such portions thereof that relate only to AMCORE) will comply in all material respects with any applicable provisions of the Exchange Act and the rules and regulations thereunder.

     3.13 Intellectual Property. Midwest and its Subsidiaries own or possess valid and binding licenses or other rights to use without payment all material patents, copyrights, trade secrets, tradenames, servicemarks and trademarks used in its businesses and neither Midwest nor any of the Midwest Subsidiaries has received any notices of conflict with respect thereto that asserts the right of others. Midwest and the Midwest Subsidiaries have in all material respects performed all the obligations required to be performed by them and are not in default in any material respect under any contract, agreement, arrangement or commitment relating to any of the foregoing, except where such nonperformance or default would not, individually, or in the aggregate, have a Material Adverse Effect on Midwest.

     3.14 Title and Condition.

          (a) Each of Midwest and its Subsidiaries has good, valid, and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, including without limitation all assets and properties reflected in the Midwest Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since the Latest Statement Date), subject to no liens, mortgages, security interests, encumbrances, or charges of any kind, except
     (i) as noted in said financial statements or the notes thereto; (ii) statutory liens for taxes not yet delinquent; (iii) securing interests granted to secure deposits of funds by federal, state, or other governmental agencies granted in connection with repurchase or reverse repurchase agreements or otherwise incurred in the ordinary course of business; and (iv) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held, and such liens, mortgage, security interests, encumbrances, and charges as are not in the aggregate material to the assets and properties of Midwest or any of the Midwest Subsidiaries. Midwest or any of the Midwest Subsidiaries, as lessee, has the right under valid and subsisting leases to occupy, use, possess, and control all property leased by Midwest or any of the Midwest Subsidiaries, qualified only by the written terms of such leases, as set forth in Schedule 3.14 of the Midwest Disclosure Schedules. A legal description of all real property currently owned or leased by Midwest and its Subsidiaries, including properties held by its Subsidiaries as a result of foreclosure or repossession or carried on Midwest's Subsidiaries' books as "other real estate owned" (the "Current Real Properties"), has been provided as
     Schedule 3.14(a) of the Midwest Disclosure Schedules. The Current Real Properties and all tangible properties therein are in generally good condition and have been well maintained in accordance with reasonable and prudent business practices applicable to like facilities.

          (b) There are no proceedings, claims, disputes, or conditions affecting any of the Current Real Properties of Midwest or its Subsidiaries that could reasonably be expected to materially curtail or interfere with use of such property.

          (c) Except as described in Schedule 3.14(c) of the Midwest Disclosure Schedules, the Current Real Properties and the Loan Property (as defined below) are in material compliance with all Environmental Laws, as hereinafter defined, and there are no conditions existing currently at the Current Real Properties, the Loan Property, and to the knowledge of Midwest and any of the Midwest Subsidiaries, all other real properties owned, leased, held or administered in any capacity by Midwest or its Subsidiaries at any time in the past ("Former Real Properties") (together with Current Real Properties and the Loan Property, the "Real Properties") that would subject Midwest or any of the Midwest Subsidiaries to damages, penalties, injunctive relief, or cleanup costs under any Environmental Laws or assertions thereof, or which require or are likely to require cleanup, removal, remedial action, or other response pursuant to Environmental Laws by Midwest or any of the Midwest Subsidiaries; neither Midwest nor any of the Midwest Subsidiaries (either in its own capacity or as trustee or fiduciary) has violated Environmental Laws, nor is Midwest or any of the Midwest Subsidiaries (either in its own capacity or as trustee or fiduciary) required to clean up, remove, or take remedial or other responsive action at any property due to the disposal, treating, depositing, discharge, leaking, or other release of any hazardous substances or materials. No material permits, licenses or approvals are required under Environmental Laws relative to the Current Real Properties; and, except as disclosed in Schedule 3.14(c) of the Midwest Disclosure Schedules, there are not now nor, to Midwest's knowledge, have there ever been materials (including, without limitation, asbestos) stored, deposited, treated, recycled, used, or disposed of on, under, or at the Real Properties (or tanks or other facilities thereon containing such materials), which materials, if known to be present on the Real Properties or present in soils or ground water, would require material cleanup, removal, or some other remedial action under Environmental Laws. The term "Environmental Laws" shall mean all applicable federal, state, and local environmental laws relating to pollution, protection of the environment, or protection of human health and safety including, without limitation, the Solid Waste Disposal Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Occupational Safety and Health Act and the Comprehensive Environmental

     Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), any so-called "Superfund" or "Superlien" laws, their state and local laws, their state and local law counterparts, all rules and regulations promulgated thereunder and relevant common law standards. For purposes of this Section 3.14(c), "Loan Property" means any property in which the Midwest or any of the Midwest Subsidiaries holds a security interest, and where required by the context, said term meaning the owner or operator of such property.

          (d) With respect to each facility in which Midwest and/or its Subsidiaries has held or currently holds indicia of ownership to protect a security interest in the facility ("Midwest Interested Property"), Midwest and/or its Subsidiaries has at all times conducted its operations such that it did not "participate in the management of the facility" or otherwise become liable under any Environmental Laws with respect to such facilities.

          (e) Except as set forth on Schedule 3.14(e), no claim, action, suit, demand, investigation, or proceeding is pending or known to be threatened against Midwest or any of the Midwest Subsidiaries relating to any Real Property or otherwise involving any Real Property, before any court or other governmental authority or arbitration tribunal relating to pollution, Environmental Laws, or the environment; there is no outstanding judgment, order, writ, injunction, decree, or award against or affecting Midwest or any of the Midwest Subsidiaries with respect to Real Property or, to the knowledge of Midwest, with respect to Midwest Interested Property, other than liens on such Midwest Interested Property in the ordinary course; and neither Midwest nor any of the Midwest Subsidiaries has been identified, to their knowledge, as a potentially responsible party any Governmental Entity in a matter arising under any Environmental Laws. Schedule 3.14(e) of the Midwest Disclosure Schedules includes a list of all environmental reports, investigations, or audits relating to any Real Property or Midwest Interested Property of which Midwest has knowledge, whether conducted by or on behalf of Midwest or any of the Midwest Subsidiaries or a third party, and whether done at the initiative of Midwest or any of the Midwest Subsidiaries or directed by a Governmental Entity or other third party that are in the possession of Midwest or any of the Midwest Subsidiaries. Midwest has delivered to AMCORE complete and accurate copies of each such report, or the results of each such investigation or audit, in each case to the extent reasonably available to Midwest.

     3.15 Taxes and Tax Returns.

          (a) Each of Midwest and the Midwest Subsidiaries has duly filed all federal, state, county, foreign and, to the best of Midwest's knowledge, local information returns and tax returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects) and has duly paid or made provisions for the payment of all Taxes (as defined in Section 3.15(b)) and other governmental charges which have been incurred or are due or claimed to be due from it by federal, state, county, foreign or local taxing authorities on or prior to the date of this Agreement (including, without limitation, if and to the extent applicable, those due in respect of its properties, income, business, capital stock, deposits, franchises, licenses, sales and payrolls) other than Taxes or other charges which are not yet delinquent or are being contested in good faith and have not been finally determined. There are no material disputes pending with respect to, or claims asserted for, Taxes or assessments upon Midwest or any of the Midwest Subsidiaries for which Midwest does not have adequate reserves, nor has Midwest or any of the Midwest Subsidiaries given any currently effective waivers extending the statutory period of limitation applicable to any federal, state, county, foreign or local income tax return for any period. In addition, (i) proper and accurate amounts have been withheld by Midwest and each of the Midwest Subsidiaries from their employees for all prior periods in compliance with the tax withholding provisions of applicable federal, state, foreign and local laws, except where failure to do so would not, in the aggregate, have a Material Adverse Effect on Midwest, (ii) federal, state, foreign, county and local returns which are accurate and complete in all material respects have been filed by Midwest and each of the Midwest Subsidiaries for all periods for which returns were due with respect to income tax withholding, Social Security and unemployment taxes, (iii) the amounts shown on such federal, state, foreign, local or county returns to be due and payable have been paid in full or adequate provision therefor has been included by Midwest in its consolidated financial statements, and
     (iv) there are no Tax liens
     upon any property or assets of Midwest or any of the Midwest Subsidiaries except liens for taxes not yet past due. Except as set forth in Schedule 3.15(a), neither Midwest nor any of the Midwest Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by Midwest or any of the Midwest Subsidiaries, and the Internal Revenue Service (the "IRS") has not initiated or proposed any such adjustment or change in accounting method. Except as set forth in the financial statements described in Section 3.8, neither Midwest nor any of the Midwest Subsidiaries has entered into a transaction which is being accounted for as an installment obligation under Section 453 of the Code. Neither Midwest nor any of the Midwest Subsidiaries has, during the past five (5) years, except as disclosed in Schedule 3.15(a) of the Midwest Disclosure Schedules, received any notice of deficiency or proposed deficiency from the IRS or any other taxing authority with respect to any federal, state or local taxes, and to Midwest's knowledge, no circumstances exist that reasonably could be expected to result in assessments. No federal, state or local tax return of Midwest or any of the Midwest Subsidiaries is currently the subject of any audit by the IRS or any other taxing authority. Except as disclosed in Section 3.15(a) of the Midwest Disclosure Schedules, neither Midwest nor any of the Midwest Subsidiaries is a party to any agreement providing for allocation or sharing of taxes. Neither Midwest nor any of the Midwest Subsidiaries has ever been a member of an affiliated group of corporations (within the meaning of Section 1504(a) of the Code) filing federal consolidated income tax returns or state unitary combined, consolidated or similar income tax returns, other than the affiliated group of which Midwest is the common parent.

          (b) As used in this Agreement, the term "Tax" or "Taxes" means all federal, state, county, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

     3.16 Employee Benefit Plans.

        (a) (i) Midwest Plan. The term "Midwest Plan" includes each employee benefit plan, as defined in Section 3(3) of ERISA (other than a Multiemployer Plan and including any terminated Midwest Plans) that currently or since January 1, 1997: (1) is or has been maintained for employees of Midwest or of any Midwest Control Group member or (2) to which Midwest or any Midwest Control Group member made or was required to make contributions.

             (ii) Qualified Plan. The term "Qualified Plan" means any Midwest Plan which is an employee pension benefit plan as defined in Section 3(2) of ERISA and which is intended to meet the qualification requirements of the Code.

             (iii) Title IV Plan. The term "Title IV Plan" means any Qualified Plan that is a defined benefit plan (as defined in Section 3(37) of ERISA) and is subject to Title IV of ERISA.

             (iv) Multiemployer Plan. The term "Multiemployer Plan" means any employee benefit plan that is a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

             (v) Midwest Control Group. The term "Midwest Control Group" means a controlled group of corporations of which Midwest is a member within the meaning of Section 414(b) of the Code, any group of corporations or entities under common control with Midwest within the meaning of Section 414(c) of the Code or any affiliated service group of which Midwest is a member within the meaning of Section 414(m) of the Code.

             (vi) ERISA. The term "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          (b) All Midwest Plans are set forth on Schedule 3.16(b) of the Midwest Disclosure Schedules.

          (c) Neither Midwest nor any member of the Midwest Control Group currently, or at any time since January 1, 1992, maintains, or maintained, or is required to contribute to, contributes or contributed to, any Title IV Plan, or any Multiemployer Plan.

        (d) (i) Each Midwest Plan has been administered in material compliance with its terms and with all filing, reporting, disclosure and other requirements of all applicable statutes (including but not limited to ERISA and the Code), regulations or interpretations thereunder.

             (ii) Neither Midwest nor any Midwest Subsidiary or affiliate of Midwest, nor any of their respective employees or directors, nor any fiduciary, has engaged in any transaction, including the execution and delivery of this Agreement and other agreements, instruments and documents for which execution and delivery by Midwest is contemplated herein, in violation of Section 406(a) or (b) of ERISA or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 408(b) of ERISA or Section 4975(d) of the Code or for which no administrative exemption has been granted under Section 408(a) of ERISA.

             (iii) Each Qualified Plan is the subject of a favorable Internal Revenue Service determination with respect to such qualification and no event has occurred and no condition exists which could reasonably be expected to result in the revocation of such determination.

             (iv) No liability, claim, investigation, audit, action or litigation has been incurred, made, commenced or, to the knowledge of Midwest, is threatened or anticipated, by or against Midwest or any member of the Midwest Control Group with respect to any Midwest Plan (other than for benefits payable in the ordinary course).

        (e) (i) Complete and correct copies of all current and prior documents, including all amendments thereto, with respect to each Midwest Plan, have been delivered to AMCORE. These documents include, but are not limited to, the following: Midwest Plan documents, trust agreements, the most recent IRS determination letter, insurance contracts, annuity contracts, summary plan descriptions with any applicable summaries of material modifications thereto, filings with governmental agencies, investment manager and investment adviser contracts, service provider agreements, and audit reports, financial statements and annual reports (Form 5500) for the most recent three plan years ending prior to the date of this Agreement.

             (ii) All contributions payable to each Qualified Plan for all benefits earned and other liabilities accrued through September 30, 1997, determined in accordance with the terms and conditions of such Qualified Plan, ERISA and the Code, have been paid or otherwise provided for, and to the extent unpaid are reflected in the consolidated balance sheet of Midwest and Midwest Subsidiaries as of September 30, 1997.

          (f) Except as set forth in Schedule 3.16(f) of the Midwest Disclosure Schedules, no Midwest Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of Midwest or the Midwest Subsidiaries for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan," as that term is defined in section 3(2) of ERISA or (iii) benefits the full costs of which is borne by the current or former employee (or his beneficiary).

          (g) Except as set forth in Section 3.16(g) of the Midwest Disclosure Schedules, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any member of the Midwest Control Group to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

          (h) No amounts payable under the Midwest Plans or any employment, severance or similar plan, program, policy or agreement established or entered into by Midwest for the benefit of any current or former employee or officer of Midwest will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

          (i) Except as provided in Section 1.5 hereof, since December 31, 1996, the Midwest Option Plan Committee has taken no action under Section 12 of the 1992 Stock Option Plan or Section 6 of the 1997

     Stock Option Plan. The foregoing sentence shall not be deemed to preclude the Midwest Option Plan Committee from making any determination regarding whether or not a change in control has occurred under Section 12(b) of the 1992 Stock Option Plan and Section 6(a) of the 1997 Stock Option Plan.

     3.17 Compliance with Applicable Law. Midwest and each of the Midwest Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default under any, applicable laws, statutes, orders, rules, regulations, policies and/or guidelines of any Governmental Entity relating to Midwest or any of the Midwest Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have a Material Adverse Effect on Midwest.

     3.18 Certain Contracts.

          (a) Except as set forth in Schedule 3.18(a) of the Midwest Disclosure Schedules or as an exhibit to the Midwest SEC Documents, neither Midwest nor any of the Midwest Subsidiaries is a party to or bound by:

             (i) any contract, arrangement, commitment or understanding (whether written or oral) with respect to the employment or compensation of any directors, officers or employees;

             (ii) any contract, arrangement, commitment or understanding (whether written or oral) which, upon the consummation of the transactions contemplated by this Agreement or the Plan of Merger, will (either alone or upon the occurrence of any additional acts or events) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due from Midwest, AMCORE, the Surviving Corporation, or any of their respective Subsidiaries to any officer, director or employee thereof or to the trustee under any "rabbi trust" or similar arrangement;

             (iii) any contract, arrangement, commitment or understanding (whether written or oral) which materially restricts the conduct of any line of business by Midwest; or

             (iv) any contract, arrangement, commitment or understanding (whether written or oral), including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased or be required to be paid, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Plan of Merger, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Plan of Merger;

             (v) any contract, commitment or agreement made outside the ordinary course of business; or

             (vi) any union contract or collective bargaining agreement.

     Each contract, arrangement, commitment or understanding which is material to the business or operations of Midwest and the Midwest Subsidiaries, taken as a whole, is referred to herein as a "Midwest Contract," and neither Midwest nor any of the Midwest Subsidiaries knows of, or has received notice of, any violation of any Midwest Contract by any of the other parties thereto, which, individually or in the aggregate, would have a Material Adverse Effect on Midwest.

        (b) (i) Each Midwest Contract is valid and binding on Midwest or the applicable Midwest Subsidiary, as the case may be, and is in full force and effect, (ii) Midwest and each of the Midwest Subsidiaries has performed all obligations required to be performed by it to date under each Midwest Contract to which it is a party, except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect on Midwest, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of Midwest or any of the Midwest Subsidiaries under any such Midwest Contract, except where any such default, individually or in the aggregate, would not have a Material Adverse Effect on Midwest.

     3.19 Agreements with Regulatory Agencies. Neither Midwest nor any of the Midwest Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since December 31, 1992, a recipient of any supervisory letter from, or since December 31, 1992, has adopted any board resolutions at the request of any Regulatory Agency or other Governmental Entity that currently restricts the conduct of its business or that relates to its capital adequacy, compliance with laws, its credit policies, its management or its business (each, whether or not set forth in the Midwest Disclosure Schedules, a "Midwest Regulatory Agreement "), nor has Midwest or any of the Midwest Subsidiaries been advised since December 31, 1992 by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any such Midwest Regulatory Agreement.

     3.20 Other Activities of Midwest and its Midwest Subsidiaries. Neither Midwest nor any of the Midwest Subsidiaries that is neither a savings association, a savings association operating subsidiary or a savings association service corporation directly or indirectly engages in any activity prohibited by the OTS. Without limiting the generality of the foregoing, no equity investment of Midwest or any Midwest Subsidiary that is neither a savings association, a savings association operating subsidiary nor a savings association service corporation is prohibited by the OTS.

     3.21 Investment Securities. Each of Midwest and the Midwest Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of Midwest or any of the Midwest Subsidiaries. Such securities are valued on the books of Midwest and the Midwest Subsidiaries in accordance with GAAP.

     3.22 Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the consolidated statement of financial condition of Midwest included in the Midwest Third Quarter 10-QSB, liabilities disclosed in Schedule 3.22 of the Midwest Disclosure Schedules, and liabilities incurred in the ordinary course of business consistent with past practice since September 30, 1997, (none of which would reasonably be expected to have individually or in the aggregate a Material Adverse Effect on Midwest and the Midwest Subsidiaries, taken as a whole), neither Midwest nor any of the Midwest Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or could reasonably be expected to have, a Material Adverse Effect on Midwest.

     3.23 Insurance. Schedule 3.23 of the Midwest Disclosure Schedules describes all policies of insurance and fidelity bonds in which Midwest or any of the Midwest Subsidiaries is named as an insured party or which otherwise relate to or cover any assets or properties of Midwest or any of the Midwest Subsidiaries. Each of such policies is in full force and effect, and the coverage provided under such properties complies with the requirements of any contracts binding on Midwest or any of the Midwest Subsidiaries relating to such assets or properties. Except as set forth in Schedule 3.23 of the Midwest Disclosure Schedules, neither Midwest nor any of the Midwest Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of Midwest or any of the Midwest Subsidiaries. Since December 31, 1994, there have been no claims with respect to Midwest or any of the Midwest Subsidiaries under such fidelity bonds and insurance policies, and neither Midwest nor any of the Midwest Subsidiaries is aware of any acts of dishonesty or losses that would form the basis of a material claim under such fidelity bonds or insurance coverage.

     3.24 Loan Loss Reserves. The reserve for possible loan losses shown on the September 30, 1997 call report filed for the Bank is adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) as of September 30, 1997. The aggregate loan balances of the Bank at such date in excess of such reserves are, to the best knowledge and belief of Midwest, collectible in accordance with their terms.

     3.25 Shareholder Voting Agreements.  Midwest has furnished to AMCORE, as
Schedule 3.25 of the Midwest Disclosure Schedules, a current shareholder list that identifies each shareholder who is an executive officer (as defined under applicable SEC rules and regulations) or director of Midwest or any of the Midwest Subsidiaries or a holder of five percent (5%) or more of the outstanding Midwest Common Stock.

     3.26 Agreements with Directors, Officers, and Shareholders. Except as set forth in Schedule 3.26 of the Midwest Disclosure Schedule, no director, executive officer, or holder of five percent (5%) or more of the outstanding capital stock of Midwest, nor any director or executive officer of any of the Midwest Subsidiaries (each, a "Midwest Principal or Midwest Subsidiary Principal") is or has during the period subsequent to December 31, 1996, been a party (other than as (i) a depositor or (ii) a debtor in respect of a loan from Midwest or any of the Midwest Subsidiaries which is not in excess of $250,000) to any transaction with Midwest or any of the Midwest Subsidiaries. Except as disclosed in Schedule 3.26 of the Midwest Disclosure Schedules, no Midwest Principal or Midwest Subsidiary Principal holds any position with or owns more than five percent (5%) of the outstanding shares of any class of voting stock of any depository organization other than Midwest.

     3.27 Accuracy of Information. The statements contained in this Article III, in the Midwest Disclosure Schedules, in the Plan of Merger and in any other written documents executed and/or delivered by or on behalf of Midwest pursuant to the terms of this Agreement are true and correct in all material respects, and this Article III, such Midwest Disclosure Schedules, such Plan of Merger and any such other documents do not omit any material fact necessary to make the statements contained therein not materially misleading.

     3.28 Approval Delays. Midwest knows of no reason why any of the regulatory approvals referenced in Section 6.1(c) should be denied or unduly delayed.

     3.29 Vote Required. The approval by the holders of a majority of the votes entitled to be cast by all holders of Midwest Common Stock to approve the Merger is the only vote of the holders of any class or series of the capital stock of Midwest required for any of the transactions contemplated by this Agreement and the Plan of Merger.

     3.30 No Derivative Instruments or Arrangements.  Except as set forth in
Schedule 3.30 of the Midwest Disclosure Schedules, as of the date hereof, there are no interest rate or exchange rate swaps, caps, floors or option agreements or other interest rate or exchange rate risk management instruments or arrangements to which Midwest or any of the Midwest Subsidiaries is a party or by which any of the properties or assets of Midwest or any of the Midwest Subsidiaries is bound.

                                   ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF

                          AMCORE AND ACQUISITION CORP.

     Each of AMCORE and Acquisition Corp. jointly and severally represent and warrant to Midwest as follows:

     4.1 Corporate Organization. AMCORE is a corporation duly organized and validly existing under the laws of the State of Nevada. Acquisition Corp. is a corporation duly organized and validly existing under the laws of the State of Wisconsin. Each of AMCORE and Acquisition Corp. has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on each of AMCORE and Acquisition Corp. AMCORE is duly registered as a bank holding company under BHCA. True and complete copies of the Articles of Incorporation and Bylaws of each of AMCORE and Acquisition Corp., as in effect as of the date of this Agreement, have previously been made available by each of AMCORE and Acquisition Corp. to Midwest.

     4.2 Capitalization. The authorized capital stock of AMCORE consists of 45,000,000 shares of common stock, $0.22 par value per share, of which, as of September 30, 1997, 26,907,805 shares were issued and outstanding and 10,000,000 shares of Preferred Stock, $1.00 par value per share, of which, as of September 30, 1997, none were issued and outstanding. As of September 30, 1997, 773,348 shares of AMCORE Common Stock were held in treasury. All of the issued and outstanding shares of AMCORE Common Stock have been duly authorized and validly issued and are fully paid, nonassessable. The shares of AMCORE Common Stock to be issued pursuant to Article II hereof will, upon issuance, be duly authorized, validly issued, fully paid, nonassessable, and free of preemptive rights.

     4.3 Authority. Each of AMCORE and Acquisition Corp. has full corporate power and authority to execute and deliver each of this Agreement and the Plan of Merger subject to shareholder and regulatory approvals, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of each of AMCORE and Acquisition Corp, and AMCORE, as the owner of all of the outstanding shares of capital stock of Acquisition Corp. has caused this Agreement, the Plan of Merger and the Merger to be approved in accordance with the WBCL. No other corporate proceedings on the part of AMCORE or Acquisition Corp. are necessary to approve this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by each of AMCORE and Acquisition Corp. and (assuming due authorization, execution and delivery by Midwest) constitute valid and binding obligations of each of AMCORE and Acquisition Corp., enforceable against each of AMCORE and Acquisition Corp. in accordance with its terms. Furthermore, the Plan of Merger, when executed and delivered by Acquisition Corp. and (assuming due authorization, execution and delivery by Midwest), shall constitute a valid and binding obligation of Acquisition Corp., enforceable against Acquisition Corp. in accordance with its terms.

     4.4 No Violation. Neither the execution and delivery of this Agreement and the Plan of Merger by AMCORE nor the consummation by AMCORE of the transactions contemplated hereby or thereby, nor compliance by AMCORE with any of the terms or provisions hereof or thereof, will (a) violate any provision of the Articles of Incorporation or Bylaws or similar organizational documents of AMCORE or its Subsidiaries, or (b) assuming that the consents and approvals referred to in
Section 4.5 are duly obtained, (i) violate any statute, code, ordinance, rule, regulation, decree or injunction or published judgment, order or writ applicable to AMCORE or any of its Subsidiaries or any of their respective properties or assets, or (ii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of AMCORE or any of its Subsidiaries under the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which AMCORE or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (b) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on AMCORE or its Subsidiaries.

     4.5 Consents and Approvals. No consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with the execution and delivery by each of AMCORE and Acquisition Corp. of this Agreement and the Plan of Merger and the consummation by Acquisition Corp. of the Merger and the other transactions contemplated hereby and thereby except for (a) the filing by AMCORE of the Federal Reserve Application with the Board of Governors of the Federal Reserve under the BHCA and the approval of such application, (b) the filing of the Federal Reserve Application with the Wisconsin Department of Financial Institutions, Division of Savings Institutions and such Division's notification that it will not disapprove the application, (c) the filing of a copy of such Federal Reserve Application with the Federal Trade Commission and the Department of Justice, and the expiration of the applicable waiting period, (d) the filing with the SEC of the Proxy Statement/Prospectus in definitive form relating to the meetings of Midwest's shareholders to be held in connection with this Agreement and the Plan of Merger and the transactions contemplated hereby, (e) the filing of Articles of Merger with the WDFI under the WBCL, (f) such filings and approvals as are required to be made or obtained under the securities or "blue sky" laws of various states in connection with the issuance of the shares of AMCORE Common Stock pursuant to this Agreement and the Plan of Merger, and (g) the approval of this Agreement and Plan of Merger by the requisite vote of the shareholders of Acquisition Corp. and Midwest.

     4.6 Financial Statements. AMCORE has heretofore furnished to Midwest copies of the following financial statements: (a) the audited Consolidated Balance Sheets of AMCORE as of December 31, 1994, 1995 and 1996, and the Consolidated Statements of Income, Stockholders' Equity, and Cash Flows for each of the years in the three-year period ended December 31, 1996 (the "Latest Statement Date"), together with the notes thereto, and the unqualified opinion of McGladrey & Pullen, LLP, AMCORE's independent auditors (the "Latest AMCORE Financial Statements"); (b) the Consolidated Balance Sheet of AMCORE for each quarter ended between the Latest Statement Date and June 30, 1997 and the Consolidated Statement of Income for each quarter ended between the Latest Statement Date and the date hereof; and (c) the Report of Condition of AMCORE Bank, Rockford, N.A. as of June 30, 1997, together with the related Reports of Income for the period then ended, as included in its call report as filed with the FDIC (collectively, the "AMCORE Financial Statements"). The AMCORE Financial Statements are true and correct in all material respects and fairly present the financial position and results of operation of AMCORE and its Subsidiaries as of the dates and for the periods then ended. Each of the financial statements referred to in clauses (a) and (b) of this Section 4.6 has been prepared in accordance with GAAP (applied on a consistent basis except as disclosed in the footnotes thereto) and, with respect to the financial statements referred to in clause (b), subject to normal year end adjustments. The financial statements referred to in clause (c) of this Section 4.6 have been prepared in accordance with the applicable regulations and standards of the FDIC. The AMCORE Financial Statements do not, as of the date thereof, include any material assets or omit to state any material liability, absolute or contingent, or other facts, the inclusion or omission of which renders such financial statements, in light of the circumstances under which they were made, misleading in any material respect. Except as set forth in the AMCORE SEC Documents (as hereinafter defined), since the Latest Statement Date, there has been no change in the financial condition, results of operation, assets, or business of AMCORE or any of the AMCORE Subsidiaries (other than changes in the ordinary course of business, none of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect), nor has there been any other event or condition of any character that has had a Material Adverse Effect, and to the knowledge of AMCORE, no fact or condition exists that would reasonably be expected to have such a Material Adverse Effect in the future.

     4.7 Reports. AMCORE and each of AMCORE Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since July 1, 1994 with the Regulatory Agencies, and all other reports and statements required to be filed by them since July 1, 1994, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, will not have a Material Adverse Effect on AMCORE. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of AMCORE or AMCORE Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the best knowledge of AMCORE, investigation into the business or operations of AMCORE or any of AMCORE Subsidiaries since July 1, 1994. There is no unresolved written violation, written criticism, or written exception by any Regulatory Agency with respect to any report or statement relating to any examinations of AMCORE or any of AMCORE Subsidiaries, which is likely, either individually or in the aggregate, to have a Material Adverse Effect on AMCORE.

     4.8 SEC Documents. AMCORE has made available to Midwest a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by AMCORE with the SEC (other than reports filed pursuant to Section 13(d) or 13(g) of the Exchange Act) since December 31, 1994 (as such documents have since the time of their filing been amended, the "AMCORE SEC Documents"), which are all the documents (other than preliminary material and reports required pursuant to Section 13(d) or 13(g) of the Exchange Act) that AMCORE was required to file with the SEC since such date. As of their respective dates of filing with the SEC, the AMCORE SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such AMCORE SEC Documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of AMCORE included in the AMCORE SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present in all material respects the consolidated financial position of AMCORE and its consolidated Subsidiaries as of the dates thereof and the consolidated results of operations, changes in stockholders' equity and cash flows of such companies for the periods then ended. All material agreements, contracts and other documents required to be filed as exhibits to any of the AMCORE SEC Documents have been so filed.

     4.9 Broker's Fees. Other than AMCORE's arrangement with Robert W. Baird & Co. Incorporated to serve as a financial advisor to AMCORE in connection with the Merger and related transactions contemplated by this Agreement and the Plan of Merger, neither AMCORE nor any AMCORE Subsidiary nor any of their respective officers or directors has employed any financial advisor, broker or finder or incurred any liability for any financial advisory fees, broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement and the Plan of Merger.

     4.10 Absence of Certain Changes or Events.

          (a) Except as publicly disclosed in AMCORE SEC Documents (as defined in Section 4.6) filed prior to the date hereof, since December 31, 1996,
     (i) AMCORE and AMCORE Subsidiaries taken as a whole have not incurred any material liability, except in the ordinary course of their business, and
     (ii) no event has occurred which has had, individually or in the aggregate, a Material Adverse Effect on AMCORE or will have a Material Adverse Effect on AMCORE.

          (b) Except as publicly disclosed in AMCORE SEC Documents filed prior to the date hereof, since December 31, 1996, AMCORE and each AMCORE Subsidiary have carried on their respective businesses in all material respects in the ordinary and usual course.

     4.11 Legal Proceedings.

          (a) Except as set forth in Schedule 4.11 of AMCORE Disclosure Schedules or in AMCORE's most recent Form 10-Q there are no pending or, to the best of AMCORE's knowledge, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against AMCORE or any of AMCORE Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement, or the Plan of Merger as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would have a Material Adverse Effect on AMCORE.

          (b) There is no injunction, order, judgment, decree, or regulatory restriction (other than regulatory restrictions that apply to similarly situated savings and loan holding companies or savings associations) imposed upon AMCORE, any of AMCORE Subsidiaries or the assets of AMCORE or any of AMCORE Subsidiaries which has had a Material Adverse Effect on AMCORE.

     4.12 Compliance with Applicable Law. AMCORE and each of AMCORE Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default under any, applicable laws, statutes, orders, rules, regulations, policies and/or guidelines of any Governmental Entity relating to AMCORE or any of AMCORE Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have a Material Adverse Effect on AMCORE.

     4.13 Agreements with Regulatory Agencies. Neither AMCORE nor any of AMCORE Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since December 31, 1994, a recipient of any supervisory letter from, or since December 31, 1994 has adopted any board resolutions at the request of any Regulatory Agency or other Governmental Entity that currently restricts the conduct of its business or that relates to its capital adequacy, compliance with laws, its credit policies, its management or its business (each, whether or not set forth in AMCORE Disclosure Schedules, an "AMCORE Regulatory Agreement") nor has AMCORE or any of AMCORE Subsidiaries been advised since December 31, 1994 by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any such AMCORE Regulatory Agreement.

     4.14 Accuracy of Information. The statements contained in this Article IV, in the AMCORE Disclosure Schedules, in the Plan of Merger and in any other written documents executed and/or delivered by or on behalf of AMCORE pursuant to the terms of this Agreement are true and correct in all material respects, and this Article IV, such AMCORE Disclosure Schedules, such Plan of Merger and any such other documents do not omit any material fact necessary to make the statements contained therein not materially misleading.

     4.15 Approval Delays. AMCORE knows of no reason why any of the regulatory approvals referred to in Section 6.1(c) should be denied or unduly delayed.

     4.16 Vote Required. The approval by AMCORE, as sole shareholder of Acquisition Corp., to approve this Agreement, the Plan of Merger and the Merger (including the issuance of shares of AMCORE Common Stock in connection therewith) is the only vote of the holders of any class or series of the capital stock of AMCORE or Acquisition Corp. required for any of the transactions contemplated by this Agreement.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

     5.1 Conduct of Business. Between the date hereof and the Closing Date, Midwest shall conduct its business and shall cause the Bank to conduct its business in the usual and ordinary course consistent in all material respects with prudent banking practices. Without limiting the foregoing, without the prior written consent of AMCORE:

          (a) Midwest shall, and shall cause the Bank to, not (i) redeem, purchase, or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants, conversion or other rights to acquire any shares of its capital stock or any such securities or obligations; (ii) merge with or into any other corporation or bank, permit any other corporation or bank to merge into it or consolidate with any other corporation or bank, or effect any reorganization or recapitalization; (iii) purchase or otherwise acquire any of the assets, or any class of stock, of any corporation, bank, or other business (other than purchases of passive investments in the ordinary course of business consistent with past business practices); (iv) liquidate, sell, dispose of, or encumber any assets or acquire any assets, other than in the ordinary course of its business consistent with past practice; (v) sell any intangible rights, including but not limited to mortgage servicing rights;
     (vi) split, combine, or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock; (vii) release or relinquish any material contract rights not in the ordinary course of business; or (viii) issue, deliver, award, grant, or sell, or authorize or propose the issuance, delivery, award, grant, or sale of, any shares of its capital stock of any class (including shares held in treasury), any debt instrument having a right to vote or any securities convertible into, or any rights, warrants, or options to acquire, any such shares, voting debt, or convertible securities, except with respect to the issuance of shares of its capital stock upon the valid exercise of Outstanding Midwest Options;

          (b) Midwest shall not, and shall cause the Bank not to, propose or adopt any amendments or changes to their respective corporate charters or by-laws;

          (c) Midwest shall not, and shall cause the Bank not to, take any action which, or fail to take any action which failure, would or is reasonably likely to (i) adversely affect the ability of either of AMCORE or Midwest to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby; (ii) adversely affect Midwest's ability to perform its covenants and agreements under this Agreement and the Plan of Merger; (iii) result in any of its representation and warranties set forth in this Agreement or the Plan of Merger being or becoming untrue in any material respect; (iv) result in any of the conditions to the Merger set forth in Section 6.1 hereof not being satisfied; or (v) result in a violation of any provisions of this Agreement or the Plan of Merger except, in every case, as may be required by applicable law;

          (d) Midwest shall, and shall cause the Bank to, not increase the compensation of their directors, officers or key employees, provided, however, that (i) the compensation of officers and key employees of Midwest and the Bank may be increased effective January 1, 1998, in a manner consistent with prior practice of Midwest and the Bank, provided that the combined amount of the increases paid to all such officers and key employees shall not exceed, in the aggregate, by greater than 4% such amounts as are paid to such officers or key employees for the year ended December 31, 1997, and (ii) Midwest and the Bank may pay to their employees year-end bonuses for the 1997 fiscal year, in a manner consistent with prior practice of Midwest and the Bank.

          (e) Midwest shall, and shall cause the Bank to, make no single new loan which is in excess of 50% of the Bank's legal lending limit, except for loans currently committed to be made pursuant to written commitment letters, and Midwest shall, and shall cause the Bank to, make no other loans, or renewals or restructuring of loans regardless of amount except in the ordinary course of business and consistent in all material respects with prudent banking practices and policies and applicable rules and regulations of regulatory authorities with respect to amount, terms, security and quality of the borrower's credit;

          (f) Midwest shall not declare or pay any stock dividend, cash dividend or other distribution without the prior written consent of AMCORE, provided, however, that until the Effective Date the Company may continue to declare and pay its regular quarterly cash dividend to its shareholders in the amount of $.085 per share of Common Stock, and the Bank may pay cash dividends to Midwest in the aggregate amount of $300,000; provided, however, that until the Effective Date, Midwest may continue to declare and pay is regular quarterly cash dividend to its shareholders in the amount of $0.085 per share of Midwest Common Stock, each of which dividends shall be declared for a record date on or after the record date for payment of dividends by AMCORE on AMCORE Common Stock for such quarter; provided, further, that Midwest shall not declare or pay any dividends or make any distributions in any amount on Midwest Common Stock in any calendar quarter in which the Effective Time is expected to occur and in which the holders of Midwest Common Stock will be entitled to receive dividends on the shares of AMCORE Common Stock into which the shares of Midwest Common Stock have been converted. It is the intent of the last clause of the immediately preceding sentence to provide that holders of Midwest Common Stock will receive either the payment of cash dividends on their shares of Midwest Common Stock permitted pursuant to this Section 5.1(f) or the payment of cash dividends as the holders of shares of AMCORE Common Stock received in the Merger for the calendar quarter during which the Effective Time shall occur, but will not receive and will not become entitled to receive for the same calendar quarter both the payment of a cash dividend as holders of Midwest Common Stock and the payment of a cash dividend as holders of AMCORE Common Stock received in the Merger; and if Midwest does not declare and pay cash dividends in a particular calendar quarter because of Midwest's reasonable expectation that the Effective Time was to have occurred in such calendar quarter, and the Effective Time shall not in fact have occurred in such calendar quarter, then, as a result thereof, Midwest shall be entitled to declare and pay a cash dividend (within the limitations of this Section 5.1(f), and on such shares of Midwest Common Stock) for such calendar quarter by the declaration and payment of such cash dividends as soon as reasonably practicable.

          (g) Midwest shall, and shall cause the Bank to, use their best efforts to maintain their present insurance coverage in respect to their respective properties and businesses;

          (h) Midwest shall, and shall cause the Bank to, make no significant changes, outside the ordinary course of business, in the general nature of the business conducted by Midwest and the Bank, including but not limited to the investment or use of their assets, the liabilities they incur, or the facilities they operate;

          (i) Midwest shall, and shall cause the Bank to, not enter into any employment, consulting or other similar agreements that are not terminable on 30 days' notice or less without penalty or obligation (beyond the notice period of 30 days or less);

          (j) Midwest shall, and shall cause the Bank to, (i) except as required by applicable law, maintain qualification pursuant to the Code or as otherwise provided pursuant to this Agreement, adopt, amend, renew or terminate any Midwest Plan or any agreement, arrangement, plan or policy between Midwest or any of the Midwest Subsidiaries and one or more of its current or former directors, officers or employees or (ii) except for normal increases in the ordinary course of business consistent with past practice, except for the $70,000 contribution to the Baraboo Federal Bank, FSB Employee Stock Ownership Plan during the year ending December 31, 1997 (which amount represents a contribution to that plan in addition to the normal annual contribution), except as required by applicable law or as otherwise provided pursuant to this Agreement, not increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares) or (iii) enter into, modify or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of such party of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement or the Plan of Merger;

          (k) Midwest shall, and shall cause the Bank to, timely file all required tax returns with all applicable taxing authorities and will not make any application for or consent to any extension of time for filing any tax return or any extension of the period of limitations applicable thereto;

          (l) Except as already reflected in the financial statements referred to in Section 3.8 hereof, Midwest shall, and shall cause the Bank to, not make any expenditure for fixed assets in excess of $25,000 for any single item, or $100,000 in the aggregate, or enter into any lease of fixed assets, if the monthly rental payment under such lease exceeds $5,000;

          (m) Midwest shall, and shall cause the Bank to, not incur any liabilities or obligations, make any commitments or disbursements, acquire or dispose of any property or asset, make any contract or agreement, or engage in any transaction, except in the ordinary course consistent in all material respects with prudent banking and fiduciary practices (which includes accepting new fiduciary appointments on terms consistent with past practices), except for dispositions of real estate owned;

          (n) Midwest shall, and shall cause the Bank to, not do or fail to do anything that will cause a breach of, or default under, any contract, agreement, commitment, obligation, appointment, plan, trust or other arrangement to which Midwest or the Bank is a party or by which either Midwest or the Bank is otherwise bound or under which the Bank has agreed to act as a fiduciary or otherwise exercise fiduciary powers;

          (o) Midwest shall, and shall cause the Bank to, not engage in or agree to engage in any "covered transaction" within the meaning of Sections 23A or 23B of the Federal Reserve Act (without regard to applicability of any exemptions contained in said Section 23A);

          (p) Midwest shall, and shall cause the Bank to, only purchase or invest in obligations of the government of the United States or agencies of the United States or mortgage-backed securities of the kind owned by the Bank as of September 30, 1997 and to not execute individual investment transactions of greater than $1,000,000;

          (q) Midwest shall, and shall cause the Bank to, make no changes of a material nature in their accounting procedures, methods, policies or practices or the manner in which they conduct their businesses and maintain their records;

          (r) Midwest shall cause the Bank not to accept or renew any brokered deposits;

          (s) Midwest shall not, and shall cause the Bank not to, take or cause to be taken any actions that would, or would be reasonably likely to (i) prevent AMCORE from accounting for the Merger as a "pooling-of-interests" for accounting purposes or (ii) adversely affect the status of the Merger as a tax-free reorganization under Section 368(a) of the Code;

          (t) Midwest shall not, and shall cause the Bank not to, make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with prudent banking practices; and

        (u) agree in writing or otherwise to do any of the foregoing.

     5.2 Access to Information and Due Diligence.

          (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of Midwest and AMCORE shall, and shall cause the Midwest Subsidiaries and AMCORE Subsidiaries, respectively, to, afford to the officers, employees, accountants, counsel and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of Midwest and AMCORE shall, and shall cause the Midwest Subsidiaries and AMCORE Subsidiaries, respectively, to, make available to the other party
     (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws, and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither Midwest, AMCORE, the Midwest Subsidiaries nor AMCORE Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (A) violate or prejudice the rights of Midwest's or AMCORE's, as the case may be, customers or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement, or (B) impair any attorney-client privilege of the disclosing party. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

          (b) Each of Midwest and AMCORE shall hold all information furnished by or on behalf of the other party or the Midwest Subsidiaries or AMCORE Subsidiaries, as the case may be, or their representatives pursuant to
     Section 5.2(a) in confidence and shall return all documents containing any information concerning the properties, business and assets of each other party that may have been obtained in the course of negotiations or examination of the affairs of each other party either prior or subsequent to the execution of this Agreement (other than such information as shall be in the public domain or otherwise ascertainable from public or outside sources) and shall destroy any information, analyses or the like derived from such confidential information. Each of Midwest and AMCORE shall use such information solely for the purpose of conducting business, legal and financial reviews of the other party and for such other purposes as may be related to this Agreement and the Plan of Merger.

          (c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth herein. Without limitation of the foregoing, each party shall promptly notify the other party of any information obtained by such party during the course of any due diligence conducted by such party or its representatives in accordance with this Section 5.2 which is materially inconsistent with any representation or warranty made by the other party under this Agreement; provided, however, that either party's failure to provide such notice to the other party shall not, in turn, be deemed to constitute a breach of such party's obligations under this Agreement and the Plan of Merger.

     5.3 Meeting of Shareholders of Midwest. As soon as practicable after the date of this Agreement, Midwest shall call and hold a meeting of its shareholders for the purpose of voting upon this Agreement, the Plan of Merger and the transactions herein and therein contemplated in accordance with Midwest's Articles of Incorporation, its bylaws and the WBCL (the "Shareholders Meeting"). Midwest shall, through its Board of Directors, recommend to its shareholders, consistent with its fiduciary duties, approval of this Agreement, the Plan of Merger and the Merger.

     5.4 Registration Statement and Regulatory Filings

          (a) AMCORE shall file with the SEC as soon as practicable after the execution of this Agreement, a Registration Statement on an appropriate form under the Securities Act covering AMCORE Common Stock to be issued pursuant to this Agreement and shall use its reasonable best efforts to cause the same to become effective and thereafter, until the Effective Time or termination of this Agreement, to keep the same effective and, if necessary, amend and supplement the same. Such Registration Statement and any amendments and supplements thereto are referred to herein as the "Registration Statement." The Registration Statement shall include a Proxy Statement/Prospectus thereto reasonably acceptable to AMCORE and Midwest, prepared by AMCORE and Midwest for use in connection with the meeting of shareholders of Midwest referred to in Section 5.3 of this Agreement, all in accordance with the rules and regulations of the SEC. AMCORE shall, as soon as practicable after the execution of this Agreement, make all filings, if any, required to obtain all blue sky permits, authorizations, consents or approvals required for the issuance of AMCORE Common Stock. In advance of filing the Registration Statement, AMCORE shall provide Midwest and its counsel with a copy of the Registration Statement and provide an opportunity to comment thereon, and thereafter shall promptly advise Midwest and its counsel of any material communication received by AMCORE or its counsel from the SEC with respect to the Registration Statement. None of the information furnished by AMCORE or Midwest for inclusion in the Registration Statement, the Proxy Statement/Prospectus or any other document filed with the SEC or any state securities commission, at the respective times at which such documents are filed with the SEC or such state securities commission, or, in the case of the Registration Statement, when it becomes effective, or in the case of the Proxy Statement/Prospectus, when mailed or at the time of the Shareholders Meeting, shall be false or misleading with respect to any material fact or shall omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

          (b) AMCORE will use its best commercially reasonable efforts to obtain the regulatory approvals referred to in Section 6.1(c) hereof, and Midwest will cooperate fully in the process of obtaining all such approvals. As soon as practicable after the date of this Agreement, AMCORE will make all appropriate initial filings necessary to obtain the regulatory approvals referred to in Section 6.1(c) hereof. The obligation to take all reasonable actions shall not be construed as including an obligation to accept any terms of or conditions to a consent, authorization, order, or approval of, or any exemption by, any party that are not acceptable to AMCORE, in its sole discretion, or to change the business practices of AMCORE or any AMCORE Subsidiary. AMCORE shall provide Midwest with copies of all application filed and all approvals when received.

     5.5 Reasonable Efforts. The parties to this Agreement agree to use their reasonable efforts in good faith to satisfy the various conditions to Closing and to consummate the Merger as soon as practicable. None of the parties hereto will intentionally take or intentionally permit to be taken any action that would be in breach of the terms or provisions of this Agreement or that would cause any of the representations contained herein to be or to become untrue.

     5.6 Business Relations and Publicity. Midwest will use reasonable efforts to preserve its reputation and relationship with suppliers, clients, depositors, customers, employees and others having business relations with it. No press release or other communication in connection with or relating to this Agreement or the transactions contemplated hereby (other than communications with appropriate regulatory authorities) shall be issued or made except as mutually agreed upon, provided that AMCORE, after consultation with Midwest, may make such disclosures concerning the transactions provided for herein as AMCORE believes are required by law.

     5.7 Listing of Shares. AMCORE shall use all reasonable efforts to cause the shares of AMCORE Common Stock issuable in the Merger to be approved for listing on the Nasdaq National Market.

     5.8 Affiliate Letters; Shareholder Voting Agreements. Midwest shall provide AMCORE with such information as may be reasonably necessary to determine the identity of those persons who may be deemed to be "affiliates" of Midwest within the meaning of Rule 145 (or any successor rule) promulgated by the SEC under the Securities Act or within the meaning of SEC Staff Accounting Bulletin No. 65 (interpreting certain requirements for treating a business combination as a pooling of interests) and a list of those persons whom Midwest believes may be deemed to be affiliates. Within 30 days of the execution of this Agreement, Midwest will obtain and deliver to AMCORE affiliate letters, substantially in the form of Exhibit C to this Agreement, from each of the directors and principal officers of Midwest and will use its best efforts to obtain such letters from the holders of five percent (5%) or more of the outstanding shares of Midwest Common Stock and from any other persons who, in the opinion of counsel for AMCORE, may be deemed to be affiliates within the meaning of Rule 145 or SEC Staff Accounting Bulletin No. 65. On or before November 18, 1997, Midwest will obtain and deliver to AMCORE a Shareholder Voting Agreement, in the form attached as Exhibit A, executed by each shareholder of the Company identified in Schedule 3.25 who is a director of Midwest, Gary E. Wegner and Scott D. Huedepohl.

     5.9 No Conduct Inconsistent with this Agreement.

          (a) Midwest agrees that it will not, during the term of this Agreement, (i) solicit, encourage or authorize (including by way of furnishing information or assistance) or take any other action to facilitate any inquires or proposals that constitute, or may be reasonably expected to lead to, any Transaction Proposal (as hereinafter defined), or discuss or negotiate with any person in furtherance of such inquiries or to obtain a Transaction Proposal, or agree to or endorse any Transaction Proposal, or authorize or permit any of its officers, directors, or employees or any investment banker, financial advisor, attorney, accountant, or other representative retained by it or any of the Midwest Subsidiaries to take any such action; provided, however, that the Board of Directors of Midwest (the "Board") may, in response to an unsolicited written proposal from a third party regarding a Superior Proposal (as hereinafter defined), furnish or cause to be furnished information to and engage in discussions with such third party, but only if (A) the Board determines in good faith, after consultation with its independent financial advisors and based upon the written opinion of its outside counsel that failure to take such action could be reasonably expected to result in a breach of the fiduciary duties of such Board under applicable law and (B) prior to furnishing such non-public information to, or entering into discussions or negotiations with such third party, Midwest receives from such third party an executed confidentiality agreement. Midwest will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any third parties other than AMCORE with respect to any of the foregoing. Midwest will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 5.9. In the event that the Board furnishes information to or engages in such discussions with any person, Midwest shall promptly notify AMCORE orally and in writing of all of the relevant details relating to all inquiries and proposals that it may receive relating to any of such matters (including the identity of the person making such inquiry or proposal) and provide AMCORE with copies of all materials delivered to such person.

          (b) Nothing contained in Section 5.9(a) shall prohibit Midwest from disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act with respect to a tender offer for Midwest's common stock.

          (c) As used herein, "Superior Proposal" means a bona fide, written and unsolicited proposal or offer made by any corporation (excluding AMCORE or any of its Subsidiaries or Affiliates), partnership, person, other entity, or group (as defined in Section 13(d)(3) of the Exchange Act) (each, for purposes of this Section 5.9, a "Person") with respect to a Transaction Proposal on terms which the Board determines in good faith, and in the exercise of reasonable judgment (based on the advice of independent financial advisors and legal counsel), to be more favorable to Midwest and its shareholders than the transactions contemplated hereby (including taking into account the financing thereof). "Transaction Proposal" as used in this Agreement means (in each case other than the transactions contemplated hereby) (A) a bona fide tender offer or exchange offer for 25% or more of the then outstanding shares of Midwest which shall have been publicly proposed to be made or shall have been commenced or made by any Person; (B) a merger, consolidation, or other business combination with Midwest, or with any of the Midwest Subsidiaries, which shall have been effected by any Person, or an agreement relating to any such transaction which shall have been entered into; (C) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition (whether in one transaction or a series of related transactions) involving a substantial part of Midwest's consolidated assets (including any stock of the Bank), or all or a substantial part of the assets of any of the Midwest Subsidiaries, to any Person which shall have been effected, or any agreement relating to such transaction which shall have been entered into; (D) the acquisition by any Person (other than AMCORE or any of Midwest's Subsidiaries in a fiduciary capacity for third parties, none of whom beneficially owns 10% or more of the outstanding Midwest Common Stock) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, which will be deemed for purposes hereof to provide that a Person beneficially owns any shares of Midwest Common Stock that may be acquired by such person pursuant to any right, option, warrant, or other agreement, regardless of when such acquisition would be permitted by the terms thereof) of 25% or more of the outstanding shares of Midwest Common Stock (including Midwest Common Stock currently beneficially owned by such Person); (E) any reclassification of securities or recapitalization of Midwest or other transaction that has the effect, directly or indirectly, of increasing the proportionate share of any class of equity security (including securities convertible into equity securities) of Midwest that is owned by any Person which shall have been effected, or any agreement relating to such transaction which shall have been entered into or plan with respect thereto adopted; (F) any transaction having an effect similar to those described in (A) through (E) above; or
     (G) a public announcement with respect to a proposal, plan, or intention by

     Midwest or another Person to effect any of the foregoing transactions (which may include publication of notice of filing or any similar notice under applicable law).

     5.10 Board of Directors' Notices, Minutes, Etc. Midwest shall give reasonable notice to AMCORE of all meetings of the Board of Directors and Board committees of Midwest and the Bank, and if known, the agenda for or business to be discussed at such meeting. Midwest shall transmit to AMCORE, promptly, copies of all notices, minutes, consents and other materials that Midwest or the Bank provides to their directors to the extent permissible under law, other than materials relating to any proposed acquisition of Midwest or the Bank. AMCORE agrees to hold in confidence and trust and to act in a fiduciary manner with respect to such information.

     5.11 Untrue Representations and Warranties. During the term of this Agreement, if a party hereto becomes aware of any facts or of the occurrence or impending occurrence of any event that would cause one or more of such party's representations and warranties contained in this Agreement to be or to become untrue as of the Closing Date then:

          (a) such party shall immediately give detailed written notice thereof to the other party; and

          (b) such party shall use reasonable efforts to change such facts or events to make such representations and warranties true, unless the same shall have been waived in writing by the other party.

     5.12 Indemnification; Directors' and Officers' Insurance.

          (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of Midwest or the Midwest Subsidiaries (the "Indemnified Parties"), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer or employee of Midwest or the Midwest Subsidiaries or any of their respective predecessors, or (ii) this Agreement or the Plan of Merger or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Time, AMCORE agrees to cooperate and use reasonable efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, AMCORE shall (and shall cause the Surviving Corporation to) indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including payment of reasonable attorney's fees and expenses and other costs in advance of the final disposition of any claim, suit, proceeding or investigation incurred by each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with the Surviving Corporation; provided, however, that (A) AMCORE shall have the right to assume the defense thereof and upon such assumption AMCORE shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if AMCORE elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues that raise conflicts of interest between AMCORE and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with AMCORE, and AMCORE shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (B) AMCORE shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, unless an Indemnified Party shall have reasonably concluded, based on an opinion of counsel, that there is a material conflict of interest between the interests of such Indemnified Party and the interests of one or more other Indemnified Parties and that the interests of such Indemnified Party will not be adequately represented unless separate counsel is retained, in which case, AMCORE shall be obligated to pay such separate counsel, (C) AMCORE shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (D) AMCORE shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 5.12, upon learning of any such claim, action, suit, proceeding or investigation, shall notify AMCORE thereof, provided that the failure to so notify shall not affect the obligations of AMCORE under this Section 5.12 except to the extent such failure to notify materially prejudices AMCORE. The Surviving Corporation's obligations under this Section 5.12 shall continue in full force and effect for a period of five years from the Effective Time (or the period of the applicable statute of limitations, if longer); provided, however, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the final disposition of such Claim.

          (b) AMCORE shall use reasonable efforts (i) to obtain, after the Effective Time, directors' and officers' liability insurance coverage for the officers and directors of the Surviving Corporation, and (ii) either
     (A) to cause the individuals serving as officers and directors of Midwest or the Midwest Subsidiaries immediately prior to the Effective Time to be covered for a period of three years from the Effective Time by the directors' and officers' liability insurance policies maintained by the Surviving Corporation, or to (B) substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than the policies previously maintained by Midwest and the Midwest Subsidiaries, respectively, with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such; provided, however, that AMCORE shall not in any such year be required to expend an amount in excess of 150% of the aggregate premiums paid by Midwest and the Midwest Subsidiaries for directors' and officers' liability insurance for the year ended December 31, 1996.

     5.13 Employee Benefit Plans.

          (a) At the Effective Time, each employee of Midwest and the Midwest Subsidiaries shall immediately become eligible to participate in all employee welfare benefit plans and other fringe benefits programs offered or maintained by AMCORE and its subsidiaries on terms and conditions substantially similar in the aggregate to those that AMCORE and its subsidiaries may make available to similarly situated officers and employees, including, without limitation, any health, life, long-term disability, short-term disability, severance, vacation or paid time off programs ("AMCORE's Welfare Plans"). The period of employment and compensation of each employee of Midwest and the Midwest Subsidiaries with Midwest and the Midwest Subsidiaries shall be counted for all purposes (except for purposes of benefit accrual) under AMCORE's Welfare Plans, including, without limitation, for purposes of service credit and eligibility. Any expenses incurred by an employee of Midwest or the Midwest Subsidiaries under Midwest's or the Bank's employee welfare benefit plans (such as deductibles or co-payments), shall be counted for all purposes under AMCORE's Welfare Plans. AMCORE shall waive any pre-existing condition exclusions for conditions existing on the Closing Date, and actively-at-work requirements for periods ending on the Closing Date contained in AMCORE's Welfare Benefit Plans as they apply to the employees of Midwest and the Midwest Subsidiaries and former employees and their dependents.

          (b) As of the Effective Time, the Baraboo Federal Bank, FSB Employee Stock Ownership Plan (the "Baraboo ESOP ") shall be terminated, as AMCORE and Midwest shall mutually determine, and the loan between Midwest and the Baraboo ESOP shall be repaid in full with an amount of unallocated shares of AMCORE Common Stock (which shall have been converted from shares of Midwest Common Stock pursuant to Section 1.4 hereof) held in the ESOP having an aggregate fair market value equaling as closely as possible, but not less than, the balance of the loan at the Closing Date. The fair market value of such unallocated shares shall be equal to the closing sales price of AMCORE Common Stock on the Closing Date, or such other price, as determined by the trustees for the Baraboo ESOP, which represents the fair market value of the AMCORE Common Stock on the Closing Date, multiplied by the number of unallocated shares of AMCORE Common Stock held by the Baraboo ESOP, and any remaining unallocated shares of AMCORE Common Stock after such repayment shall be allocated in kind to the Baraboo ESOP accounts of those Bank employees who are participants and beneficiaries (such individuals hereafter, the "ESOP Participants"), in accordance with the terms of the Baraboo ESOP as amended with respect to such termination. All ESOP Participants shall fully vest and have a nonforfeitable interest in their accounts under the Baraboo ESOP determined as of the Effective Time. As soon as practicable after the receipt of a favorable determination letter from the Internal Revenue Service ("IRS ") as to the tax qualified status of the Baraboo ESOP upon its termination under Section 401(a) and 4975(e) of the Code (the "Final Determination Letter"), distributions of the benefits under the Baraboo ESOP shall be made to the ESOP Participants. From and after the date of this Agreement, in anticipation of such termination and distribution, AMCORE, Midwest and their respective representatives prior to the Effective Time, and AMCORE and its representatives after the Effective Time, shall use their best efforts to apply for and obtain such favorable Final Determination Letter from the IRS. In the event that AMCORE, Midwest and their respective representatives, prior to the Effective Time, and AMCORE and its representatives after the Effective Time, reasonably determine that the Baraboo ESOP cannot obtain a favorable Final Determination Letter, or that the amounts held therein cannot be so applied, allocated or distributed without causing the Baraboo ESOP to lose its tax qualified status, Midwest prior to the Effective Time and AMCORE after the Effective Time shall take such action as they may reasonably determine with respect to the distribution of benefits to the ESOP Participants, provided that the assets of the Baraboo ESOP shall be held or paid for the benefit of the ESOP Participants and provided further that in no event shall any portion of the amounts held in the Baraboo ESOP revert, directly or indirectly, to Midwest or any affiliate thereof or to AMCORE or any affiliate thereof.

          (c) AMCORE acknowledges and agrees that all participants in the Baraboo Federal Bank, FSB Profit Sharing 401K Plan (the "Baraboo Pension Plan") shall be fully vested as of the Effective Time in their accounts under the Baraboo Pension Plan. If AMCORE maintains a defined contribution plan subject to a favorable IRS letter as to its tax qualified status under
     Section 401(a) of the Code (the "AMCORE Plan") on or after the Effective Time, the Baraboo Pension Plan may be merged with and into AMCORE Plan. If such merger occurs or if Midwest employees otherwise become eligible to participate in the AMCORE Plan: (i) all participants in the Baraboo Pension Plan shall become participants in the AMCORE Plan; and (ii) each Midwest Employee's period of employment with Midwest or a Midwest Subsidiary shall be counted for all purposes under AMCORE Plan, including, without limitation, for purposes of eligibility and vesting. If the Baraboo Pension Plan is not merged into the AMCORE Plan within 12 months after the Effective Time, it shall be terminated and all participants offered the option of a lump-sum cash payment, subject to applicable provisions of the Code.

          (d) On and after the Effective Time, AMCORE shall maintain and continue without modification the payment of premiums for post-retirement Medicare supplement policies and medical insurance for the benefit of Mrs. Janet McArthur, Mrs. Robert Hirshinger, Mr. Emmett Brown, Mrs. Lorraine Brown and Mr. Gary E. Wegner, President and Chief Executive Officer of Midwest and the Bank (the "Post-Retirement Welfare Plan"). Other than those individuals specified in this Section 5.13(d), there are no persons eligible for benefits under the PostRetirement Welfare Plan. At or prior to December 31, 1997, Midwest shall properly record on its financial statements in accordance with GAAP an amount which is not less than $214,000 representing liabilities which have accrued in connection with the Post-Retirement Welfare Plan.

          (e) Subject to AMCORE's approval, which shall not be unreasonably withheld, Midwest and Bank shall be permitted to take whatever action they deem to be reasonably necessary to comply with the provisions of this Section, including without limitation, action necessary to provide that all account balances under the Baraboo ESOP and Baraboo Pension Plan shall be fully vested and nonforfeitable as of the Effective Time.

          (f) Without the prior written consent of AMCORE, which shall not be unreasonably withheld, and except as provided in Section 1.5 hereof, the Midwest Option Plan Committee shall not take any action after the date hereof pursuant to Section 12 of the 1992 Stock Option Plan or Section 6 of the 1997 Stock

     Option Plan. The foregoing sentence shall not be deemed to preclude the Midwest Option Plan Committee from making any determination regarding whether or not a change in control has occurred under Section 12(b) of the 1992 Stock Option Plan and Section 6(a) of the 1997 Stock Option Plan.

     5.14 Filing and Other Fees. All filing and other fees paid to the SEC, the OTS or any Government Entity in connection with the Merger and the transactions contemplated by this Agreement and the costs and expenses of printing and mailing the Proxy/Statement Prospectus shall be borne by AMCORE.

     5.15 Tax Treatment. Midwest shall use its best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Midwest shall not take or fail to take, and shall cause its Affiliates not to take or fail to take, any action, which action or failure to act would prevent, or be reasonably likely to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     5.16 Environmental Audits. AMCORE shall have the right to engage an environmental consulting engineering firm, reasonably acceptable to Midwest, to perform environmental site assessments of the Real Properties of Midwest or its Subsidiaries (collectively, the "Audited Properties") which shall satisfy the American Society of Testing and Materials "Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process" (ASTM
Designation: E-1527-93), except that such assessment shall also include a review of compliance with Environmental Laws (the "Environmental Audits"), and render reports of the Environmental Audits (the "Environmental Reports") to determine, to AMCORE's reasonable satisfaction, whether there are any indications or evidence that (i) any toxic substance has been stored, deposited, treated, recycled, used or accidentally or intentionally disposed of, discharged, spilled, released, dumped, emitted or otherwise placed on, under or at, or used in any construction on, any such Audited Property, (ii) any such Audited Property is contaminated by or contains any toxic substance or (iii) any violations of Environmental Laws have occurred or are likely to occur on any Audited Property. The scope of the Environmental Audits may also include any testing or sampling of materials to determine, to AMCORE's reasonable satisfaction, whether any clean up, removal, remedial action or other response ("Remediation Action") is required to bring the Audited Properties into material compliance with Environmental Laws or to eliminate any condition that could result in a material liability as a result of the ownership, lease, operation or use of any Audited Property, and the estimated cost of such Remediation Action (the "Remediation Costs"). All Environmental Audits shall initially be provided to AMCORE and Midwest in draft form. AMCORE shall require that the environmental consulting firm not disclose (except as required by law) any information in the Environmental Audits to anyone other than AMCORE and Midwest. AMCORE will use reasonable efforts to engage an environmental consulting engineering firm within fifteen (15) days of the date hereof and AMCORE will use reasonable efforts to cause the Environmental Audits to be completed within forty five (45) days of the date hereof. Midwest agrees to cooperate with AMCORE's environmental consultant. AMCORE shall be solely responsible for all costs associated with the Environmental Reports.

     5.17 Midwest Severance/Change in Control Agreements. AMCORE agrees to perform the terms of any contractual arrangements, including severance and change in control arrangements, as disclosed on Schedule 3.18(a) of the Midwest Disclosure Schedules and as in effect on the date hereof. AMCORE agrees that the transactions contemplated by this Agreement and the Plan of Merger constitute a change in control of Midwest for purposes of any severance or change in control arrangements referred to above.

     5.18 Current Information. During the period from the date of this Agreement to the Effective Time, Midwest will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than monthly) with representatives of AMCORE and to report (i) the general status of the ongoing operations of Midwest and the Midwest Subsidiaries and
(ii) the status of, and the action proposed to be taken with respect to, those loans held by Midwest or any of the Midwest Subsidiaries which, individually or in combination with one or more other loans to the same borrower thereunder, have an original principal amount of $800,000 or more and are non-performing assets. Midwest will promptly notify AMCORE of any material change in the normal course of business or in the operation of the properties of Midwest or any of the Midwest Subsidiaries and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving Midwest or any of the Midwest Subsidiaries, and will keep AMCORE fully informed of such events.

     5.19 Certain Revaluations, Changes, and Adjustments. On or before the Effective Time, upon the request of AMCORE, Midwest shall, consistent with generally accepted accounting principles, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied consistently on a mutually satisfactory basis with those of AMCORE and establish such accruals and reserves as shall be necessary to reflect Merger-related expenses and costs incurred by Midwest, provided, however, that Midwest shall not be required to take such action (a) more than five (5) days prior to the Effective Time; (b) unless AMCORE agrees in writing that all conditions to closing set forth in Section 6.2 have been satisfied or waived; and (c) unless Midwest shall have received a written waiver by AMCORE of its right to terminate this Agreement, and no accrual or reserve made by Midwest or any of the Midwest Subsidiaries pursuant to this Section 5.19, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

     5.20 Accountant's Letter. At the request of AMCORE, Midwest shall use its best efforts to cause to be delivered to AMCORE "cold comfort" letters of McGladrey & Pullen, LLP, Midwest's independent public accountant, dated the date on which the Registration Statement shall become effective and the Effective Time, respectively, and addressed to AMCORE, reasonably customary in form, scope, and substance for letters delivered by independent public accountants in connection with the procedures undertaken by them with respect to the financial statements and other financial information of Midwest contained in registration statements similar to the Registration Statement and the other matters contemplated by AICPA Statement No. 72 and customarily included in comfort letters relating to transactions similar to transactions such as those contemplated by this Agreement and the Plan of Merger.

     5.21 Dissent Process. Midwest will give to AMCORE prompt notice of any written notice relating to the exercise of dissenters' rights granted under the WBCL, including the name of the dissenting stockholder and the number of shares of Midwest Common Stock to which the dissent relates. AMCORE will have the right to participate in all negotiations and proceedings relating thereto, and exceptions required by law. Midwest will not make any payment with respect to, or settle or offer to settle, any appraisal demands without AMCORE's prior written consent.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

     6.1 Conditions Precedent to Obligations of AMCORE and Acquisition
Corp. Unless the conditions are waived by AMCORE or Acquisition Corp., all obligations of AMCORE and Acquisition Corp. under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

          (a) Representations and Warranties; Performance of Agreements. The representations and warranties of Midwest contained in Article III of this Agreement, or in any documents, certificates, schedules or exhibits delivered by, or on behalf, of Midwest to AMCORE pursuant to this Agreement shall be true and correct as of this date and shall be true and correct at the Closing as though made on and as of the Closing Date, and Midwest shall have performed in all material respects all agreements herein required to be performed by it on or prior to the Closing.

          (b) Closing Certificate. AMCORE shall have received a certificate signed by the Chief Executive Officer of Midwest, dated as of the Closing Date, certifying in such detail as AMCORE may reasonably request, as to the fulfillment of the conditions to the obligations of AMCORE as set forth in this Agreement and required to be fulfilled by Midwest on or before the Closing.

          (c) Regulatory and Other Approvals. AMCORE shall have obtained the approval of all appropriate regulatory entities of the transactions contemplated by this Agreement and the Plan of Merger, all required regulatory waiting periods shall have expired, and there shall be pending on the Closing Date no motion for rehearing or appeal from such approval or any suit or action seeking to enjoin the transaction provided for herein or to obtain substantial damages in respect of them.

          (d) Approval of Merger and Delivery of Agreement. This Agreement, the Plan of Merger and the transactions contemplated therein shall have been approved by the shareholders of Midwest in accordance with applicable law and the Articles of Incorporation and Bylaws of Midwest, and the proper officers of Midwest shall have executed and delivered to AMCORE copies of this Agreement, the Plan of Merger and articles of merger, in form suitable for filing with the WDFI, and shall have executed and delivered all such other certificates, statements or other instruments as may be necessary or appropriate to effect such filings.

          (e) Effectiveness of the Registration Statement. The Registration Statement shall have become effective with respect to the shares of common stock of AMCORE to be issued in the Merger, no stop order suspending the effectiveness of such Registration Statement shall have been issued, no proceeding for that purpose shall have been instituted or threatened, and all requests for additional information on the part of the SEC shall have been complied with to AMCORE's satisfaction.

          (f) No Litigation with Respect to Transactions. At the Closing Date, no suit, action, or proceeding shall be pending or overtly threatened, and no liability or claim shall have been asserted against Midwest or any Midwest Subsidiary that has not been disclosed in Schedule 3.11 (a) involving any of the assets, properties, business, or operations of Midwest or its Subsidiaries that would reasonably be expected to have a Material Adverse Effect, or (b) before any court or other governmental agency by the federal or any state government in which it is or will be sought to restrain or prohibit the consummation of the Merger.

          (g) Opinion of Counsel. AMCORE shall have received an opinion of Schiff Hardin & Waite, counsel for Midwest, dated as of the Closing Date, and in form and substance satisfactory to AMCORE and its counsel as follows:

             (i) Midwest is a corporation validly existing under the laws of the State of Wisconsin and has the corporate power to own all of its properties and assets and to carry on its business as it is now being conducted as described in the Registration Statement. Midwest is a registered savings and loan holding company under the Home Owners' Loan Act.

             (ii) The Bank is validly existing as a savings association under the laws of the United States of America and has the corporate power to own all of its properties and assets and carry on its business as now being conducted as described in the Registration Statement.

             (iii) Each of the Midwest Subsidiaries (other than the Bank) is a corporation validly existing under the laws of its respective jurisdiction of incorporation and each has the corporate power to own all of its properties and to carry on its business as it is now being conducted as described in the Registration Statement.

             (iv) The authorized capitalization of Midwest consists of (i) 4,000,000 shares of common stock, $.01 par value per share, of which 1,627,674 shares are issued and outstanding and 442,324 shares are held in the treasury; and (ii) 1,000,000 shares of preferred stock, $.01 par value per share, of which no shares are issued and outstanding. All such issued shares of common stock have been duly authorized and validly issued and are fully paid and nonassessable (except with respect to assessability as provided in Section 180.0622(2)(b) of the WBCL). To the best of counsel's knowledge, except for the rights of AMCORE under this Agreement and the Plan of Merger and except for the Outstanding Midwest Options, there are no options, agreements, contracts or other rights in existence to purchase or acquire from Midwest any shares of capital stock of Midwest.

             (v) Midwest has full corporate power and authority to execute and deliver the Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby. The execution and delivery and performance of the Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Midwest, and in the case of the Agreement and Plan of Merger, by the shareholders of Midwest, these being the only corporate authorizations required under the Articles of Incorporation and Bylaws of Midwest and the WBCL. The Agreement and the Plan of Merger have been duly and validly executed and delivered by Midwest and constitute valid and binding obligations of Midwest, enforceable against Midwest in accordance with their respective terms.

             (vi) The execution, delivery and performance by Midwest of the Agreement and the Plan of Merger does not violate the Articles of Incorporation or Bylaws of Midwest.

             (vii) No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the execution and delivery by Midwest of the Agreement and the Plan of Merger and the consummation by Midwest of the Merger and the other transactions contemplated thereby that have not been received or obtained as of the date hereof, except where the failure to obtain such consent or approval or to make such filing or registration will not have or be reasonably likely to have a Material Adverse Effect on Midwest.

             (viii) To the best of counsel's knowledge, there are no actions, suits or proceedings, pending or threatened against or affecting Midwest or the Midwest Subsidiaries, at law or in equity or before or by any governmental department, commission, board, bureau, agency or instrumentality, or before any arbitrator of any kind which, in the opinion of counsel, based upon such knowledge, if the relief sought in the pleadings in such actions, suits and proceedings were granted or if the threatened claims were accrued in full, are likely to have a Material Adverse Effect on Midwest.

     In rendering its opinion, such counsel may rely as to matters of fact upon such certificates of the officers of Midwest or Midwest Subsidiaries, governmental officials and, with respect to paragraph (v) above, certificates of third parties specified in its opinion, as such counsel deems appropriate. Such counsel need express no opinion as to the adequacy of the Registration Statement or Proxy Statement/Prospectus.

          (h) No Adverse Changes. Between the date of this Agreement and the Closing Date, the business of Midwest and the Bank, taken as a whole, shall have been conducted in the ordinary course consistent with in all respects prudent banking practices, and there shall not have occurred any material adverse change or any condition, event, circumstance, fact or occurrence (other than general economic or competitive conditions), other than as provided in this Agreement, that may reasonably be expected to result in a material adverse change in the business, properties, financial condition, loan portfolio, operations or prospects of Midwest or the Bank, considered as a whole. Neither Midwest nor the Bank, taken as a whole, shall have any contingent liabilities outside the ordinary course of business.

          (i) Consents. Midwest and the Bank shall have obtained all such written consents, permissions and approvals as required under any agreements, contracts, appointments, indentures, plans, trusts or other arrangements with third parties required to effect the transactions contemplated by this Agreement and the Plan of Merger.

          (j) Dissenting Shareholders. The holders of not more than three percent of the Midwest Shares shall have given written demand for dissenter's rights in accordance with the WBCL.

          (k) Affiliate Letters; Shareholder Voting Agreements. Not later than 30 days following the date of execution of this Agreement, AMCORE shall have received letters, substantially in the form attached hereto as Exhibit C, from each of the directors, principal officers and holders of five percent (5%) or more of the outstanding shares of the Midwest Common Stock (except for any holders of five percent (5%) or more of the outstanding shares of Midwest Common Stock from whom Midwest, despite its best efforts, was unable to obtain such letters) and from any person who, in the opinion of counsel for Midwest, may be deemed to be "affiliates" with the meaning of Rule 145 under the Securities Act or SEC Staff Accounting Bulletin No. 65, pursuant to which such affiliates shall agree, among other things, not to make any sale, transfer or other disposition of (a) shares of capital stock of Midwest or AMCORE within 30 days prior to the Merger, and (b) shares of common stock of AMCORE issued in the Merger prior to the publication by AMCORE of the financial results of the combined operations of AMCORE and

     Midwest covering a period of at least 30 days after the Merger. On or before November 18, 1997, AMCORE shall have received a Shareholder Voting Agreement, in the form attached as Exhibit A, executed by each shareholder of the Company identified in Schedule 3.25 who is a director of Midwest, Gary E. Wegner and Scott D. Huedepohl.

          (l) Other Documents. AMCORE shall have received at the Closing all such other documents, certificates or instruments as it may have reasonably requested evidencing compliance by Midwest with the terms of this Agreement and the Plan of Merger.

          (m) Updated Statements. Midwest shall have provided to AMCORE any information necessary to make the Representations and Warranties set forth in Article III true and correct as of the Closing Date (the "Midwest Updated Statements") and none of such Midwest Updated Statements shall reflect a material adverse change from the Midwest Representations and Warranties made as of the date of this Agreement.

          (n) Good Standing Certificates. AMCORE shall have received statements from the appropriate officials of the State of Wisconsin, certifying to the effect that each of Midwest and its Subsidiaries is a corporation validly existing, in active status, in good standing or the like, and a certificate of existence from the Office of Thrift Supervision stating that the Bank is validly existing under the laws of the United States, each dated within fifteen (15) business days prior to the Closing Date.

          (o) Accountant's Letter. Midwest shall have caused to be delivered to AMCORE letters from the Midwest's independent public accountants, as provided in Section 5.20 hereof, dated the date on which the Registration Statement or last amendment thereto shall become effective, and dated the date of the Closing, and addressed to AMCORE and Midwest, with respect to Midwest's consolidated financial position and results of operation, reasonably customary in form, scope, and substance for letters delivered by independent public accountants in connection with the information of Midwest contained in the Registration Statement and the other matters contemplated by AICPA Statement No. 72 and customarily included in comfort letters relating to transactions similar to those contemplated by the Agreement and the Plan of Merger.

          (p) 1997 Audited Financial Statements. If the Closing Date shall occur on or after February 15, 1998, Midwest shall have delivered to AMCORE audited consolidated financial statements as of and for the fiscal year ended December 31, 1997, that (i) are prepared in accordance with GAAP consistently applied, (ii) fairly reflect the financial positions of Midwest and its Subsidiaries, as of such date, and the results of operations of Midwest and its Subsidiaries, for the period ended on such date, and (iii) reflect in accordance with GAAP consistently applied, adequate provision for, or reserves against, the possible loan losses of Midwest and its Subsidiaries.

     6.2 Conditions Precedent to Obligations of Midwest. Unless the conditions are waived by Midwest, all obligations of Midwest under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

          (a) Representations and Warranties; Performance of Agreements. The representations and warranties of AMCORE and Acquisition Corp. contained in
     Article IV of this Agreement, or in any documents, certificates, schedules or exhibits delivered by them, or on their behalf to Midwest pursuant to this Agreement shall be true and correct as of this date and shall be true and correct at the Closing as though made on and as of the Closing Date, and AMCORE and Acquisition Corp. shall have performed in all material respects all agreements herein required to be performed by them on or prior to the Closing.

          (b) Closing Certificate. Midwest shall have received a certificate signed by the Chief Executive Officer of AMCORE, dated as of the Closing Date, certifying in such detail as Midwest may reasonably request, as to the fulfillment of the conditions to the obligations of Midwest as set forth in this Agreement and required to be fulfilled by AMCORE or Acquisition Corp. on or before the Closing.

          (c) Regulatory and Other Approvals. AMCORE shall have obtained the approval of all appropriate regulatory entities of the transactions contemplated by this Agreement and the Plan of Merger; all required regulatory waiting periods shall have expired, and there shall be pending on the Closing Date no motion for rehearing or appeal from such approval or any suit or action seeking to enjoin the transaction provided for herein or to obtain substantial damages in respect of them.

          (d) Approval of Merger and Delivery of Agreement. This Agreement, the Plan of Merger and the transactions contemplated therein shall have been approved by AMCORE, as the sole shareholder of Acquisition Corp., in accordance with applicable law and the Articles of Incorporation and Bylaws of Acquisition Corp., and the proper officers of AMCORE and Acquisition Corp. shall have executed and delivered to Midwest copies of this Agreement, the Plan of Merger and articles of merger, in form suitable for filing with the WDFI, and shall have executed and delivered all such other certificates, statements or other instruments as may be necessary or appropriate to effect such filings.

          (e) Effectiveness of the Registration Statement. The Registration Statement shall have become effective with respect to the shares of common stock of AMCORE to be issued in the Merger, no stop order suspending the effectiveness of such Registration Statement shall have been issued, no proceeding for that purpose shall have been instituted or threatened, and all requests for additional information on the part of the SEC shall have been complied with to Midwest's satisfaction.

          (f) No Litigation with Respect to Transactions. At the Closing Date, no suit, action, or proceeding shall be pending or overtly threatened before any court or other governmental agency by the federal or any state government in which it is or will be sought to restrain or prohibit the consummation of the Merger.

          (g) Opinion of Counsel. AMCORE shall have received an opinion of Skadden, counsel for AMCORE, dated as of the Closing Date, and in form and substance satisfactory to Midwest and its counsel as follows.

             (i) AMCORE is a corporation validly existing and in good standing under the laws of the State of Nevada and has the corporate power to own all of its properties and assets and to carry on its business as it is now being conducted as described in the Registration Statement. Acquisition Corp. is a corporation duly organized and validly existing under the laws of the State of Wisconsin. AMCORE is a registered bank holding company under the BHCA.

             (ii) The shares of common stock of AMCORE deliverable pursuant to this Agreement and the Plan of Merger will be duly authorized and, upon issuance and delivery in accordance with the terms hereof and thereof, will be validly issued, fully paid, and nonassessable, with no liability attaching to the ownership thereof arising from AMCORE. The Registration Statement shall have become effective by an order of the SEC, there shall have been no stop order issued or threatened by the SEC that suspends the effectiveness of such Registration Statement and no proceeding shall have been commenced, pending, or overtly threatened for such purpose. The AMCORE Common Stock to be issued in the Merger shall have been qualified or exempted under all applicable state securities or blue sky laws, and shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance thereof.

             (iii) AMCORE and Acquisition Corp. have full corporate power and authority to execute and deliver the Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby. The execution and delivery and performance of the Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of AMCORE and Acquisition Corp., and, in the case of the Agreement and Plan of Merger, by AMCORE as the sole shareholder of Acquisition Corp., these being the only corporate authorizations required under the Articles of Incorporation and Bylaws of AMCORE and Acquisition Corp. and the WBCL. The Agreement and the Plan of Merger have been duly and validly executed and delivered by AMCORE and Acquisition Corp. and constitute valid and binding obligations of AMCORE and Acquisition Corp. enforceable against AMCORE and Acquisition Corp. in accordance with their respective terms.

             (iv) The execution, delivery and performance by AMCORE and Acquisition Corp. of the Agreement and the Plan of Merger does not violate the Articles of Incorporation or Bylaws of AMCORE or Acquisition Corp.

             (v) No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the execution and delivery by AMCORE or Acquisition Corp. of the Agreement and the Plan of Merger and the consummation by AMCORE and Acquisition Corp. of the Merger and the other transactions contemplated hereby and thereby, respectively, that have not been received or obtained as of the date hereof, except where the failure to obtain such consent or approval or to make such filing or registration will not have or be reasonably likely to have a Material Adverse Effect on AMCORE or Midwest.

     In rendering its opinion, such counsel may rely (i) as to matters of fact, upon such certificates of the officers of AMCORE or the AMCORE Subsidiaries or governmental officials as such counsel deems appropriate and (ii) as to matters of law, upon such opinions of local counsel as such counsel deems appropriate.

          (h) Fairness Opinion. Midwest shall have received from Edelman & Co., Ltd. a fairness opinion, updating as of the date of mailing of the Proxy Statement/Prospectus the opinion delivered on the date of this Agreement and in form and substance reasonably satisfactory to Midwest, to the effect that the Exchange Ratio is fair, from a financial point of view, to the shareholders of Midwest.

          (i) Tax Opinion. Midwest shall have received an opinion of their legal counsel, in form and substance reasonably satisfactory to it, dated as of the Effective Date, substantially to the effect that the Merger will constitute a tax free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

          (j) No Adverse Changes. Between the date of this Agreement and the Closing Date, there shall not have occurred any material adverse change or any condition, event, circumstance, fact or occurrence (other than general economic or competitive conditions) that may reasonably be expected to result in a material adverse change in the business, properties, financial condition, loan portfolio, operations or prospects of AMCORE.

          (k) Other Documents. Midwest shall have received at the Closing all such other documents, certificates or instruments as it may have reasonably requested evidencing compliance by AMCORE and Acquisition Corp. with the terms of this Agreement and the Plan of Merger.

          (l) Updated Statements. AMCORE shall have provided to Midwest any information necessary to make the Representations and Warranties set forth in Article IV true and correct as of the Closing Date (the "AMCORE Updated Statements") and none of such AMCORE Updated Statements shall reflect a material adverse change from AMCORE Representations and Warranties made as of the date of this Agreement.

                                  ARTICLE VII
                      TERMINATION, EXPENSES AND AMENDMENT

     7.1 Termination.  This Agreement may be terminated prior to the Effective
Time:

          (a) at any time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Midwest, by written agreement between AMCORE and Midwest, if the Board of Directors of each so determines;

          (b) at any time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Midwest, by either the Board of Directors of Midwest or the Board of Directors of AMCORE and Acquisition Corp. if (i) any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

          (c) by either the Board of Directors of Midwest or the Board of Directors of AMCORE and Acquisition Corp. if the Merger shall not have been consummated on or before August 31, 1998, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

          (d) by AMCORE if any approval of the shareholders of Midwest required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment or postponement thereof;

          (e) by Midwest, if the Board shall determine that a Transaction Proposal constitutes a Superior Proposal and the Board shall have received a written opinion of its outside counsel that the failure to accept such Superior Proposal could reasonably be expected to result in a breach of the fiduciary duties of the Board under applicable law; provided, however, that Midwest may not terminate this Agreement pursuant to this clause (e) unless:

             (i) five (5) business days shall have elapsed after delivery to AMCORE of a written notice of such determination by such Board and, during such 5 business day period, Midwest shall have informed AMCORE of the material terms and conditions and financing arrangements of such Transaction Proposal and the identity of the person or group making such Transaction Proposal, and

             (ii) at the end of such 5 day business period, such Board shall continue reasonably to believe that such Transaction Proposal constitutes a Superior Proposal and promptly thereafter Midwest shall enter into a definitive acquisition, merger or similar agreement to effect such Superior Proposal.

     Notwithstanding the foregoing, Midwest shall not have the right to terminate this Agreement pursuant to this subsection (e) unless it has simultaneously or previously paid the $1,000,000 fee owed to AMCORE pursuant to
Section 7.3(b) and confirms its obligation to reimburse AMCORE for its expenses pursuant to Section 7.3(c).

          (f) by Midwest, by written notice to AMCORE, if

             (i) there exists any material breach or breaches of the representations and warranties of AMCORE made herein, and such breaches shall not have been remedied within thirty (30) days after receipt by AMCORE of notice in writing from Midwest, specifying the nature of such breaches and requesting that they be remedied; or

             (ii) AMCORE shall have failed to perform and comply with, in all material respects, its agreements and covenants hereunder and such failure to perform or comply shall not have been remedied within thirty
        (30) days after receipt by AMCORE of notice in writing from Midwest, specifying the nature of such failure and requesting that it be remedied;

          (g) by AMCORE, by written notice to Midwest, if

             (i) there exists any material breach or breaches of the representations and warranties of Midwest made herein, and such breaches shall not have been remedied within thirty (30) days after receipt by Midwest of notice in writing from AMCORE, specifying the nature of such breaches and requesting that they be remedied;

             (ii) Midwest shall have failed to perform and comply with, in all material respects, its agreements and covenants hereunder and such failure to perform or comply shall not have been remedied within thirty
        (30) days after receipt by Midwest of notice in writing from AMCORE, specifying the nature of such failure and requesting that it be remedied;

             (iii) the Board of Directors of Midwest or any committee thereof:

                (A) shall withdraw or modify in any manner adverse to AMCORE its approval or recommendation of this Agreement, the Plan of Merger or the Merger,

                (B) shall fail to reaffirm such approval or recommendation upon AMCORE's request,

                (C) shall approve or recommend any Transaction Proposal, or shall not include its recommendation of this Agreement, the Plan of Merger or the Merger in the Proxy Statement/Prospectus (as defined in Section 3.5 hereof); or

                (D) shall resolve to take any of the actions specified in clause
           (A), (B) or (C); or

             (iv) the condition set forth in Section 6.2(h) hereof shall not have been fulfilled and Midwest shall not have waived such condition.

          (h) By written notice from AMCORE to Midwest delivered not later than forty-five (45) days of the date hereof, if AMCORE's good faith estimate of Remediation Costs based upon the Environmental Audits is $700,000 or more; provided, that AMCORE shall, upon such notice, provide Midwest with full and complete access to the Environmental Audits.

     7.2 Effect of Termination. Subject to Section 7.3, in the event of termination of this Agreement by Midwest or AMCORE pursuant to Section 7.1 there shall be no liability on the part of either Midwest or AMCORE or their respective officers or directors hereunder, except that Section 5.2(b), Section 5.17, Section 7.2 and Section 7.3 shall survive the termination.

     7.3 Termination Fee; Expenses.

          (a) Termination Fee Upon Breach or Willful Breach. If this Agreement is terminated at such time that this Agreement is terminable pursuant to one (but not both) of (A) Section 7.1(f)(i) or (ii), or (B) Section 7.1(g)(i) or (ii), then the breaching party shall promptly (but no later than five (5) business days after receipt of notice from the non-breaching party) pay to the non-breaching party in cash an amount equal to all out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement and the Plan of Merger (including, but not limited to, investment banker fees, attorneys' fees and any internal costs of due diligence); provided, however, that the amount of expenses which shall be so reimbursed shall not exceed $250,000; and provided, further, that, if this Agreement is terminated by a party as a result of a willful breach by the other party, the non-breaching party may pursue any remedies available to it at law or in equity and shall, in addition to its out-of-pocket expenses (which shall be paid as specified above and shall not be limited to $250,000), be entitled to recover such additional amounts as such non-breaching party may be entitled to receive at law or in equity.

          (b) Alternative Termination Fee. In the event that this Agreement is terminated (i) (A) by Midwest as provided in Section 7.1(e), (B) by AMCORE as provided in Section 7.1(g)(ii) as a result of Midwest's breach of
     Section 5.3, (C) by AMCORE as provided in Section 7.1(d) (following a failure of Midwest's shareholders to grant the necessary approval in
     Section 3.30), or as provided in Section 7.1(g)(iii) or (D) by AMCORE as provided in Section 7.1(g)(iv), and (ii) prior to, or contemporaneously with, such termination, there is a Transaction Proposal and prior to, or within 12 months of, such termination, Midwest shall have entered into a definitive agreement relating to such Transaction Proposal, then Midwest shall pay to AMCORE, in immediately available funds, an amount equal to $1,000,000 within ten (10) business days after demand for payment by AMCORE following such termination.

          (c) Expenses. In addition to any termination fee payable pursuant to paragraph (b) of this Section 7.3, the party paying such termination fee shall also be responsible for the other party's out-of-pocket expenses incurred in connection with the transactions contemplated by this Agreement and the Plan of Merger (including, but not limited to, investment banker's fees, attorneys' fees and any internal costs of due diligence); provided, however, that the amount of expenses which shall be so reimbursed shall not exceed $250,000. In the event that this Agreement shall be terminated and no termination fee is payable pursuant to paragraph (a) or (b) of this
     Section 7.3, each party shall bear its own expenses. If one party fails to promptly pay to any other party any fee due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate as published in the Wall Street Journal (Midwest Edition) from the date such fee was required to be paid.

     7.4 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Midwest; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Midwest, there may not be, without further approval of such shareholders, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered to the holders of Midwest Common Stock hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     7.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Midwest, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the holders of Midwest Common Stock hereunder other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

     8.1 Non-survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or the Plan of Merger (or in any instrument delivered pursuant to this Agreement, which shall terminate in accordance with its terms) shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time. Without by implication limiting the foregoing, none of the directors or officers of the parties hereto shall have any liability for any of the representations, warranties, covenants and agreements contained herein.

     8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     If to AMCORE or Acquisition Corp. addressed to:
                       Mr. John R. Hecht
                       Senior Vice President
                       AMCORE Financial, Inc.
                       501 Seventh Street
                       Rockford, Illinois 61104
                       Telephone: (815) 961-7171
                       Facsimile: (815) 961-3443
     with a copy to:
                       Mr. William R. Kunkel, Esq.
                       Skadden, Arps, Slate, Meagher & Flom (Illinois) 333 West Wacker Drive
                       Suite 2100
                       Chicago, Illinois 60606
                       Telephone: (312) 407-0700
                       Facsimile: (312) 407-0411

     If to Midwest, addressed to:
                       Mr. Gary E. Wegner
                       President and Chief Executive Officer
                       Midwest Federal Financial Corp.
                       1159 Eighth Street
                       Baraboo, Wisconsin 53913-0450
                       Telephone: (608) 356-7771
                       Facsimile: (608) 356-7869

     with a copy to:
                       Christopher J. Zinski, Esq.
                       Schiff Hardin & Waite
                       7200 Sears Tower
                       Chicago, Illinois 60606
                       Telephone: (312) 258-5548
                       Facsimile: (312 ) 258-5600

     8.3 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a section of or exhibit or schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No provision of this Agreement shall be construed to require Midwest, the Midwest Subsidiaries, AMCORE or AMCORE Subsidiaries or affiliates to take any action which would violate any applicable law, rule or regulation.

     8.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     8.5 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

     8.6 Governing Law. This Agreement and the exhibits attached hereto shall be governed and construed in accordance with the laws of the State of Wisconsin, without regard to any applicable conflicts of law.

     8.7 Publicity. Except as otherwise required by applicable law or the rules of The Nasdaq Stock Market or any other applicable securities exchange, neither Midwest nor AMCORE shall, nor shall Midwest or AMCORE permit the Midwest Subsidiaries or AMCORE Subsidiaries, respectively, to issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

     8.8 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of the parties under this Agreement shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in this
Section 8.9 and in Section 5.8, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     IN WITNESS WHEREOF, AMCORE, Acquisition Corp. and Midwest have executed this Agreement as of the day and year hereinabove first written.

                                          AMCORE FINANCIAL, INC.

                                          By: /s/  JOHN R. HECHT
                                            Name: John R. Hecht
                                            Title: Senior Vice President

                                          MF ACQUISITION CORP.

                                          By: /s/  JOHN R. HECHT
                                            Name: John R. Hecht
                                            Title: Senior Vice President

                                          MIDWEST FEDERAL FINANCIAL CORP.

                                          By: /s/  GARY E. WEGNER
                                            Name: Gary E. Wegner
                                            Title: President and Chief Executive
                                              Officer

                                                                       EXHIBIT A

                          SHAREHOLDER VOTING AGREEMENT

     SHAREHOLDER VOTING AGREEMENT, dated as of    --   , 1997 (this
"Agreement "), by and among the undersigned (hereinafter the "Shareholder "), Midwest Federal Financial Corp., a Wisconsin corporation (the "Company"), and AMCORE Financial, Inc., a Nevada corporation ("AMCORE ").

     WHEREAS, AMCORE, MF Acquisition Corp., a Wisconsin corporation and wholly owned subsidiary of AMCORE ("Newco"), and the Company, have, contemporaneously with the execution of this Agreement, entered into an Agreement and Plan of Reorganization, dated as of the date hereof (the "Merger Agreement "), which provides, among other things, that Newco shall be merged with and into the Company pursuant to the merger contemplated by the Merger Agreement (the "Merger "),

     WHEREAS, as of the date hereof, the Shareholder is the Beneficial Owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the
"Exchange Act ")) of    --   shares of common stock, no par value, of the
Company (the "Company Common Stock") and, if applicable,    --   options to
purchase shares of Company Common Stock under the Midwest Option Plans (as defined in the Merger Agreement) ("Company Options "), and

     WHEREAS, as a condition to the willingness of AMCORE to enter into the Merger Agreement, AMCORE has required that the Shareholder and the Company agree, and in order to induce AMCORE to enter into the Merger Agreement, the Shareholder and the Company have agreed, to enter into this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                     II-A-1

                                   ARTICLE I

                                VOTING OF SHARES

     Section I.1 Voting Agreement. The Shareholder hereby agrees to: (a) appear, or cause the holder of record on the applicable record date (the "Record Holder ") to appear, at any annual or special meeting of shareholders of the Company for the purpose of obtaining a quorum; (b) vote, or cause the Record Holder to vote, in person or by proxy, all of the shares of the Company Common Stock owned or with respect to which the Shareholder has or shares voting power and shares of Company Common Stock which shall, or with respect to which voting power shall, hereafter be acquired by the Shareholder (collectively, the "Shares ") in favor of the Merger, the Merger Agreement (as in effect on the date hereof) and the transactions contemplated by the Merger Agreement; (c) vote, or cause the Record Holder to vote, the Shares against any action, proposal or agreement that could reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement, or which could reasonably be expected to result in any of the conditions to the Company's obligations under the Merger Agreement not being fulfilled; and (d) vote, or cause the Record Holder to vote, such Shares against: (i) any extraordinary corporate transaction (other than the Merger), such as a merger, consolidation, business combination, reorganization, recapitalization or liquidation involving the Company or any of its subsidiaries; and (ii) a sale or transfer of a material amount of the assets of the Company or any of its subsidiaries (each of the events described in (i) and (ii) above as an "Alternative Transaction"). The Shareholder acknowledges receipt and review of a copy of the Merger Agreement. Notwithstanding any other provision of this Article I, the provisions of such
Article I shall not prohibit or restrain the Shareholder from complying with his fiduciary obligations as a director or officer of the Company.

     Section I.2 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in AMCORE any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership, and economic benefits of and relating to the Shares or Company Options shall remain and belong to the Shareholder, and AMCORE shall have no authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct the Shareholder in the voting of any of the Shares, except as otherwise expressly provided herein, or the performance of its duties or responsibilities as a shareholder of the Company.

     Section I.3 Evaluation of Investment. The Shareholder, by reason of its knowledge and experience in financial and business matters, believes itself capable of evaluating the merits and risks of the investment in shares of common stock, par value $0.22 per share, of AMCORE ("AMCORE Common Stock"), contemplated by the Merger Agreement.

     Section I.4 Documents Delivered. The Shareholder acknowledges receipt of copies of the following documents:

          (a) Merger Agreement and all exhibits thereto;

          (b) AMCORE's 1996 Annual Report (including Annual Report on Form 10-K for the year ended December 31, 1996);

          (c) AMCORE's Proxy Statement dated March 27, 1997; and

          (d) AMCORE's Quarterly Report for the quarter ended September 30, 1997 (including Report on Form 10-Q).

     Section I.5 Investment Purpose. The Shareholder hereby represents, warrants, and agrees that it is acquiring the shares of AMCORE Common Stock pursuant to the Merger Agreement solely for its own account, for investment, and not with a view to the distribution or resale thereof.

     Section I.6 No Inconsistent Agreements. The Shareholder hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, the Shareholder shall not enter into any voting agreement or grant a proxy or power of attorney with respect to the Shares which is inconsistent with this Agreement.

                                     II-A-2

                                   ARTICLE II

                            RESTRICTIONS ON TRANSFER

     Section II.1 Transfer of Title. (a) The Shareholder hereby covenants and agrees that the Shareholder will not, prior to the termination of this Agreement, either directly or indirectly, offer, agree or otherwise sell, assign, pledge, hypothecate, transfer, exchange, or dispose of any Shares or Company Options or any other securities or rights convertible into or exchangeable for shares of Company Common Stock, owned either directly or indirectly by the Shareholder or with respect to which the Shareholder has the power of disposition, whether now or hereafter acquired, other than pursuant to the Merger, without the prior written consent of AMCORE.

          (b) The Shareholder hereby agrees and consents to the entry of stop transfer instructions with the Company against the transfer of any Shares consistent with the terms of Section 2.1(a).

                                  ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER

     The Shareholder hereby represents and warrants to AMCORE as follows:

     Section III.1 Authority Relative to This Agreement. The Shareholder is competent to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Shareholder and, assuming the due authorization, execution and delivery by AMCORE and the Company, constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms except that (i) the enforceability hereof may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereinafter in effect affecting creditors' rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

     Section III.2 No Conflict. The execution and delivery of this Agreement by the Shareholder does not, and the performance of this Agreement by the Shareholder shall not result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Shareholder is a party or by which the Shareholder or the Shares or Company Options are bound or affected, except, in the case of each of the foregoing, for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance of the Shareholder of its obligations under this Agreement.

     Section III.3 Title to the Shares. The Shares held by the Shareholder are owned free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Shareholder's voting rights, charges and other encumbrances of any nature whatsoever and the Shareholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares.

                                   ARTICLE IV

                                 MISCELLANEOUS

     Section IV.1 Termination. This Agreement shall terminate upon the earliest to occur of (a) the termination of the Merger Agreement or (b) the Effective Time (as defined in the Merger Agreement).

     Section IV.2 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its

                                     II-A-3
specified terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms and provisions hereof in addition to any other remedy to which they are entitled at law or in equity.

     Section IV.3 Successors and Affiliates. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, legal representatives and assigns. If the Shareholder shall acquire ownership of, or voting power with respect to, any additional Shares in any manner, whether by the exercise of any Company Options or any securities or rights convertible into or exchangeable for shares of Company Common Stock, operation of law or otherwise, such Shares shall be held subject to all of the terms and provisions of this Agreement. Without limiting the foregoing, the Shareholder specifically agrees that the obligations of the Shareholder hereunder shall not be terminated by operation of law, whether by death or incapacity of the Shareholder or otherwise.

     Section IV.4 Entire Agreement. This Agreement constitutes the entire agreement among AMCORE, the Company and the Shareholder with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among AMCORE, the Company and the Shareholder with respect to the subject matter hereof.

     Section IV.5 Captions and Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in several counterparts, each of which shall constitute one and the same instrument.

     Section IV.6 Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     Section IV.7 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     Section IV.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

     Section IV.9 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission (provided that a confirmation copy is sent by another approved means) to the telecopier number specified below:

     If to Shareholder:
                       at the address set forth on the signature page hereto

     If to AMCORE or Newco:
                       Mr. John R. Hecht
                       Senior Vice President
                       AMCORE Financial, Inc.
                       501 Seventh Street
                       Rockford, Illinois 61104
                       Telecopy No. (815) 961-3443

                                     II-A-4
     with a copy to:
                       William R. Kunkel, Esq.
                       Skadden, Arps, Slate,
                       Meagher & Flom (Illinois)
                       333 West Wacker Drive
                       Suite 2100
                       Chicago, Illinois 60606-1285
                       Telecopy No. (312) 407-0411

     If to the Company:
                       Gary E. Wegner
                       President and Chief Executive Officer
                       Midwest Federal Financial Corp.
                       1159 Eighth Street
                       Baraboo, Wisconsin 53913-0450
                       Telecopy No. (608) 356-7869

     with a copy to:
                       Christopher J. Zinski, Esq.
                       Schiff Hardin & Waite
                       7200 Sears Tower
                       Chicago, Illinois 60606-6473
                       Telecopy No. (312) 258-5600

     Section IV.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Wisconsin regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

                                     II-A-5

     IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be duly executed on the date hereof.

                                          AMCORE FINANCIAL, INC.

                                          By:
                                          --------------------------------------
                                          Name: John R. Hecht
                                          Title: Senior Vice President

                                          MIDWEST FEDERAL FINANCIAL CORP.

                                          By:
                                          --------------------------------------
                                          Name: Gary E. Wegner
                                          Title: President and Chief Executive
                                          Officer

                                          --------------------------------------
                                          Name: [Shareholder]
                                          Title:
                                          Address:
                                          --------------------------------------

                                               ---------------------------------

                                               ---------------------------------

                                     II-A-6

                                                                       EXHIBIT B

                                 PLAN OF MERGER
                                    BETWEEN
                           MF ACQUISITION CORPORATION
                                      AND
                        MIDWEST FEDERAL FINANCIAL CORP.

     PLAN OF MERGER (this "Plan"), dated as of November 11, 1997, by and between MF Acquisition Corp., a Wisconsin corporation ("Acquisition Corp.") and wholly-owned subsidiary of AMCORE Financial, Inc., a Nevada corporation (the "AMCORE"), and Midwest Federal Financial Corp., a Wisconsin corporation ("Midwest").

     WHEREAS, AMCORE and Midwest have entered into an Agreement and Plan of Reorganization, dated November 11, 1997 (the "Agreement"), which sets forth the terms of the merger by which Acquisition Corp. will merge with and into Midwest (the "Merger"), the separate corporate existence of Acquisition Corp. will cease, and Midwest will be the surviving corporation (as such, the "Surviving Corporation") in the Merger;

     WHEREAS, Acquisition Corp. and Midwest have determined to enter into this Plan, pursuant to Section 1.1 of the Agreement; and

     WHEREAS, this Plan provides for the terms and conditions of the Merger and the mode for carrying the Merger into effect.

     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions herein contained, the parties hereto covenant and agree as follows.

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. Subject to the terms and conditions of the Agreement and this Plan, and in accordance with the Wisconsin Business Corporation Law (the "WBCL"), at the Effective Time (as defined in Section 1.2 hereof), Acquisition Corp. shall merge with and into Midwest, and Midwest shall survive the Merger and shall continue its corporate existence under the laws of the State of Wisconsin.

     1.2 Effective Date. The Merger shall be effective on a date, mutually agreed upon by the parties and specified in articles of merger to be filed with the Wisconsin Department of Financial Institutions (the "Effective Date"), which date shall be the date of filing of properly executed articles of merger with the Wisconsin Department of Financial Institutions (the "WDFI") in the manner provided for by the WBCL. The term "Effective Time" shall be the date and time when the Merger becomes effective, in accordance with this Section 1.2.

     1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 180.1106 of the WBCL.

     1.4 Effect on Capital Stock.

          (a) At the Effective Time, subject to Section 2.2, by virtue of the Merger and without any action on the part of Midwest, or the holder of any securities of Midwest, each share of common stock, $.01 par value per share, of Midwest (the "Midwest Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.4(c) and other than shares of Midwest Common Stock, the holders of which have validly demanded appraisal of such shares pursuant to Subchapter XIII of the WBCL and shall not have voted in favor or the Merger), shall be converted into the right to receive that number (the "Exchange Ratio") of fully paid and nonassessable shares of

                                     II-B-1
     common stock of AMCORE, $0.22 par value per share (the "AMCORE Common Stock"), to be determined by the Exchange Ratio, which shall be as follows:

             (i) In the event the AMCORE Average Price is less than $20.425, each share of Midwest Common Stock shall be exchanged for and converted into a number of shares of AMCORE Common Stock determined by dividing
        (A) $23.980 by (B) the AMCORE Average Price.

             (ii) In the event the AMCORE Average Price is greater than or equal to $20.425 but less than or equal to $27.00, each share of Midwest Common Stock shall be exchanged for and converted into 1.174 shares of AMCORE Common Stock.

             (iii) In the event the AMCORE Average Price is greater than $27.00, each share of Midwest Common Stock shall be exchanged for and converted into a number of shares of AMCORE Common Stock determined by dividing
        (A) $31.700 by (B) the AMCORE Average Price.

     For purposes hereof, the "AMCORE Average Price" shall mean the average of the daily closing prices of a share of AMCORE Common Stock as reported on the Nasdaq National Market during the period of twenty (20) trading days ending at the end of the third trading day immediately preceding the Shareholders Meeting provided for in the Agreement.

          (b) All of the shares of Midwest Common Stock converted into AMCORE Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Effective Time, and each certificate (each a "Midwest Common Stock Certificate") previously representing any such shares of Midwest Common Stock shall thereafter represent only the right to receive (i) a certificate representing the number of whole shares of AMCORE Common Stock (each an "AMCORE Common Stock Certificate") and (ii) cash in lieu of fractional shares into which the shares of Midwest Common Stock previously represented by such Midwest Common Stock Certificate have been converted pursuant to this Section 1.4 and Section 2.2. Midwest Common Stock Certificates previously representing shares of Midwest Common Stock shall be exchanged for AMCORE Common Stock Certificates representing whole shares of AMCORE Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Midwest Common Stock Certificates in accordance with Section 2.2, without any interest thereon. No dividends declared with respect to shares of AMCORE Common Stock shall be paid to the holder of any unsurrendered Midwest Common Stock Certificate until such holder shall have surrendered such Midwest Common Stock Certificate, at which time the holder shall be paid the amount of any dividends, without interest, that theretofore became payable with respect to the shares evidenced by such Midwest Common Stock Certificate.

          (c) At the Effective Time, all shares of Midwest Common Stock that are owned by Midwest as treasury stock or owned by AMCORE (other than shares of Midwest Common Stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties (any such shares, and shares of AMCORE Common Stock which are similarly held, whether held directly or indirectly by AMCORE or Midwest, as the case may be, being referred to herein as "Trust Account Shares")), if any, shall be canceled and shall cease to exist, and no stock of AMCORE or other consideration shall be delivered in exchange therefor. All shares of AMCORE Common Stock that are owned by Midwest or any Midwest Subsidiary (other than Trust Account Shares) shall become treasury stock of AMCORE.

          (d) The 1,000 shares of common stock, $0.01 par value per share, of Acquisition Corp., issued and outstanding immediately prior to the Effective Time (the "Acquisition Corp. Common Stock"), shall be converted into a like number of shares of Common Stock of the Surviving Corporation at the Effective Time.

          (e) There shall be included with each share of AMCORE Common Stock issued in the Merger an equal number of any share purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of February 21, 1996 between AMCORE and Firstar Trust Company, as rights agent. All

                                     II-B-2
     references in this Plan to AMCORE Common Stock to be received pursuant to the Merger should be deemed to include the Rights.

     1.5 Articles of Incorporation. The Articles of Incorporation of Midwest, as in effect immediately prior to the Effective Time, shall be, from and after the Effective Time, the Articles of Incorporation of the Surviving Corporation, until thereafter amended as provided therein and under Wisconsin law.

     1.6 Bylaws. The Bylaws of Acquisition Corp., as in effect immediately prior to the Effective Time, shall be, from and after the Effective Time, the Bylaws of the Surviving Corporation, until thereafter amended as provided therein and under Wisconsin law.

     1.7 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that the Agreement and this Plan shall constitute a "plan of reorganization" for purposes of Section 368 of the Code.

     1.8 Board of Directors of the Surviving Corporation. The directors of Acquisition Corp. immediately prior to the Effective Time shall be, from and after the Effective Time, the directors of the Surviving Corporation to serve until his or her death, resignation or removal or until his or her successor is duly elected and qualified.

     1.9 The Closing. The consummation of the transactions contemplated by the Agreement and this Plan shall take place at a closing (the "Closing") to be held upon the satisfaction or waiver of all of the conditions to the Merger set forth in the Agreement and this Plan, which Closing shall take place at 10:00 a.m., local time, at the offices of Skadden, Arps, Slate, Meagher & Flom (Illinois) (or at such other place upon which the parties may agree), on a date mutually agreeable to the parties hereto but in no event later than the last business day of the month in which all of the conditions to the Merger set forth in the Agreement and in this Plan have been satisfied or waived (hereinafter referred to as the "Closing Date").

                                   ARTICLE II

                            EXCHANGE OF CERTIFICATES

     2.1 AMCORE to Make Shares Available. At or prior to the Effective Time, AMCORE shall deposit, or shall cause to be deposited, with Firstar Trust Company (the "Exchange Agent"), for the benefit of the holders of Midwest Common Stock Certificates, for exchange in accordance with this Article II, AMCORE Common Stock Certificates and cash in lieu of any fractional shares of AMCORE Common Stock (such cash and AMCORE Common Stock Certificates, together with any dividends or distributions with respect thereto paid after the Effective Time, being hereinafter referred to as the "Conversion Fund") to be issued pursuant to
Section 1.4 and paid pursuant to Section2.2(a) in exchange for outstanding shares of Midwest Common Stock.

     2.2 Exchange of Certificates.

          (a) As soon as practicable after the Effective Time, and in no event later than ten (10) business days thereafter, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of one or more Midwest Common Stock Certificates a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Midwest Common Stock Certificates shall pass, only upon delivery of the Midwest Common Stock Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Midwest Common Stock Certificates in exchange for AMCORE Common Stock Certificates and any cash in lieu of fractional shares into which the shares of Midwest Common Stock represented by such Midwest Common Stock Certificate or Certificates shall have been converted pursuant to the Agreement and this Plan. Upon proper surrender of a Midwest Common Stock Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Midwest Common Stock Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a AMCORE Common Stock Certificate representing that number of whole shares of AMCORE Common Stock to which such holder of Midwest Common Stock shall have become entitled pursuant to the provisions of
     Section 1.4
                                     II-B-3
     hereof (after taking into account all shares of Midwest Common Stock then held by such holder), and (ii) a check representing the amount of any cash in lieu of fractional shares that such holder has the right to receive in respect of such Midwest Common Stock Certificate, and the Midwest Common Stock Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any cash in lieu of fractional shares payable to holders of Midwest Common Stock Certificates.

          (b) If any AMCORE Common Stock Certificate is to be issued in a name other than that in which the Midwest Common Stock Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Midwest Common Stock Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a AMCORE Common Stock Certificate in any name other than that of the registered holder of the Midwest Common Stock Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          (c) After the Effective Time, there shall be no transfers on the stock transfer books of Midwest of the shares of Midwest Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Midwest Common Stock Certificates are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for AMCORE Common Stock Certificates representing shares of AMCORE Common Stock as provided in this Article II.

          (d) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of AMCORE Common Stock shall be issued upon the surrender for exchange of Midwest Common Stock Certificates, no dividend or distribution with respect to AMCORE Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of the Surviving Corporation. In lieu of the issuance of any such fractional share, the Surviving Corporation shall pay to each former shareholder of Midwest who otherwise would be entitled to receive such fractional share an amount in cash determined by multiplying (i) the average of the last sales price for AMCORE Common Stock as reported on Nasdaq National Market for the twenty (20) trading days immediately preceding the fifth trading day prior to the Closing Date by
     (ii) the fraction of a share (rounded to the nearest tenth when expressed as an Arabic number) of AMCORE Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

          (e) Any portion of the Conversion Fund that remains unclaimed by the shareholders of Midwest for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation. Any shareholders of Midwest who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for the issuance of certificates representing shares of AMCORE Common Stock and the payment of cash in lieu of any fractional shares and any unpaid dividends and distributions on AMCORE Common Stock deliverable in respect of each share of Midwest Common Stock such shareholder holds as determined pursuant to the Agreement and this Plan, in each case, without any interest thereon. Notwithstanding the foregoing, none of AMCORE, Midwest, the Exchange Agent or any other person shall be liable to any former holder of shares of Midwest Common Stock, for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (f) In the event any Midwest Common Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Midwest Common Stock Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such person of a bond in such amount as the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Midwest Common Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Midwest Common Stock Certificate a AMCORE Common Stock Certificate representing the shares of

                                     II-B-4

     AMCORE Common Stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to the Agreement and this Plan.

                                  ARTICLE III

                             SHAREHOLDER APPROVALS

     3.1 AMCORE, as the owner of all of the outstanding shares of capital stock of Acquisition Corp., has caused the Agreement, this Plan and the Merger to be approved in accordance with the WBCL. Furthermore, Midwest shall call a meeting of its shareholders to be held as soon as reasonably practicable for the purpose of voting upon the Agreement and this Plan (the "Shareholders Meeting"), and, subject to the terms and conditions of the Agreement and this Plan, Midwest shall use reasonable efforts to cause such meeting to occur on the same date and shall use all reasonable efforts to obtain shareholder approval of the Agreement, this Plan and the Merger.

                                   ARTICLE IV

                               GENERAL PROVISIONS

     4.1 Termination. Notwithstanding anything herein to the contrary, in the event the Agreement shall have been terminated pursuant to Article VII thereof, this Plan shall automatically terminate.

     4.2 Counterparts. This Plan may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     4.3 Governing Law. This Plan shall be governed and construed in accordance with the laws of the State of Wisconsin, without regard to any applicable conflicts of law.

     4.4 Amendment. Subject to compliance with applicable law, this Plan may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Acquisition Corp. or Midwest, provided, however, that after any approval of the transactions contemplated by this Plan by the respective shareholders of Acquisition Corp. or Midwest, there may not be, without further approval of such shareholders, any amendment of this Plan that changes the amount or the form of the consideration to be delivered to the holders of Midwest Common Stock hereunder other than as contemplated by the Agreement and this Plan. This Plan may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                                     II-B-5

     IN WITNESS WHEREOF, Acquisition Corp. and Midwest have caused this Plan to be executed by their respective officers thereunto duly authorized as of the date first above written.

MF ACQUISITION CORP.                                        MIDWEST FEDERAL FINANCIAL CORP.

                By: /s/ JOHN R. HECHT                                      By: /s/ GARY E. WEGNER
-----------------------------------------------------       -----------------------------------------------------
                 Name: John R. Hecht                                        Name: Gary E. Wegner
                  Title: President                              Title: President and Chief Executive Officer

                                     II-B-6

                                                                       EXHIBIT C

                           [FORM OF AFFILIATE LETTER]

                                        , 19

AMCORE Financial, Inc.
501 Seventh Street
Rockford, Illinois 61104

Midwest Federal Financial Corp.
1159 Eighth Street
Baraboo, Wisconsin 53913-0450

     RE: AGREEMENT AND PLAN OF REORGANIZATION, DATED           , 1997, AMONG
         AMCORE FINANCIAL, INC., MF ACQUISITION CORP. AND MIDWEST FEDERAL FINANCIAL CORP.

Ladies and Gentlemen:

     Reference is made to the Agreement and Plan of Reorganization (the
"Agreement") dated as of           , 1997, by and among AMCORE Financial, Inc.,
a Nevada corporation ("AMCORE"), MF Acquisition Corp., a Wisconsin corporation and wholly-owned subsidiary of AMCORE ("Acquisition Corp.") and Midwest Federal Financial Corp., a Wisconsin corporation ("Midwest"), providing for the merger of Acquisition Corp. with and into Midwest (the "Merger"). Under the terms of the Agreement, all of the outstanding shares of common stock of Midwest, $0.01 par value (the "Midwest Common Stock"), will be converted into shares of common stock of AMCORE, $0.22 par value (the "AMCORE Common Stock").

     The undersigned has been advised that the issuance of shares of AMCORE Common Stock to the undersigned in connection with the Merger will be registered with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), on a Registration Statement on Form S-4 and that such registration will not cover any resale or other disposition of AMCORE Common Stock. The undersigned also has been advised that the undersigned may be deemed to be an affiliate of the AMCORE within the meaning of Rule 145 of the rules and regulations of the SEC under the Securities Act and that the shares of AMCORE Common Stock acquired by the undersigned in connection with the Merger may only be disposed of in conformity with the provisions hereof.

     The undersigned represents and warrants to and agrees with AMCORE, Acquisition Corp. and Midwest as follows:

          (a) The undersigned shall not sell, exchange, transfer or otherwise dispose of any shares of AMCORE Common Stock received by the undersigned in the Merger except (i) at such time as a registration statement under the Securities Act covering sales of such AMCORE Common Stock by the undersigned is effective, (ii) within the limits, and in accordance with the applicable provisions of, Rule 145 under the Securities Act, or (iii) in a transaction which, in the opinion of counsel for the undersigned or as described in a "no-action" or interpretive letter from the staff of the SEC, in each case satisfactory to AMCORE, is not required to be registered under the Securities Act. The undersigned acknowledges and agrees that AMCORE is under no obligation to register the sale, transfer or other disposition of such AMCORE Common Stock by the undersigned or on his or her behalf, or to take any other action necessary to make an exemption from registration available.

          (b) Notwithstanding the foregoing, the undersigned shall not sell, or in any other way reduce his or her risk relative to, any shares of (i) Midwest Common Stock during the period commencing thirty (30) days prior to the effective date of the Merger, or (ii) AMCORE Common Stock received by the undersigned in the Merger during the period beginning with the effective date of the Merger and ending on the date on which financial results covering at least thirty days of post-Merger combined operations of Midwest and AMCORE have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies.

                                     II-C-1

          (c) AMCORE shall not be bound by any attempted sale of any shares of AMCORE Common Stock by the undersigned, and AMCORE's transfer agent shall be given an appropriate stop transfer order and shall not be required to register any such attempted sale, unless the sale has been effected in compliance with the terms of this Letter Agreement. There will be placed on the certificate representing the shares of AMCORE Common Stock issued to the undersigned in the Merger, or any substitutions therefor, a restrictive legend stating in substance:

       "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF RULE 145(d), PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF WITHOUT COMPLIANCE WITH SAID RULE AND SECURITIES EXCHANGE COMMISSION ACCOUNTING RELEASES 130 AND 135."

          (d) The provisions of paragraphs (a), (b) and (c) hereof shall also apply to any securities that may be paid as a dividend or otherwise distributed on or with respect to, or issued or delivered in exchange or substitution for, shares of AMCORE Common Stock received in the Merger by the undersigned.

          [(e) The undersigned does not have any present plan or intention to sell or otherwise dispose of shares of AMCORE Common Stock received by the undersigned in the Merger. The undersigned undertakes to give prompt written notice to AMCORE, c/o John R. Hecht, Senior Vice President, if and as soon as, anytime after the date hereof and prior to or on the effective date of the Merger, the undersigned has a plan or intention to sell or otherwise dispose of shares of AMCORE Common Stock received by the undersigned in the Merger.] [To be included only in those letters furnished by 5% shareholders]

          (f) The undersigned has the capacity to enter into this Letter Agreement and to make the representations, warranties and agreements herein, and to perform the obligations of the undersigned hereunder. This Letter Agreement constitutes a valid and binding obligation of the undersigned, enforceable against the undersigned in accordance with its terms. This Letter Agreement shall be binding upon, and enforceable against, administrators, executors, personal representatives, donees, heirs, legatees and devisees of the undersigned, and any pledgee holding as collateral any shares of AMCORE Common Stock issued to the undersigned in the Merger, and any such person shall be required to acknowledge in writing the terms of this Letter Agreement.

     AMCORE agrees that the stop transfer instructions and legend referred to in paragraph (c) hereof will be promptly removed upon (i) the sale, exchange, transfer or other disposition of the AMCORE Common Stock received in the Merger in full compliance with the provisions of this Letter Agreement or (ii) two years after the effective date of the Merger, provided that, in the latter case, the undersigned is not an affiliate of AMCORE and adequate current public information with respect to AMCORE is then available, within the meaning of Rule 144(c) under the Securities Act. AMCORE agrees to publish the financial results referred to in paragraph (b) above no later than the date of filing of the first Quarterly Report on Form 10-Q or Annual Report on Form 10-K that, in the ordinary course, would include financial results for at least a thirty-day period following the effective date of the Merger. AMCORE further agrees that, promptly after publication of the financial results referred to in paragraph (b) above, the portion of such legend referencing Accounting Series Releases 130 and 135 shall be removed.

                                     II-C-2

     This Letter Agreement shall terminate concurrently with any termination of the Agreement in accordance with its terms.
                                          Very truly yours,

                                          --------------------------------------
                                          [Name]

Agreed to and accepted this  _________ day of  ___________________  , 1997.

AMCORE FINANCIAL, INC.

By:

Title:

MIDWEST FEDERAL FINANCIAL CORP.

By:

Title:

                                     II-C-3

                                                                       EXHIBIT D

                           ARTICLES OF INCORPORATION

     The undersigned, an individual, does hereby act as incorporator in adopting the following Articles of Incorporation for the purpose of organizing a business corporation (hereinafter called the "Corporation") pursuant to the provisions of the Wisconsin Business Corporation Law.

     FIRST: The Corporation is incorporated under the Wisconsin Business Corporation Law.

     SECOND: The name of the Corporation is

                              MF ACQUISITION CORP.

     THIRD: The total number of shares of stock that the Corporation shall have authority to issue is 1000 shares of Common Stock, each having a par value of $.01

     FOURTH: The street address of the initial registered office of the Corporation in the State of Wisconsin is 25 West Main Street, Madison, Wisconsin 53703.

     The name of the initial registered agent of the Corporation at the said registered office is CSC-Lawyers Incorporating Service Company.

     FIFTH: The name and the address of the incorporator are:

                       NAME                                     ADDRESS
                       ----                                     -------
                 M. Martha Sherry                         333 West Wacker Dr.
                                                               Suite 2100
                                                        Chicago, Illinois 60606

     SIXTH: The purpose for which the Corporation is organized is to engage in any lawful act or activity for which a corporation may be organized as provided in Section 180.0301 of the Wisconsin Business Corporation Law.

     SEVENTH: Except as may otherwise be provided by Section 180.0704 of the Wisconsin Business Corporation Law, and subject to the applicable requirements of that Section, action required or permitted by the Wisconsin Business Corporation Law to be taken at a shareholders' meeting may be taken without a meeting by shareholders who would be entitled to vote at a meeting those shares with voting power to cast not less than the minimum number or, in the case of voting by voting groups, the minimum numbers of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote were present and voted.

     EIGHTH: The Corporation shall, to the fullest extent permitted by the provisions of the Wisconsin Business Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said provisions from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said provisions, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent.

                                     II-D-1

     NINTH: The duration of the corporation shall be perpetual.

Signed on November 6 , 1997.

                                          /s/  M. MARTHA SHERRY

                                          --------------------------------------

                                          M. Martha Sherry, Incorporator

This document was drafted by

M. Martha Sherry
333 West Wacker Drive
Suite 2100
Chicago, Illinois 60606

                                     II-D-2

                                                                       ANNEX III

                       WISCONSIN BUSINESS CORPORATION LAW
                                SUBCHAPTER XIII
                               DISSENTERS' RIGHTS

     180.1301 DEFINITIONS. IN SS. 180.1301 TO 180.1331:

          (1) "Beneficial shareholder" means a person who is a beneficial owner of shares held by a nominee as the shareholder.

          (1m) "Business combination" has the meaning given in s. 180.1130(3).

          (2) "Corporation" means the issuer corporation or, if the corporate action giving rise to dissenters' rights under s.180.1302 is a merger or share exchange that has been effectuated, the surviving domestic corporation or foreign corporation of the merger or the acquiring domestic corporation or foreign corporation of the share exchange.

          (3) "Dissenter" means a shareholder or beneficial shareholder who is entitled to dissent from corporate action under s.180.1302 and who exercises that right when and in the manner required by ss. 180.1320 to 1328.

          (4) "Fair value", with respect to a dissenter's shares other than in a business combination, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. "Fair value", with respect to a dissenter's shares in a business combination, means market value, as defined in s.180.1130(9)(a) 1 to 4.

          (5) "Interest" means interest from the effectuation date of the corporate action until the date of payment, at the average rate currently paid by the corporate on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

          (6) "Issuer corporation" means a domestic corporation that is the issuer of the shares held by a dissenter before the corporate action.

     180.1302 RIGHT TO DISSENT. (1) Except as provided in sub (4) and s. 180.1008(3), a shareholder or beneficial shareholder may dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

             (a) Consummation of a plan of merger to which the issuer corporation is a party if any of the following applies:

                1. Shareholder approval is required for the merger by s.
           180.1103 or by the articles of incorporation.

                2. The issuer corporation is a subsidiary that is merged with its parent under s. 180.1104.

             (b) Consummation of a plan of share exchange if the issuer corporation's shares will be acquired, and the shareholder or the shareholder holding shares on behalf of the beneficial shareholder is entitled to vote on the plan.

             (c) Consummation of a sale or exchange of all, or substantially all, of the property of the issuer corporation other than in the usual and regular course of business, including a sale in dissolution, but not including any of the following:

                1. A sale pursuant to court order.

                2. A sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.

                                      III-1

             (d) Except as provided in sub. (2), any other corporate action taken pursuant to a shareholder vote to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that the voting or nonvoting shareholder or beneficial shareholder may dissent and obtain payment for his or her shares.

          (2) Except as provided in sub. (4) and s. 180.1008(3), the articles of incorporation may allow a shareholder or beneficial shareholder to dissent from an amendment of the articles of incorporation and obtain payment of the fair value of his or her shares if the amendment materially and adversely affects rights in respect of a dissenter's shares because it does any of the following:

             (a) Alters or abolishes a preferential right of the shares.

             (b) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

             (c) Alters or abolishes a preemptive right of the holder of shares to acquire shares or other securities.

             (d) Excludes or limits the right of the shares to vote on any matter or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

             (e) Reduces the number of shares owned by the shareholder or beneficial shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under s. 180.0604.

          (3) Notwithstanding sub. (1)(a) to (c), if the issuer corporation is a statutory close corporation under ss. 180.1801 to 180.1837, a shareholder of the statutory close corporation may dissent from a corporate action and obtain payment of the fair value of his or her shares, to the extent permitted under sub. (1)(d) or (2) or s. 180.1803, 180.1813(1)(d) or
     (2)(b), 180.1815(3) or 180.1829(1)(c).

          (4) Except in a business combination or unless the articles of incorporation provide otherwise, subs. (1) and (2) do not apply to the holders of shares of any class or series if the shares of the class or series are registered on a national securities exchange or quoted on the national association of securities dealers, inc., automated quotations system on the record date fixed to determine the shareholders entitled to notice of a shareholders meeting at which shareholders are to vote on the proposed corporate action.

          (5) Except as provided in s. 180.1833, a shareholder or beneficial shareholder entitled to dissent and obtain payment for his or her shares under ss. 180.1301 to 180.1331 may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder, beneficial shareholder or issuer corporation.

     180.1303 DISSENT BY SHAREHOLDERS AND BENEFICIAL SHAREHOLDERS. (1) A shareholder may assert dissenters' rights as to fewer than all of the shares registered in his or her name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of a shareholder who under this subsection asserts dissenters' rights as to fewer than all of the shares registered in his or her name are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

          (2) A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if the beneficial shareholder does all of the following:

             (a) Submits to the corporate the shareholder's written consent to the dissent not later than the time that the beneficial shareholder assets dissenters' rights.

             (b) Submits the consent under par. (a) with respect to all shares of which he or she is the beneficial shareholder.

     180.1320 NOTICE OF DISSENTERS' RIGHTS. (1) If proposed corporate action creating dissenters' rights under s. 180.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that

                                      III-2
shareholders and beneficial shareholders are or may be entitled to assert dissenters' rights under ss. 180.1301 to 180.1331 and shall be accompanied by a copy of those sections.

          (2) If corporate action creating dissenters' rights under s. 180.1302 is authorized without a vote of shareholders, the corporation shall notify, in writing and in accordance with s. 180.0141 [which is set forth below], all shareholders entitled to assert dissenters' rights that the action was authorized and send them the dissenters' notice described in s. 180.1322.

     180.1321 NOTICE OF INTENT TO DEMAND PAYMENT. (1) If proposed corporate action creating dissenters' rights under s. 180.1302 is submitted to a vote at a shareholder's meeting, a shareholder or beneficial shareholder who wishes to assert dissenters' rights shall do all of the following:

             (a) Deliver to the issuer corporation before the vote is taken written notice that complies with s. 180.0141 of the shareholder's beneficial shareholder's intent to demand payment for his or her shares if the proposed action is effectuated.

             (b) Not vote his or her shares in favor of the proposed action.

          (2) A shareholder or beneficial shareholder who fails to satisfy sub.
     (1) is not entitled to payment for his or her shares under ss. 180.1301 to 180.1331.

     180.1322 DISSENTERS' NOTICE. (1) If proposed corporate action creating dissenters' rights under s. 180.1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders and beneficial shareholders who satisfied s. 180.1321.

          (2) The dissenters' notice shall be sent no later than 10 days after the corporate action is authorized at a shareholders' meeting or without a vote of shareholders, whichever is applicable. The dissenters' notice shall comply with s. 180.0141 and shall include or have attached all of the following:

             (a) A statement indicating where the shareholder or beneficial must send the payment demand ad where and when certificates for certificated shares must be deposited.

             (b) For holders of uncertificated shares, an explanation of the extent to which transfer of the shares will be restricted after the payment demand is received.

             (c) A form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that whether he or she acquired beneficial ownership of the shares before that date.

             (d) A date by which the corporation must receive the payment demand, which may not be fewer than 30 days nor more than 60 days after the date on which the dissenters' notice delivered.

             (e) A copy of ss. 180.1301 to 180.1331.

     180.1323 DUTY TO DEMAND PAYMENT. (1) A shareholder or beneficial shareholder who is sent a dissenters' notice described in s. 180.1322, or a beneficial shareholder whose shares are held by a nominee who is sent a dissenters' notice described in s. 180.1322, must demand payment in writing and certify whether he or she acquired beneficial ownership of the shares before the date specified in the dissenters' notice under s. 180.1322(2)(c). A shareholder or beneficial shareholder with certificated shares must also deposit his or her certificates in accordance with the terms of the notice.

          (2) A shareholder or beneficial shareholder with certificated shares who demands payment and deposits his or her share certificates under sub.
     (1) retains all other rights of a shareholder or beneficial shareholder until these rights are canceled or modified by the effectuation of the corporate action.

          (3) A shareholder or beneficial shareholder with certificated or uncertificated shares who does not demand payment by the date set in the dissenters' notice, or a shareholder or beneficial shareholder with certificated shares who does not deposit his or her share certificates where required and by the date set in the dissenters' notice is not entitled to payment for his or her shares under ss. 180.1301 to 180.1331.

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

     180.1324 RESTRICTIONS ON UNCERTIFICATED SHARES. (1) The issuer corporation may restrict the transfer of uncertificated shares from the date that the demand for payment for those shares is received until the corporate action is effectuated or the restrictions released under s. 180.1326.

          (2) The shareholder or beneficial shareholder who asserts dissenters' rights as to uncertificated shares retains all of the rights of a shareholder or beneficial shareholder, other than those restricted under sub. (1), until these rights are canceled or modified by the effectuation of the corporate action.

     180.1325 PAYMENT. (1) Except as provided in s. 180.1327, as soon as the corporate action is effectuated or upon receipt of a payment demand, whichever is later, the corporation shall pay each shareholder or beneficial shareholder who has complied with s. 180.1323 the amount that the corporation estimates to be the fair value of his or her shares, plus accrued interest.

          (2) The payment shall be accompanied by all of the following:

             (a) The corporation's latest available financial statements, audited and including footnote disclosure if available, but including not less than a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any.

             (b) A statement of the corporation's estimate of the fair value of the shares.

             (c) An explanation of how the interest was calculated.

             (d) A statement of the dissenter's right to demand payment under s.
        180.1328 if the dissenter is dissatisfied with the payment.

             (e) A copy of ss. 180.1301 to 180.1331.

     180.1326 FAILURE TO TAKE ACTION. (1) If an issuer corporation does not effectuate the corporate action within 60 days after the date set under s.
180.1322 for demanding payment, the issuer corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertified shares.

          (2) If after returning deposited certificates and releasing transfer restrictions, the issuer corporation effectuates the corporate action, the corporation shall deliver a new dissenters' notice under s. 180.1322 and repeat the payment demand procedure.

     180.1327 AFTER-ACQUIRED SHARES. (1) A corporation may elect to withhold payment required by s. 180.1325 from a dissenter unless the dissenter was the beneficial owner of the shares before the date specified in the dissenters' notice under s. 180.1322(2)(c) as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

          (2) To the extent that the corporation elects to withhold payment under sub. (1) after effectuating the corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his or her demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under s. 180.1328 if the dissenter is dissatisfied with the offer.

     180.1328 PROCEDURE IF DISSENTER DISSATISFIED WITH PAYMENT OR OFFER. (1) A dissenter may, in the manner provided in sub. (2), notify the corporation of the dissenter's estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, less any payment received under s. 180.1325, or reject the offer under s. 180.1327 and demand payment of the fair value of his or her shares and interest due, if any of the following applies:

             (a) The dissenter believes that the amount paid under s. 180.1325 or offered under s. 180.1327 is less than the fair value of his or her shares or that the interest due is incorrectly calculated.

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

             (b) The corporation fails to make payment under s. 180.1325 within 60 days after the date set under s. 180.1322 for demanding payment.

             (c) The issuer corporation, having failed to effectuate the corporate action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set under s. 180.1322 for demanding payment.

          (2) A dissenter waives his or her rights to demand payment under this section unless the dissenter notifies the corporation of his or her demand under sub. (1) in writing within 30 days after the corporation made or offered payment for his or her shares. The notice shall comply with s. 180.0141.

     180.1330 COURT ACTION. (1) If a demand for payment under s. 180.1328 remains unsettled, the corporation shall bring a special proceeding within 60 days after receiving the payment demand under s. 180.1328 and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not bring the special proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

          (2) The corporation shall bring the special proceeding in the circuit court for the county where its principal office or, if none in this state, its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall bring the special proceeding in the county in the state in which was located the registered office of the issuer corporation that merged with or whose shares were acquired by the foreign corporation.

          (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the special proceeding. Each party to the special proceeding shall be served with a copy of the petition as provided in s. 801.14.

          (4) The jurisdiction of the court in which the special proceeding is brought under sub. (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. An appraiser has the power described in the order appointing him or her or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

          (5) Each dissenter made a party to the special proceeding is entitled to judgment for any of the following:

             (a) the amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation.

             (b) The fair value, plus accrued interest, of his or her shares acquired on or after the date specified in the dissenter's notice under
        s. 180.1322(2)(c), for which the corporation elected to withhold payment under s. 180.1327.

     180.1331 COURT COSTS AND COUNSEL FEES. (1)(a) Notwithstanding ss. 814.01 to 814.04, the court in a special proceeding brought under s. 180.1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court and shall assess the costs against the corporation, except as provided in par. (b).

             (b) Notwithstanding ss. 814.01 and 814.04, the court may assess costs against all or some of the dissenters, in amounts that the court finds to be equitable, to the extent that the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under s. 180.1328.

          (2) The parties shall bear their own expenses of the proceeding, except that, notwithstanding ss. 814.01 to 814.04, the court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts that the court finds to be equitable, as follows:

             (a) Against the corporation and in favor of any dissenter if the court finds that the corporation did not substantially comply with ss.
        180.1320 to 180.1328.

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

             (b) Against the corporation or against a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.

          (3) Notwithstanding sec.sec. 814.01 to 814.04, if the court finds that the services of counsel and experts for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel and experts reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

                                     * * *

     180.0141 NOTICE. (1) This section applies to notice that is required under this chapter and that is made subject to this section by express reference to this section.

        (2) (a) A person shall give notice in writing, except as provided in par. (b).

             (b) A person may give oral notice is oral notice is permitted by the articles of incorporation or bylaws and not otherwise prohibited by this chapter.

          (3) Except as provided in sec.180.0721(4) or unless otherwise provided in the articles of incorporation or bylaws, notice may be communicated in person, by telephone, telegraph, teletype, facsimile or other form of wire or wireless communication, or by mail or private carrier, and, if these forms of personal notice are impracticable, notice may be communicated by a newspaper of general circulation in the area where published, or by radio, television or other form of public broadcast communication.

          (4) Written notice to a domestic corporation or a foreign corporation authorized to transact business in this state may be addressed to its registered agent at its registered office or to the domestic corporation or foreign corporation at its principal office. With respect to a foreign corporation that has not yet filed an annual report under sec.180.1622, the address of the foreign corporation's principal office may be determined from its application for a certificate of authority.

        (5) (a) Except as provided in par. (b) and sec.sec.180.0807(2) and 180.0843(1), written notice is effective at the earliest of the following:

                1. When received.

                2. Five days after its deposit in the U.S. mail, if mailed postpaid and correctly addressed.

                3. On the date shown on the return receipt, if sent by registered or certified mail, return receipt requested, and the receipt is signed by or on behalf of the addressee.

                4. On the effective date specified in the articles of incorporation or bylaws.

             (b) Written notice by a domestic corporation or foreign corporation to its shareholder is effective when mailed and may be addressed to the shareholder's address shown in the domestic corporation's or foreign corporation's current record of shareholders.

             (c) Oral notice is effective when communicated.

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